Exhibit 2.1

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AGREEMENT AND PLAN OF MERGER

by and among

KALA PHARMACEUTICALS, INC.,

CERES MERGER SUB, INC.,

COMBANGIO, INC.

and,

SOLELY IN ITS CAPACITY AS COMPANY EQUITYHOLDER REPRESENTATIVE,

FORTIS ADVISORS LLC

Dated as of November 15, 2021

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3.26	Powers of Attorney	52
3.27	Data Privacy and Security	52
3.28	Disclosure	53
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		53
4.1	Organization, Standing and Power	53
4.2	Authority; No Conflict; Required Filings and Consents	53
4.3	Capitalization	54
4.4	Buyer Common Stock	54
4.5	SEC Filings; Financial Statements	54
4.6	Litigation	55
4.7	No Prior Activities	55
4.8	Compliance with Laws	55
4.9	Brokers; Schedule of Fees and Expenses	55
ARTICLE V CONDUCT OF BUSINESS		55
5.1	Operation of Business	55
5.2	Confidentiality	58
ARTICLE VI ADDITIONAL PRE-CLOSING AGREEMENTS		58
6.1	No Solicitation	58
6.2	Stockholder Consent or Approval	59
6.3	Access to Information	60
6.4	Closing Efforts; Legal Conditions to the Merger; Third-Party Consents	60
6.5	Public Disclosure	61
6.6	Notification of Certain Matters	61
6.7	280G Covenant	61
6.8	FIRPTA	62
6.9	Termination of 401(k) Plan	62
6.10	Required Financial Statements; Resale Registration Statement	62
6.11	Product Regulatory Meetings	65
ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		66
7.1	Conditions to Obligations of the Buyer and the Transitory Subsidiary	66
7.2	Conditions to Obligations of the Company	68
ARTICLE VIII INDEMNIFICATION		69
8.1	Indemnification by the Company Equityholders	69
8.2	Indemnification Claims	70
8.3	Survival of Representations and Warranties	73
8.4	Limitations	74
ARTICLE IX OTHER POST-CLOSING AGREEMENTS		77
9.1	Release	76
9.2	Indemnification	77
9.3	Tax Matters	78
ARTICLE X TERMINATION AND AMENDMENT		80
10.1	Termination	80
10.2	Effect of Termination	81
10.3	Fees and Expenses	81
10.4	Amendment	81

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10.5	Extension; Waiver	81
ARTICLE XI DEFINITIONS		82
ARTICLE XII MISCELLANEOUS		109
12.1	Notices	109
12.2	Entire Agreement	110
12.3	Third-Party Beneficiaries	110
12.4	Assignment	110
12.5	Severability	111
12.6	Counterparts and Signature	111
12.7	Interpretation	111
12.8	Governing Law	112
12.9	Remedies	112
12.10	Submission to Jurisdiction	112
12.11	WAIVER OF JURY TRIAL	113
12.12	Advance Waiver; Privilege	113
12.13	Non-Reliance	114

Exhibits:

Exhibit A	Form of Principal Stockholder Agreement
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C	Company Equityholder Representative Confidentiality Agreement
Exhibit D	Form of Certificate of Merger
Exhibit E	Form of Escrow Agreement
Exhibit F	Form of Investor Representation Letter
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Surrender Agreement
Exhibit I	Form of Written Consent

Schedules:

Schedule 2.6(a)	Estimated Closing Adjustment Statement
Schedule 7.1(h)	Required Consents
Schedule 7.1(j)	Affiliate Arrangements
Schedule 9.1	Director and Officer Indemnification Agreements
Schedule A	Principal Stockholders
Schedule B	Key Employees

Company Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 15, 2021 (the “Agreement Date”), by and among: Kala Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”); Ceres Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Buyer (the “Transitory Subsidiary”); Combangio, Inc., a Delaware corporation (the “Company”); and, solely for purposes of being bound by and receiving the benefits of, as applicable, Section 2.1, Section 2.4, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Article VIII, Article IX, Article X, Article XI and Article XII and solely in such Person’s capacity as the Company Equityholder Representative, Fortis Advisors LLC, a Delaware limited liability company (the “Company Equityholder Representative”).

RECITALS

WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that the Buyer acquire the Company;

WHEREAS, the acquisition of the Company by the Buyer shall be effected through the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the DGCL, as a result of which the Company shall become a wholly owned direct or indirect subsidiary of the Buyer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Buyer has entered into duly executed agreements in the form attached hereto as Exhibit A (the “Principal Stockholder Agreements”) with the stockholders of the Company identified on Schedule A (the “Principal Stockholders”);

WHEREAS, immediately following the execution of this Agreement, and as a condition to the willingness of the Buyer and the Company to enter into this Agreement, the Company shall seek and, upon obtaining, deliver to the Buyer Written Consents to approve the transactions contemplated by this Agreement duly executed by the Principal Stockholders and constituting the Company Stockholder Approval; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Buyer and the Company to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has entered into duly executed arrangements (collectively, the “Key Employee Agreements”) with each Company employee identified on Schedule B (collectively, the “Key Employees”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary, the Company and (solely for purposes of being bound by and receiving the benefits of, as applicable, Section 2.1, Section 2.4, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Article VIII, Article IX, Article X, Article XI and Article XII

and solely in such Person’s capacity as the Company Equityholder Representative) the Company Equityholder Representative agree as follows:

ARTICLE I

THE MERGER

1.1Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare or cause to be prepared the Certificate of Merger, and, immediately following the Closing, the Company shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL in order to give effect to the Merger. The Merger shall become effective at the Effective Time.

1.2Closing; Actions at the Closing.

(a)The Closing shall take place at 10:00 a.m., Eastern time, on the date hereof (the “Closing Date”) remotely via the electronic exchange of documents and signatures.

(b)At the Closing:

(i)the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 7.1;

(ii)the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 7.2; and

(iii)the Buyer shall make the payments contemplated by Section 2.1(d)(ii).

1.3Effects of the Merger. At the Effective Time (a) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company, with the Company continuing as the Surviving Corporation, and (b) the Company Certificate of Incorporation shall be amended and restated in its entirety to read as set forth on Exhibit B. In addition, the Buyer shall cause the by-laws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the by-laws of the Transitory Subsidiary as in effect immediately prior to the Effective Time, except that all references to the name of the Transitory Subsidiary therein shall be changed to refer to the name of the Company. The Merger shall have the effects set forth in Section 259 of the DGCL.

1.4Directors and Officers of the Surviving Corporation.

(a)The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

1.5Additional Action. The Surviving Corporation may, at any time from and after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary in order to consummate and give effect to the transactions contemplated by this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

2.1Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Company, any holder of Company Stock or any other Person:

(a)Capital Stock of the Transitory Subsidiary. Each share of the common stock, $0.001 par value per share, of the Transitory Subsidiary that is issued and outstanding as of immediately prior to the Effective Time shall be converted into and become one (1) fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

(b)Cancellation of Treasury Stock and Buyer-Owned Stock. Each share of Company Stock that is owned by the Company as treasury stock and each share of Company Stock that is owned by the Buyer, the Transitory Subsidiary or any other wholly-owned direct or indirect subsidiary of the Buyer as of immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor.

(c)Conversion of Company Stock. Subject to Section 2.2(b), each share of Company Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (i) shares of Company Stock referenced in Section 2.1(b) and (ii) Dissenting Shares) shall be converted into the right of the holder thereof to receive (in cash and Buyer Common Stock, as set forth in the Closing Date Allocation Schedule) (1) such share’s (A) Pro Rata Closing Cash Share of the Closing Cash Consideration and (B) Pro Rata Closing Stock Share of the Post-Closing Stock Consideration (valued at the Buyer Closing Stock Price)), plus (2) such share’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement.

(d)Closing Payment Certificate; Closing Date Payments.

(i)Prior to the Closing Date, the Company shall deliver to the Buyer: (A) the Closing Payment Certificate; (B) a pay-off letter in customary form and substance, reasonably satisfactory to the Buyer, duly executed by each Person to whom any Indebtedness is (or at the Closing will be) owed by the Company, the Surviving Corporation or any Subsidiary, which shall include a complete release of the Company, the Surviving Corporation and each Subsidiary from all Liens and Liabilities with respect to such Indebtedness, effective upon the discharge of such Indebtedness at the Closing; and (C) final invoices submitted by each Person to whom any Company Transaction Expenses are (or at the Closing will be) owed, which shall state that the amount invoiced thereby represents all Company Transaction Expenses payable to such Person with respect to the period through the Closing.

(ii)On the Closing Date, the Buyer shall make the following payments, in each case in the respective amounts set forth in the Closing Payment Certificate:

(A)to the Surviving Corporation, by wire transfer of immediately available funds, the portion of the Closing Cash Consideration payable in respect of Company Employee Equity Awards pursuant to Section 2.5;

(B)to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be deposited into the Escrow Account;

(C)to the Company Equityholder Representative, by wire transfer of immediately available funds, the Company Equityholder Representative Expense Amount;

(D)to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of the Closing Indebtedness, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Payment Certificate;

(E)to each Person specified in the Closing Payment Certificate as a recipient of payments in respect of Company Transaction Expenses that remain unpaid as of immediately prior to the Effective Time, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Payment Certificate; and

(F)to the Exchange and Paying Agent, the Closing Company Equityholder Consideration by wire transfer of immediately available funds.

(e)Escrow.

(i)Deposit of Escrow Funds.

(A)On the Closing Date, the Buyer will (in accordance with Section 2.1(d)(ii)(B)) deliver to the Escrow Agent the Escrow Amount to be held in escrow pursuant to the Escrow Agreement and to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Fund shall be held by the Escrow Agent and released by the Escrow Agent to the Surviving Corporation, the Exchange and Paying Agent or the Buyer, as applicable, in accordance with the terms of this Agreement and the Escrow Agreement.

(B)In connection with any payment of Contingent Consideration that becomes payable pursuant to Section 2.8(a) prior to the Escrow Release Date, the Buyer shall withhold a portion equal to the Escrow Percentage of the cash portion of such Contingent Consideration from the amount otherwise payable to the

Company Equityholders and deliver such withheld portion to the Escrow Agent to be held in escrow in the Escrow Account pursuant to the Escrow Agreement and to be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(ii)Any portion of the Escrow Fund disbursed pursuant to the Escrow Agreement for the benefit of the Company Equityholders shall be disbursed in accordance with this Section 2.1(e)(ii). A portion of such disbursed amount equal to the Pro Rata Share that is represented by each share of Company Stock converted pursuant to Section 2.1(c) shall be paid by the Escrow Agent to the Exchange and Paying Agent pursuant to the terms of the Escrow Agreement for payment to the holder thereof. A portion of such disbursed amount equal to the Pro Rata Share that is represented by each Company Equity Award shall be paid by the Escrow Agent to the Surviving Corporation pursuant to the terms of the Escrow Agreement for payment to the holder thereof (which amount shall be paid by the Surviving Corporation to such holder, subject to any applicable withholding as provided in Section 2.10). The Company Equityholder Representative shall, prior to any disbursement of funds for the benefit of Company Equityholders pursuant to this Section 2.1(e)(ii) and/or the Escrow Agreement, deliver to the Buyer a Post-Closing Disbursement Certificate in respect of such disbursement.

2.2Payment Fund. The procedures for exchanging outstanding shares of Company Stock and outstanding Company Equity Awards (other than Company Employee Equity Awards) for the consideration to be paid to the holders of such Company Stock or Company Equity Awards in connection with the Merger are as follows:

(a)Exchange and Paying Agent. The Exchange and Paying Agent shall, pursuant to instructions from the Buyer in accordance with the Exchange and Paying Agent Agreement and the Closing Date Allocation Schedule, deliver the amounts payable to the Company Equityholders (other than in respect of Company Employee Equity Awards) out of the Payment Fund upon deposit by the Buyer in accordance with Sections 2.1(d)(ii)(F), 2.7(c) and 2.9(a), (b) and (c). The Payment Fund shall be invested by the Exchange and Paying Agent as directed by the Buyer. The Payment Fund shall not be used for any purpose other than as specified in this Section 2.2(a).

(b)Exchange Procedures. The Buyer shall instruct the Exchange and Paying Agent to mail, no later than two (2) Business Days after the Effective Time, to each Company Equityholder (other than holders of Company Employee Equity Awards) of record (i) a Letter of Transmittal and (ii) instructions for effecting the exchange for the applicable Aggregate Consideration that is or may become payable with respect thereto pursuant to the terms of this Agreement. Upon delivery of a duly completed and executed Letter of Transmittal, and, with respect to holders of Company Equity Awards (other than holders of Company Employee Equity Awards), of a Surrender Agreement, such Company Equityholder shall be entitled to receive in exchange therefor (1) cash in an amount equal to the Closing Company Equityholder Consideration payable in respect of the shares of Company Stock reflected in such Letter of Transmittal, (2) following receipt of the Post-Closing Company Equityholder Consideration by the Exchange and Paying Agent, a number of shares of Buyer Common Stock equal to the Post-Closing Company Equityholder Consideration payable in respect of the shares of Company Stock or Company Equity Awards reflected in such Letter of Transmittal and (3) following receipt of any amounts in respect of Future Payments by the Exchange and Paying Agent, the

number of shares of Buyer Common Stock or cash payable in respect of the shares of Company Stock or Company Equity Awards reflected in such Letter of Transmittal, in each case as determined in accordance with Sections 2.1, 2.5, 2.7(c) and 2.9 and reflected on the Closing Date Allocation Schedule attached to the Closing Payment Certificate. If payment in respect of any such Company Stock or Company Equity Award is to be made to a Person other than the Company Equityholder of record for such Company Stock or Company Equity Award, it shall be a condition of payment that the Person requesting such payment shall have established to the reasonable satisfaction of the Buyer and the Exchange and Paying Agent that any transfer and other Taxes required by reason of such payment to a Person other than the record holder of such Company Stock or Company Equity Award have been paid or are not applicable and that such person is an Accredited Investor.

(c)No Further Ownership Rights in Company Stock or Company Equity Award. All consideration paid following the delivery of a duly completed and executed Letter of Transmittal, and, with respect to holders of Company Equity Awards, of a Surrender Agreement, reflecting shares of Company Stock or Company Equity Awards (including any Future Payments payable with respect thereto) in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to such shares of Company Stock or Company Equity Awards, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock which were outstanding as of immediately prior to the Effective Time.

(d)Termination of Payment Fund. Any amount deposited with the Exchange and Paying Agent that remains undistributed to the holders of Company Stock or Company Equity Awards until six (6) months after the applicable date of deposit for such amount shall be delivered to the Buyer (subject to abandoned property, escheat or similar Law), upon demand, and any holder of Company Stock or Company Equity Awards who is entitled to such amount under this Section 2.2 or any Future Payment shall (subject to Section 2.2(e)) be entitled to seek payment of such amount from the Buyer only as a general creditor thereof.

(e)No Liability. To the extent permitted by applicable Law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange and Paying Agent shall be liable to any Company Equityholder for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Letters of Transmittal, and, with respect to holders of Company Equity Awards, of Surrender Agreements, shall not have been delivered prior to the fourth (4th) anniversary of the Closing Date (or immediately prior to such earlier date on which the related consideration payable pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

2.3Dissenting Shares.

(a)Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or represent the right to receive any portion of the

Aggregate Consideration in accordance with Section 2.1, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive any portion of the Aggregate Consideration otherwise payable in respect thereof pursuant to this Agreement, without interest thereon.

(c)The Company shall give the Buyer (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not settle or make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless the Buyer shall have given its written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to such settlement, payment or settlement offer.

2.4Company Equityholder Representative.

(a)By their execution of a Principal Stockholder Agreement, a Surrender Agreement or the Letter of Transmittal, approval of the Merger and adoption of this Agreement and/or their acceptance of any consideration pursuant to this Agreement and without any further action of any of the Company Equityholders or the Company, the Company Equityholders hereby irrevocably (subject only to Section 2.4(e)) appoint, effective from and after the Closing, the Company Equityholder Representative as the true and lawful representative, attorney-in-fact and exclusive agent of the Company Equityholders under this Agreement and the Escrow Agreement in connection with the transactions contemplated by this Agreement, the Exchange and Paying Agent Agreement and the Escrow Agreement and in any litigation or arbitration involving this Agreement, the Exchange and Paying Agent Agreement or the Escrow Agreement. In connection therewith, the Company Equityholder Representative is authorized to do or refrain from doing all further acts and things, and to execute all such documents as the Company Equityholder Representative shall deem necessary or appropriate, and shall have the power and authority to:

(i)act for any or all of the Company Equityholders with regard to all matters pertaining to this Agreement, the Exchange and Paying Agent Agreement or the Escrow Agreement;

(ii)act for any or all of the Company Equityholders to transact matters of litigation pertaining to this Agreement;

(iii)execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Company Equityholder Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, the Exchange and Paying Agent Agreement or the Escrow Agreement, including delivering any update to or correction, amendment or modification of the Closing Date Allocation Schedule permitted by Section 2.7(a);

(iv)receive funds, make payments of funds, and give receipts for funds relating to the Company Equityholder Representative Expense Amount;

(v)do or refrain from doing, on behalf of any or all of the Company Equityholders, any further act or deed that the Company Equityholder Representative deems necessary or appropriate in the Company Equityholder Representative’s sole discretion relating to the subject matter of this Agreement, the Exchange and Paying Agent Agreement or the Escrow Agreement, in each case as fully and completely as any Company Equityholder could do if personally present;

(vi)give and receive all notices required to be given or received by the Company Equityholders under this Agreement, the Exchange and Paying Agent Agreement or the Escrow Agreement;

(vii)give any written direction to the Exchange and Paying Agent or the Escrow Agent;

(viii)agree to, dispute, negotiate and/or comply with the determination of the Final Closing Adjustment Statement, the Final Closing Adjustment Items and the Final Closing Adjustment pursuant to Section 2.6, and to agree to, dispute, negotiate, comply with and/or enter into settlement and compromises regarding any Contingent Consideration pursuant to Section 2.8;

(ix)agree to, dispute, negotiate, enter into settlements and compromises and/or comply with arbitration awards and court orders with respect to claims for indemnification made by any Buyer Indemnified Party under Article VIII; and

(x)receive service of process in connection with any claims under this Agreement, the Exchange and Paying Agent Agreement and/or the Escrow Agreement.

Notwithstanding the foregoing, the Company Equityholder Representative shall have no obligation to act on behalf of the Company Equityholders, except as expressly provided herein, in the Escrow Agreement and in the Company Equityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Company Equityholder Representative in any other ancillary agreement, schedule, exhibit or the Company Disclosure Schedule.

(b)All decisions and actions of the Company Equityholder Representative on behalf of the Company Equityholders under this Agreement, the Escrow Agreement or the Company Equityholder Representative Engagement Agreement, pursuant to the authority granted herein, shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Company Equityholders and such Company Equityholder’s successors as if expressly confirmed and ratified in writing by such Company Equityholder, no Company Equityholder shall have the right to object, dissent, protest or otherwise contest the same, and all defenses which may be available to any Company Equityholder to contest, negate or disaffirm the action of the Company Equityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Company Equityholder Representative Engagement Agreement are waived.

(c)At the Effective Time, (i) the Company Equityholder Representative shall enter into a confidentiality agreement with the Buyer in the form attached hereto as Exhibit C and (ii) the Buyer shall pay the Company Equityholder Representative Expense Amount to the Company Equityholder Representative, which Company Equityholder Representative Expense Amount shall be maintained by the Company Equityholder Representative in a segregated account and used for the purposes of paying directly or reimbursing the Company Equityholder Representative for any Company Equityholder Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Company Equityholder Representative Engagement Agreement, or as otherwise determined by the Advisory Group. The Company Equityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Company Equityholder Representative Expense Amount other than as a result of its gross negligence or willful misconduct. The Company Equityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Company Equityholder Representative Expense Amount and has no tax reporting or income distribution obligations. The Company Equityholders will not receive any interest on the Company Equityholder Representative Expense Amount and assign to the Company Equityholder Representative any such interest. Subject to Advisory Group approval, the Company Equityholder Representative may contribute funds to the Company Equityholder Representative Expense Amount from any consideration otherwise distributable to the Company Equityholders. The fees and expenses of the Company Equityholder Representative shall be borne by the Company Equityholders. Without limitation of the indemnity and other provisions of this Section 2.4, the Company Equityholder Representative shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of the Company Equityholder Representative’s duties (including the reasonable fees and expenses of counsel) under this Agreement from the Company Equityholder Representative Expense Amount and, if the remaining Company Equityholder Representative Expense Amount is insufficient to pay such expenses, from the first proceeds from any Future Payments otherwise available for distribution to the Company Equityholders. In no event shall the Buyer or the Surviving Corporation (or any of their respective Affiliates) be obligated to reimburse the Company Equityholder Representative for any such expenses. Upon the determination of the Company Equityholder Representative that retaining any portion of the Company Equityholder Representative Expense Amount is no longer necessary, the Company Equityholder Representative shall deliver any then remaining portion of the Company Equityholder Representative Expense Amount (the “Company Equityholder Representative Account Payment”) to the Buyer, which will promptly pay such amount to the Paying Agent and the Surviving Corporation for further distribution to the Company Equityholders pursuant to Section 2.7(c). The Company Equityholder Representative shall prior to any disbursement of funds for the benefit of Company Equityholders pursuant to this Section 2.4(c), deliver to the Buyer a Post-Closing Disbursement Certificate in respect of such disbursement. The Company Equityholder Representative shall hold and disburse the Company Equityholder Representative Expense Amount in trust for all of the Company Equityholders in accordance with this Agreement, and the Company Equityholder Representative Expense Amount shall not be used for any other purpose and shall not be available to the Buyer to satisfy any claims hereunder.

(d)From and after the Closing, the Company Equityholder Representative shall act for the Company Equityholders on all of the matters set forth in this Agreement, the Exchange and Paying Agent Agreement and the Escrow Agreement in the manner the Company Equityholder Representative believes to be in the best interest of the Company Equityholders. The Company Equityholder Representative is authorized to act on behalf of the Company Equityholders notwithstanding any dispute or disagreement among the Company Equityholders. In taking or refraining from taking any action as Company Equityholder Representative, the Company Equityholder Representative may reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Equityholder or other party and rely conclusively, without any further inquiry or investigation, upon: (i) the Closing Payment Certificate, (ii) any signature believed by it to be genuine, and (iii) any certification or confirmation, oral or written, given by any Person whom the Company Equityholder Representative reasonably believes to be authorized thereunto. The Company Equityholder Representative may, in all questions arising hereunder, under the Escrow Agreement or under the Company Equityholder Representative Engagement Agreement, rely on the advice of counsel, and the Company Equityholder Representative shall not be liable to any Company Equityholder for anything done, omitted or suffered in good faith by the Company Equityholder Representative based on such advice. The Company Equityholder Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Company Equityholder Representative. Certain Company Equityholders have entered into an engagement agreement (the “Company Equityholder Representative Engagement Agreement”) with the Company Equityholder Representative to provide direction to the Company Equityholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Company Equityholder Representative Engagement Agreement (such Company Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Company Equityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Company Equityholder Representative Group”) shall have any liability to any of the Company Equityholders for any act done or omitted in connection with the acceptance or administration of the Company Equityholder Representative’s responsibilities hereunder, under the Escrow Agreement or under the Company Equityholder Representative Engagement Agreement as Company Equityholder Representative while acting in good faith, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Company Equityholders acknowledge that the Company Equityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Company Equityholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Company Equityholder Representative shall not be required to take any action unless the Company Equityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Company Equityholder Representative against the costs, expenses and liabilities which may be incurred by the Company Equityholder Representative in performing such actions. The Company Equityholders shall indemnify, defend and hold harmless the Company Equityholder Representative Group from and against any and all loss, liability, claims, damages, fees, costs or expense (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Company Equityholder Representative Expenses”) incurred in good faith on the part of the Company Equityholder Representative and arising out of or in connection with the acceptance or administration of the Company Equityholder Representative’s duties hereunder, under the Escrow Agreement or under the Company Equityholder Representative Engagement Agreement. Any such claim for indemnification shall be satisfied first, from any then available portion of the remaining Company Equityholder Representative Expense Amount, second, if such amount is insufficient to satisfy any such loss, liability or expense, from the first proceeds from any Future Payments or other amounts otherwise available for distribution to the Company Equityholders and third, directly from the Company Equityholders.

(e)In the event the Company Equityholder Representative becomes unable to perform the Company Equityholder Representative’s responsibilities hereunder or resigns from such position, the Company Equityholders (acting by a written instrument signed by holders of Company Stock who held, as of immediately prior to the Effective Time, a majority (by voting power) of the then outstanding shares of Company Stock) shall select another representative to fill the vacancy of the Company Equityholder Representative, and such substituted representative shall be deemed to be the Company Equityholder Representative for all purposes of this Agreement. The Company Equityholder Representative may be removed only upon delivery of written notice to the Buyer and the Company Equityholder Representative signed by Persons who, as of immediately prior to the Effective Time, held a majority (by voting power) of the then outstanding shares of Company Stock; provided that no such removal shall be effective until such time as a successor Company Equityholder Representative shall have been validly appointed hereunder. The Company Equityholder Representative shall provide the Buyer prompt written notice of any replacement of the Company Equityholder Representative, including the identity and address of the new Company Equityholder Representative. Upon any replacement of the Company Equityholder Representative, the Company Equityholder Representative being replaced shall transfer to the new Company Equityholder Representative the balance of any unexpended Company Equityholder Representative Expense Amount if and to the extent the Company Equityholder Representative being replaced reasonably determines that any such amount is no longer required to be withheld. The immunities and rights to indemnification shall survive the resignation or removal of the Company Equityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(f)For all purposes of this Agreement:

(i)the Buyer shall be entitled to rely conclusively on the instructions and decisions of the Company Equityholder Representative as to the settlement of any disputes or claims under this Agreement, the Exchange and Paying Agent Agreement or the Escrow Agreement, or any other actions required or permitted to be taken by the Company Equityholder Representative hereunder, and no party hereunder or any Company Equityholder shall have any cause of action against the Buyer for any action taken by the Buyer in reliance upon the instructions or decisions of the Company Equityholder Representative;

(ii)the powers, immunities and rights to indemnification granted to the Company Equityholder Representative Group hereunder and the other provisions of this Section 2.4 are independent and severable, are irrevocable (subject only to Section 2.4(e)), are coupled with an interest, shall survive the death, incompetence, bankruptcy or liquidation of any Company Equityholder and shall be binding on any successor thereto, shall survive the delivery of an assignment by any Company Equityholder of the whole or any fraction of his, her or its interest in the Escrow Fund and shall be enforceable notwithstanding any rights or remedies that any Company Equityholder may have in connection with the transactions contemplated by this Agreement; and

(iii)the provisions of this Section 2.4 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Equityholder, and any references in this Agreement to a Company Equityholder shall mean and include the successors to the rights of each applicable Company Equityholder hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

2.5Treatment of Company Equity Awards.

(a)As of immediately prior to the Effective Time, each Company Option that is then outstanding (whether such Company Option is vested or unvested, but not to the extent it has theretofore been exercised) shall vest in full (if unvested in whole or in part) and shall be converted, in settlement and cancellation thereof, into the right to receive an amount equal to (i) such Company Option’s Pro Rata Closing Cash Share of the Closing Cash Consideration, less an amount in cash equal to the portion of the aggregate exercise price attributable to such Company Option settled in cash pursuant to this clause (i) as set forth in the Closing Date Allocation Schedule, plus (ii) such Company Option’s Pro Rata Closing Stock Share of the Post-Closing Stock Consideration, less a number of shares of Buyer Common Stock, calculated based on the Buyer Closing Stock Price, with an aggregate value equal to the portion of the aggregate exercise price attributable to such Company Option settled in stock pursuant to this clause (ii) as set forth in the Closing Date Allocation Schedule, plus (iii) such Company Option’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement, in each case subject to withholding as provided in Section 2.10; provided, however, that notwithstanding anything to the contrary herein, no portion of the Aggregate Consideration shall be payable to any holder of any such Company Option unless and until such holder shall have executed and delivered to the Buyer (A) a Surrender Agreement and (B) an Investor Representation Letter.

(b)Upon the conversion and cancellation of any Company Equity Award pursuant to this Section 2.5, such Company Equity Award shall no longer represent the right to acquire any shares of Company Stock or other Equity Interests of the Company, but shall entitle the holder thereof to receive only the consideration payable in respect thereof pursuant to this Section 2.5.

(c)Promptly after the date hereof, the Company shall provide to each holder of Company Equity Awards a letter describing the treatment of such Company Equity Awards pursuant to this Section 2.5.

(d)Subject to the Buyer’s (and, if applicable, the Exchange and Paying Agent’s) prior receipt from a holder of Company Equity Awards of (1) an Investor Representation Letter, (2) a Surrender Agreement and (3) in the case of holders of Company Equity Awards other than Company Employee Equity Awards, a Letter of Transmittal:

(i)the Buyer shall cause the Surviving Corporation or instruct the Exchange and Paying Agent, as applicable, to pay as promptly as practicable after the Effective Time to such holder the portion of the Closing Cash Consideration payable to such holder pursuant to this Section 2.5, subject to any applicable withholding as provided in Section 2.10, in accordance with the Closing Date Allocation Schedule;

(ii)the Buyer shall cause the Surviving Corporation or instruct the Exchange and Paying Agent, as applicable, to pay as promptly as practicable after the Post-Closing Stock Consideration Issuance Date to such holder the portion of the Post-Closing Stock Consideration payable to such holder pursuant to this Section 2.5, subject to any applicable withholding as provided in Section 2.10, in accordance with the Closing Date Allocation Schedule; and

(iii)the Buyer shall cause the Surviving Corporation or instruct the Exchange and Paying Agent, as applicable, to pay to such holder any amounts payable with respect to each Future Payment (subject to any applicable withholding as provided in Section 2.10) in accordance with Section 2.7 hereof.

(e)The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Equity Awards contemplated by this Section 2.5, including obtaining the consent from each holder of any Company Equity Award (unless such consent is not required under the terms of the applicable agreement, instrument or plan). The Company shall use its Reasonable Best Efforts to obtain, prior to Closing, (i) an Investor Representation Letter from each holder of a Company Equity Award, (ii) a Surrender Agreement, which shall be effective as of the Effective Time, duly executed by each holder of a Company Equity Award and (iii) in the case of holders of Company Equity Awards other than Company Employee Equity Awards, a Letter of Transmittal.

(f)The Buyer anticipates that each Company Option’s Pro Rata Share of the portion of all Future Payments that become payable pursuant to the terms of this Agreement will be treated and reported for all tax purposes as being subject to a substantial risk of forfeiture within the meaning of Treasury Regulation Section 1.409A-1(b)(4) until such amounts become due and payable under this Agreement and intends to pay any such amounts to the applicable holder of such Company Option entitled to such payments within the short-term deferral period within the meaning of Treasury Regulation Section 1.409A-1(b)(4)b)(4).

2.6Adjustment Before and After the Closing. The Estimated Closing Adjustment and the Final Closing Adjustment shall be determined as set forth below in this Section 2.6:

(a)The Company has prepared and delivered to the Buyer a statement (the “Estimated Closing Adjustment Statement”), attached hereto as Schedule 2.6(a), setting forth the Estimated Closing Adjustment, including a good faith estimate of (i) the unaudited consolidated balance sheet of the Company and the Subsidiaries and (ii) each of the Closing Adjustment Items, each as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date, together with all relevant backup materials, in detail reasonably acceptable to the Buyer. The Estimated Closing Adjustment Statement has been prepared in accordance with the applicable definitions in this Agreement and GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in the Company Financial Statements (to the extent consistent with GAAP). Schedule 2.6(a) attached hereto reflects the estimated amounts as of the date of this Agreement of the Closing Adjustment Items included in the Estimated Closing Adjustment Statement.

(b)Not later than 60 calendar days after the Closing Date, the Buyer shall deliver to the Company Equityholder Representative the Closing Adjustment Statement, including a consolidated balance sheet of the Company and the Subsidiaries as of as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date. The Closing Adjustment Statement and such consolidated balance sheet shall be prepared in accordance with the applicable definitions in this Agreement and GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in the Company Financial Statements (to the extent consistent with GAAP). The Closing Adjustment Statement delivered pursuant to this Section 2.6(b) shall be accompanied by a statement setting forth the amount, if any, by which the total of the Closing Adjustment Items is greater than, or less than, the Estimated Closing Adjustment. The Closing Adjustment Statement, as proposed by Buyer pursuant to this Section 2.6(b), shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement and on all Company Equityholders, in each case unless the Company Equityholder Representative timely delivers to the Buyer an Objection Notice in accordance with Section 2.6(c).

(c)In the event that the Company Equityholder Representative disputes in good faith the Closing Adjustment Statement or the amount of any of the Closing Adjustment Items, the Company Equityholder Representative shall notify the Buyer in writing (the “Objection Notice”) of the amount, nature and basis of such dispute, within 30 calendar days after delivery of the Closing Adjustment Statement pursuant to Section 2.6(b). Any such Objection Notice shall specify those items or amounts as to which the Company Equityholder Representative disagrees, and the Company Equityholder Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and the amount of the Closing Adjustment Items delivered pursuant to Section 2.6(b). In the event of such a dispute, the Buyer and the Company Equityholder Representative shall first negotiate in good faith to reach agreement on the disputed items or amounts in order to determine the amount of the Closing Adjustment Items, which amounts shall not be more than the highest calculation nor less than the lowest calculation, in each case as delivered pursuant to Section 2.6(b) or this Section 2.6(c). If the Buyer and the Company Equityholder Representative reach a final resolution on the Closing Adjustment Statement within 30 calendar days after the Buyer’s receipt of the Objection Notice (or within any additional period as mutually agreed to between the Buyer and the Company Equityholder Representative), then the Closing Adjustment Statement agreed upon by the Buyer and the Company Equityholder Representative shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Statement,” the Closing Adjustment

Items reflected thereon shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement and on all Company Equityholders.

(d)If the Buyer and the Company Equityholder Representative are unable to resolve the dispute within 30 calendar days after delivery of the Objection Notice, then any remaining items in dispute shall be submitted to the Neutral Accountant. All determinations and calculations pursuant to this Section 2.6(d) shall consider only those Closing Adjustment Items that are set forth in the Objection Notice and remain in dispute, such determined amounts shall be (i) a value that is not more than the highest calculation nor less than the lowest calculation, in each case, as delivered pursuant to Section 2.6(b) or Section 2.6(c), (ii) in writing and (iii) delivered to the Buyer and the Company Equityholder Representative as promptly as practicable. Absent fraud or manifest error, the Closing Adjustment Statement as finally determined by the Neutral Accountant shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Statement,” the Closing Adjustment Items reflected thereon shall be deemed for purposes of this Section 2.6 to be the “Final Closing Adjustment Items” and each shall be final and binding on all parties to this Agreement and on all Company Equityholders. In determining the Closing Adjustment Statement and the Closing Adjustment Items, the Neutral Accountant shall act as an expert and not as arbitrator and the Neutral Accountant’s authority is limited to resolving disputed issues of fact (and not law). A judgment on the determination made by the Neutral Accountant pursuant to this Section 2.6 may be entered in and enforced by any court having jurisdiction thereover.

(e)The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 2.6(d) shall be borne by the Company Equityholder Representatives (on behalf of and for the account of the Company Equityholders), on the one hand, and the Buyer, on the other hand, in inverse proportion to the amounts by which the proposals of the Buyer and the Company Equityholder Representative differed from the Neutral Accountant’s final determination (for example, if the total amount of such disputed items as originally submitted to the Neutral Accountant equals $1,000 and the Neutral Accountant awards $600 in favor of the Buyer’s position, sixty percent (60%) of the fees and expenses of the Neutral Accountant would be borne by the Company Equityholder Representative (on behalf of and for the account of the Company Equityholders) and forty percent (40%) of the fees and expenses of the Neutral Accountant would be borne by the Buyer).

(f)Final Closing Adjustment.

(i)The “Final Closing Adjustment” shall be equal to (i) the amount of the sum of the Final Closing Adjustment Items, minus (ii) the Estimated Closing Adjustment. For the avoidance of doubt, the Final Closing Adjustment may be a positive or negative number.

(ii)If the Final Closing Adjustment is greater than zero (0), then (A) the Buyer and the Company Equityholder Representative shall promptly (and in no event later than two (2) Business Days) after the date of determination of the Final Closing Adjustment and in accordance with the Escrow Agreement execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund the portion of the Final Closing Adjustment allocable to the Escrow Fund pursuant to Section 2.6(h), and (B) the Buyer shall be entitled to retain, and the Company Equityholders shall forfeit any right to, a portion of the Holdback Shares with an aggregate value (calculated in accordance with Section 2.9(b)(v)) equal to the portion of the Closing Adjustment not satisfied pursuant to clause (A).

(iii)If the Final Closing Adjustment is less than or equal to zero (0), then the Buyer shall pay an amount equal to the absolute value of the Final Closing Adjustment to the Exchange and Paying Agent for distribution to the Company Equityholders in accordance with the Closing Date Allocation Schedule (provided, that any cash amounts payable in respect of any Company Employee Equity Award hereunder shall be paid to the Surviving Corporation for distribution to such holders through the Surviving Corporation’s payroll system); provided, that with respect to each such holder, any such payment shall be composed of any amount of cash equal to such holder’s Pro Rata Closing Cash Share of such payment and a number of shares of Buyer Common Stock with an aggregate value equal to such holder’s Pro Rata Closing Stock Share (with the number of shares of Buyer Common Stock to be issued in respect thereof to be calculated by dividing the aggregate value of the portion of such payment represented by Buyer Common Stock by the Buyer Closing Stock Price). The percentage of the Final Closing Adjustment, if any, to be distributed to each Company Equityholder is set forth opposite such Company Equityholder’s name on the Closing Date Allocation Schedule.

(g)From the delivery of the Closing Adjustment Statement until such time as the calculation of the Final Closing Adjustment has been finally determined pursuant to this Section 2.6, the Company Equityholder Representative and its accountants and other representatives (at the Company Equityholder Representative’s expense on behalf of the Company Equityholders) shall, upon reasonable notice and during normal business hours, be permitted to discuss with the Buyer and its accountants the Closing Adjustment Statement and shall be provided complete and accurate copies of, and have reasonable access, upon reasonable notice at reasonable times during normal business hours, to the work papers and supporting records of the Buyer and its accountants so as to allow the Company Equityholder Representative and its accountants to verify the accuracy of the Closing Adjustment Statement. Notwithstanding anything to the contrary in this Agreement, neither the Buyer nor any of its Subsidiaries shall be required to disclose any information to the Company Equityholder Representative if (i) such disclosure would result in a loss of the ability to successfully assert a claim of any attorney-client or other legal privilege, (ii) such disclosure would contravene any applicable Law or Contract to which the Buyer or any of its Subsidiaries is a party or is subject, provided that in the case of clauses (i) and (ii), the Buyer shall use Reasonable Best Efforts to disclose some or all of such information in a manner that does not violate any such Law or obligation or forfeit such privilege, or (iii) such information is pertinent to any litigation in which the Buyer or any of its Subsidiaries, on the one hand, and the Company Equityholders or any of their respective Affiliates, on the other hand, are adverse parties.

(h)In the event the Buyer is entitled to receive a payment pursuant to Section 2.6(f)(ii), such payment shall be allocated between the Escrow Fund and the Holdback Shares with 17.25% of the payment in cash allocated from the Escrow Fund and 82.75% of the aggregate value of such payment shall be satisfied by the Company Equityholders forfeiting the right to a number of the Holdback Shares representing such value (with the number of Holdback Shares to be forfeited in respect thereof to be calculated by dividing such 82.75% of the aggregate value of such payment by the price determined in accordance with Section 2.9(b)(v), with the shares surrendered to satisfy such claims on a first in, first out basis); provided that to the extent that the remaining Escrow Fund is not sufficient to pay 17.25% of such payment or the value of the remaining Holdback Shares is not sufficient to pay 82.75% of such payment, the shortfall shall be allocated to any remaining Escrow Fund or Holdback Shares, as the case may be.

(i)The parties agree that the procedures set forth in this Section 2.6 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Final Closing Adjustment Statement, the Final Closing Adjustment Items and the Final Closing Adjustment and shall be final and binding on all parties to this Agreement and on all Company Equityholders; provided, that this provision shall not prohibit the Buyer or the Company Equityholder Representative from instituting litigation to enforce the determination of the Neutral Accountant and shall not limit any remedy of any party under Article VIII.

2.7Allocation Schedules; Payments of Future Payments.

(a)The Company has delivered to the Buyer and the Exchange and Paying Agent the Closing Date Allocation Schedule (attached as an exhibit to the Closing Payment Certificate). From time to time after the Effective Time, the Company Equityholder Representative may, with the Buyer’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed), update, correct or otherwise amend or modify the Closing Date Allocation Schedule in any manner that is consistent with the express provisions of this Article II, including by delivering a Post-Closing Disbursement Certificate that supersedes such Closing Date Allocation Schedule. The Buyer shall be entitled to rely conclusively on the Closing Date Allocation Schedule as in effect from time to time and/or any Post-Closing Disbursement Certificate, as applicable, and, as between any or all of the Company Equityholders, on the one hand, and the Buyer and the Surviving Corporation, on the other hand, any amounts delivered by the Buyer to any Company Equityholder (or delivered by the Buyer to the Exchange and Paying Agent for delivery) in accordance with the Closing Date Allocation Schedule and/or Post-Closing Disbursement Certificate, as applicable, in effect from time to time shall be deemed for all purposes to have been delivered to the applicable Company Equityholder in full satisfaction of the obligations of the Buyer and the Surviving Corporation with respect to such amounts under this Article II.

(b)The Exchange and Paying Agent shall make all payments constituting Aggregate Consideration to the applicable Company Equityholders in accordance with the Closing Date Allocation Schedule and the Letters of Transmittal, and the Buyer or the Surviving Corporation shall pay the portion of the Aggregate Non-Contingent Consideration payable to the holders of Company Employee Equity Awards pursuant to Section 2.5 to the holders thereof in accordance with the Closing Date Allocation Schedule (subject to any applicable withholding as provided in Section 2.10).

(c)The portion of any Future Payment payable in respect of Company Stock or Company Equity Awards other than Company Employee Equity Awards shall be paid by the Buyer or the Surviving Corporation to the Exchange and Paying Agent for the benefit of the holders thereof, and the portion of any Future Payment payable in respect of Company Employee

Equity Awards shall be paid (subject to the Buyer’s receipt from the holder thereof of (i) an Investor Representation Letter and (ii) a Surrender Agreement, and subject to any applicable withholding as provided in Section 2.10) by the Surviving Corporation to the holders thereof, in each case in accordance with the Closing Date Allocation Schedule. The Company Equityholder Representative shall, prior to any disbursement of funds for the benefit of Company Equityholders pursuant to this Section 2.7(c), deliver to the Buyer a Post-Closing Disbursement Certificate in respect to such disbursement.

(d)The parties understand and agree that (i) the Company Equityholders have no rights as a security holder of the Surviving Corporation or the Buyer as a result of their right to receive the Future Payments, (ii) without limiting the generality of Section 12.4, except pursuant to applicable law or intestacy or as contemplated by Section 2.8(d), no right to receive any Future Payment may be assigned or otherwise transferred without the prior written consent of the Buyer and any purported assignment or transfer in the absence of such consent shall be null and void ab initio, and (iii) no interest is payable as additional consideration with respect to any of the Future Payments.

(e)Notwithstanding anything herein to the contrary, any Company Equityholder that is not an Accredited Investor shall not receive any shares of Buyer Common Stock as consideration hereunder, and the Closing Date Allocation Schedule shall provide that the Aggregate Consideration payable to each such Company Equityholder consists solely of cash with a corresponding decrease in cash and increase in Buyer Common Stock to all other Company Equityholders.

2.8Contingent Payments. The Company Equityholders shall be entitled to certain contingent cash and Buyer Common Stock payments determined as set forth below (collectively, the “Contingent Consideration”):

(a)Milestone Payments. With respect to each milestone event set forth below (each, a “Milestone Event”), Buyer shall promptly notify the Company Equityholder Representative in writing within [**], in the case of Milestone Events (A) through (D), and [**], in the case of Milestone Events (E) through (H), of the first achievement of such Milestone Event by or on behalf of the Buyer, any of its Affiliates or any Product Licensee with respect to any Company Product Candidate, and, subject to Sections 2.1(e)(i)(B) and 2.9(b)(ii), the Buyer shall make a one-time payment in the amount below corresponding to such Milestone Event (each, a “Milestone Payment”) to the Exchange and Paying Agent, for the benefit of the Company Equityholders, within [**], in the case of Milestone Events (A) through (D), and [**], in the case of Milestone Events (E) through (H), after achievement of such Milestone Event.

(i)Milestone Payments:

Milestone Event	Milestone Payment (in U.S. Dollars)
(A) First patient dosed with a Company Product Candidate in a Phase II Clinical Trial	$2,300,000 in cash and $2,700,000 in shares of Buyer Common Stock

Milestone Event	Milestone Payment (in U.S. Dollars)
(B) First patient dosed with a Company Product Candidate in a Pivotal Clinical Trial	$2,300,000 in cash and $2,700,000 in shares of Buyer Common Stock
(C) Regulatory Approval of a Company Product Candidate by the FDA in the United States (the “BLA Approval Milestone”)	$12,500,000, with up to $6,250,000 payable, at the option of the Buyer, in Buyer Common Stock and the remainder payable in cash
(D) The First Commercial Sale of a Company Product Candidate (the “Commercialization Milestone”)	$17,500,000, with up to $8,750,000 payable, at the option of the Buyer, in Buyer Common Stock and the remainder payable in cash
(E) First occurrence of a four (4) consecutive Calendar Quarter period in which aggregate, worldwide Net Sales of all Company Product Candidates exceed $[**]	$[**] in cash
(F) First occurrence of a four (4) consecutive Calendar Quarter period in which aggregate, worldwide Net Sales of all Company Product Candidates exceed $[**]	$[**] in cash
(G) First occurrence of a four (4) consecutive Calendar Quarter period in which aggregate, worldwide Net Sales of all Company Product Candidates exceed $[**]	$[**] in cash
(H) First occurrence of a four (4) consecutive Calendar Quarter period in which aggregate, worldwide Net Sales of all Company Product Candidates exceed $[**]	$[**] in cash

(ii)Skipped Pivotal Clinical Trial Milestone. If the Company files a BLA for a Company Product Candidate prior to achievement of Milestone Event (B), then Milestone Event (B) will be deemed to have been achieved upon filing of such BLA with the FDA and the Milestone Payment for achievement of Milestone Events (B) will be due upon filing of such BLA with the FDA.

(iii)Milestone Payment Adjustment. Notwithstanding anything in this Agreement to the contrary, if: (A) at the time of [**] Milestone, [**], then the corresponding Milestone Payment shall be [**], with up to $[**] payable, at the option of the Buyer, in Buyer Common Stock and the remainder payable in cash; or (B) at the time of [**] Milestone, the [**], then the corresponding Milestone Payment shall be [**], with up to $[**] payable, at the option of the Buyer, in Buyer Common Stock and the remainder payable in cash.

(iv)Limitations. Each Milestone Payment will be payable only once, upon the first occurrence of the corresponding Milestone Event. In no event will Buyer be responsible for aggregate Milestone Payments in excess of one hundred five million U.S. dollars in the aggregate; provided that such amount shall be reduced in accordance with Section 2.8(a)(iii) in the event that one or more of the conditions set forth in Section 2.8(a)(iii) have been satisfied.

(b)Earn-Out Payments.

(i)Royalties. Buyer shall pay to the Exchange and Paying Agent, for the benefit of the Company Equityholders, cash payments in respect of Annual Net Sales of the Company Product Candidate in accordance with the following table (the “Royalty Payments”):

Annual Net Sales	Royalty Amount
(A) For that portion of aggregate Annual Net Sales of all Company Product Candidates less than or equal to $[**]	[**]%
(B) For that portion of aggregate Annual Net Sales of all Company Product Candidates greater than $[**]	[**]%

(ii)Ex-US License Income. Buyer shall pay to the Exchange and Paying Agent, for the benefit of the Company Equityholders, [**] percent ([**]%) of all Ex-US License Income. Upon entry into any Product License pursuant to which the foregoing share of Ex-US License Income would be payable, and upon entry into any amendment of any such Product License pertaining to Ex-US License Income, Buyer shall provide the Company Equityholder Representative with notice of such Product License and a summary of the financial terms as necessary for the Company Equityholder Representative to understand the amount of Ex-US License Income thereunder (which notice and summary shall be certified by a duly authorized officer of Buyer as being true, complete and correct), within [**] after entering into such agreement or amendment.

(iii)Earn-Out Payment Reports; Payments. Payments of any payment owed under subsection (i) or (ii) above (collectively, “Earn-Out Payments”) shall be made (1) on a quarterly basis within [**] after the last day of each of the first three (3) Calendar Quarters in each applicable Calendar Year in which Earn-Out Payments are due hereunder, and within [**] after completion of Buyer’s audited financial statements for each applicable Calendar Year in which Earn-Out Payments are due hereunder (and in any event not later than [**] after the last day of such Calendar Year). For any period in which Earn-Out Payments or Milestone Payments corresponding with Milestone Events (E) through (H) are owed, Buyer will also provide a written report not later than the due date for the corresponding Earn-Out Payment or Milestone Payment (each, an “Earn-Out Payment Report”) stating with respect to the immediately preceding Calendar Quarter: (A) the total gross sales of the Company Product Candidates sold by the Buyer, its Affiliates and their respective Product Licensees during such Calendar Quarter; and (B) the Net Sales of the Company Product Candidates sold by the Buyer, its Affiliates and their respective Product Licensees during such Calendar Quarter, including a breakdown of the sum of each of the deductions made, if any, from gross sales to arrive at the calculation of Net Sales; and (C) the amount of Ex-US License Income received during the applicable Calendar Quarter. Concurrently with the submission of an Earn-Out Payment Report for each such Calendar Quarter, Buyer shall deliver to the Exchange and Paying Agent, for the benefit of the

Company Equityholders, all Earn-Out Payments under Section 2.8(b)(i) and all Milestone Payments corresponding with Milestone Events (E) through (H) due in respect of such Calendar Quarter.

(iv)The Buyer agrees to keep, and to cause its Affiliates and Product Licensees to keep, complete and accurate records of Net Sales, setting forth the gross invoiced amounts from sales of the Company Product Candidates and amounts deducted by category from gross invoiced amounts in reasonable detail. The Buyer further agrees, upon not less than [**] prior written notice, to permit applicable books and records relating to such Net Sales to be examined by an independent accounting firm selected by the Company Equityholder Representative and reasonably acceptable to Buyer for the purpose of verifying reports and payments provided by Buyer under Section 2.8(b). Such examination shall not be performed more frequently than [**] period and not more than [**] with respect to the books and records relating to Net Sales in any given period, and shall be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of such reports and payments. Buyer may require the accounting firm to sign a reasonable nondisclosure agreement prior to any such examination. The accounting firm must conduct such examination at Buyer’s premises, during normal business hours, and will not be permitted to copy or retain any of the Buyer’s books or records. The accounting firm will be permitted to disclose only to the Company Equityholder Representative: (A) whether or not the applicable Earn-Out Payment Report is accurate; and (B) if not accurate, identifying any inaccuracies in the Earn-Out Payment Report. Such examination is to be made at the expense of the Company Equityholders unless it reveals any underpayment of at least [**] percent ([**]%) of the aggregate amount due with respect to the period of such examination, in which case Buyer will reimburse the Company Equityholder Representative, for the benefit of the Company Equityholders, for the cost of performing such examination, within [**] after receipt of an invoice therefor. In addition, Buyer shall deliver to the Exchange and Paying Agent, for the benefit of the Company Equityholders, the amount of any such underpayment within [**] after receipt of the accounting firm’s report identifying such underpayment.

(c)Buyer shall use Commercially Reasonable Efforts to dose the first patient with a Company Product Candidate in a Phase II Clinical Trial. Each of the Company Equityholders, by his, her or its execution of a Stockholders Agreement, a Written Consent, a Surrender Agreement, a Letter of Transmittal and/or receipt of Aggregate Consideration hereunder, acknowledges and agrees that: (i) Buyer is entitled to conduct the business of the Surviving Corporation with respect to the Company Product Candidate in a manner that is in the best interests of the Buyer and its shareholders, and, except as set forth in the first sentence of this Section 2.8(c), Buyer (A) shall have the absolute right and sole and absolute discretion to operate and otherwise make decisions with respect to the conduct of the business of the Surviving Corporation and/or the Company Product Candidate and to take or refrain from taking any action with respect thereto, and (B) has no obligation to develop, sell, market, promote, commercialize or otherwise Exploit the Company Product Candidate or to use any level of efforts to do so; (ii) the Buyer or an Affiliate of the Buyer currently or may in the future offer products or services that compete, either directly or indirectly, with the Company Product Candidate and may make decisions with respect to such products and services that may adversely affect the Company Product Candidate and the products, services, sales, revenues, expenses, or other financial performance measures of the Surviving Corporation or the Company Product

Candidate; and (iii) the Contingent Consideration is not guaranteed. Buyer shall not take any action for the specific intended purpose of avoiding any Milestone Payment.

(d)The right of any Company Equityholder to receive any amounts with respect to Contingent Consideration (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such Company Equityholder, except by will, upon death or by operation of Law and except that a Company Equityholder may, subject to the Buyer’s satisfaction of compliance of the proposed transactions and arrangements with applicable securities laws (which approval shall not be unreasonably withheld, conditioned or delayed and shall be given if the Company Equityholder Representative provides an opinion of counsel from a reputable national or international law firm that such assignment or transfer complies with applicable securities laws), assign all or any portion of its economic right to receive Contingent Consideration (and no other rights, either directly or indirectly) in connection with a royalty factoring or similar transaction, provided that the assignee shall (A) agree in writing with the Buyer to be bound by confidentiality and non-use obligations with respect to information regarding Contingent Consideration received by such assignee in form and substance reasonably acceptable to the Buyer and (B) have no right to conduct audits pursuant to Section 2.8(b)(iv) or otherwise to enforce such Contingent Consideration obligations or any other or related rights against Buyer, provided, however, that the Company Equityholder Representative may conduct such audits pursuant to Section 2.8(b)(iv) and share the audit report with such assignee, subject to the confidentiality arrangements referred to in clause (A), and (iii) does not represent any right other than the right to receive the consideration set forth in this Section 2.8. Any attempted transfer of the right to any amounts with respect to Contingent Consideration by any holder thereof (other than as specifically permitted by the immediately preceding sentence or by Section 2.7(d)) shall be null and void.

(e)Notwithstanding any other provision in this Agreement, the Buyer’s obligations to pay any Contingent Consideration hereunder is subject to (i) Section 8.4(f) and (ii) receipt by Buyer of a Post-Closing Disbursement Certificate pursuant to, and in accordance with, Section 2.7(c).

(f)Subject to Section 2.9(b)(ii), the number of shares of Buyer Common Stock payable as any payment of Contingent Stock Consideration under this Section 2.8 shall be calculated by dividing the dollar value of such Contingent Stock Consideration by the Buyer Future Stock Price with respect to such Contingent Stock Consideration.

(g)Notwithstanding anything in this Agreement to the contrary, prior to June 1, 2026, to the extent that the aggregate amount of Contingent Cash Consideration payable in any calendar year (after giving effect to the Share Cap) exceeds $2,500,000 (the “Excess Cash Cap”), such excess portion (“Carry Forward Contingent Cash Consideration”) shall be carried forward and, subject to application of the Excess Cash Cap in the following calendar year, become payable on the first business day of the following calendar year. For the avoidance of doubt, the Excess Cash Cap may operate to cause Carry Forward Contingent Cash Consideration to be carried forward multiple times through 2026. Any Carry Forward Contingent Cash Consideration outstanding on June 1, 2026 shall be payable in full on June 1, 2026.

(h)Within thirty (30) days after each anniversary of the Closing Date until First Commercial Sale of the first Company Product Candidate, Buyer shall deliver to the Company Equityholder Representative a report summarizing the status of development and regulatory activities with respect to Company Product Candidates (each such report, an “Update Report”). Each Update Report shall include a summary update on the progress of development and regulatory activities with respect to Company Product Candidates (including progress towards achievement of any Milestone Event (A) through (D) for which a corresponding Milestone Payment has not been paid pursuant to this Agreement as of the date of such Update Report), as well as a summary of plans for further such development and regulatory activities with respect to Company Product Candidates over the next twelve (12) month period. At least once in each successive twelve (12) month period following the Closing Date, representatives of Buyer shall meet with the Company Equityholder Representative to discuss the status of development and regulatory activities with respect to Company Product Candidates, and any inquiries the Company Equityholder Representative may have with respect to such activities (each such meeting, an “Annual Update Meeting”). Buyer shall make available for each such Annual Update Meeting a representative of Buyer with direct, overall responsibility for the development and commercialization of Company Product Candidates and such other of its representatives as Buyer may reasonably deem appropriate, who will respond to reasonable inquiries of the Company Equityholder Representative. Each such Annual Update Meeting shall be held within thirty (30) days after a request by the Company Equityholder Representative. Notwithstanding anything to the contrary in this Section 2.8(h), in no event will Buyer be required to disclose in an Update Report or at any Annual Update Meeting any scientific or technical information constituting a trade secret.

(i)Buyer’s obligations under this Section 2.8 to pay the Contingent Consideration shall continue until all of the Contingent Consideration has been paid in accordance with this Agreement. In the event any Product Licensee obtains any rights to sell or otherwise commercialize any Company Product Candidate, Buyer shall remain liable for all obligations set forth in this Section 2.8, including any obligation assumed by such Product Licensee.

2.9Stock Consideration.

(a)Post-Closing Stock Consideration. On the Post-Closing Stock Consideration Issuance Date, the Buyer shall deliver the Post-Closing Company Equityholder Consideration, in shares of Buyer Common Stock issued in book entry, to the Exchange and Paying Agent for distribution, in accordance with the Closing Date Allocation Schedule, to the Company Equityholders (excluding the portion payable in respect of Company Employee Equity Awards) pursuant to Section 2.2(b).

(b)Holdback Shares.

(i)The Holdback Shares represent a portion of the Aggregate Non-Contingent Consideration and any applicable Contingent Consideration payable to the Company Equityholders prior to the Escrow Release Date and shall be held back by the Buyer as partial security in respect of the payment obligations of the Company Equityholders set forth in Section 2.6(f)(ii) and the indemnification obligations of the Company Equityholders set forth in Article VIII.

(ii)In connection with any payment of Contingent Consideration in the form of shares of Buyer Common Stock that becomes payable pursuant to Section 2.8(a) prior to the Escrow Release Date, the Buyer shall hold back and not issue a number of such shares equal to the Escrow Percentage from the shares otherwise payable to the Company Equityholders (any such shares, “Contingent Holdback Shares”).

(iii)On the Escrow Release Date, the Buyer shall deliver to (A) the Exchange and Paying Agent, the portion of the Holdback Shares payable to the Company Stockholders, for distribution, in accordance with the Closing Date Allocation Schedule, to the Company Stockholders pursuant to Section 2.2(b) and (B) subject to the Buyer’s prior receipt from the applicable holder of Company Equity Awards of (I) an Investor Representation Letter and (II) a Surrender Agreement, to each holder of Company Equity Awards as of immediately prior to the Effective Time, the portion of the Holdback Shares payable to such holder pursuant to Section 2.5. For the avoidance of doubt, Contested Claim Holdback Shares shall be retained unless and until payable pursuant to Section 2.9(b)(iv).

(iv)Within two (2) Business Days of a written agreement between the Company Equityholder Representative and the Buyer or a nonappealable final order, decree or ruling or any other nonappealable final action of a court of competent jurisdiction that any Contested Claim Holdback Shares are payable to the Company Equityholders, the Buyer shall deliver to (A) the Exchange and Paying Agent, the portion of such Contested Claim Holdback Shares payable to the Company Stockholders, for distribution, in accordance with the Closing Date Allocation Schedule, to the Company Stockholders pursuant to Section 2.2(b) and (B) subject to the Buyer’s prior receipt from the applicable holder of Company Equity Awards of (I) an Investor Representation Letter and (II) a Surrender Agreement, to each holder of Company Equity Awards as of immediately prior to the Effective Time, the portion of such Contested Claim Holdback Shares payable to such holder pursuant to Section 2.5.

(v)For all purposes under this Agreement, each Holdback Share shall have a deemed value equal to (A) in the case of the Initial Holdback Shares, the Buyer Reference Stock Price, and (B) in the case of any Contingent Holdback Shares, the Buyer Future Stock Price as of the date of the payment of the Contingent Consideration from which such Contingent Holdback Shares were withheld.

(c)Share Cap. Notwithstanding anything in this Agreement to the contrary, but subject to Section 2.8(g), if the issuance of the Post-Closing Stock Consideration or any Contingent Stock Consideration would result in the aggregate number of shares of Buyer Common Stock issued under this Agreement to equal or exceed 19.9% of the total number of shares of Buyer Common Stock issued and outstanding immediately prior to the Closing (the “Share Cap”), then the number of shares of Buyer Common Stock to be issued in connection with such issuance shall be reduced by the number of such shares that exceed the Share Cap (for purposes of this calculation, rounded up to the nearest whole share), and the Closing Cash Consideration (in the case of the issuance of the Post-Closing Stock Consideration) or the Contingent Cash Consideration component of the applicable Contingent Consideration payment (in the case of the issuance of any Contingent Stock Consideration), as applicable, shall be increased by the Share Adjustment Amount.

(d)Legend. All shares of Post-Closing Stock Consideration and Contingent Stock Consideration shall bear a legend (and Buyer will make a notation on its transfer books to such effect) prominently stamped or printed thereon or the substance of which will otherwise be reflected on the books and records of the transfer agent for Buyer Common Stock with respect to book-entry shares, in each case reading substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO RESALE IN CONNECTION WITH A DISTRIBUTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.”

(e)No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock shall be issued in exchange for any Company Stock or Company Equity Awards, and no holder of any of the foregoing shall be entitled to receive a fractional share of Buyer Common Stock.

(f)Equitable Adjustments. If at any time following the Agreement Date, any change in the outstanding shares of Buyer Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, any merger, reorganization or other business combination transactions, or any stock dividend thereon with a record date during such period, then any number or amount or class contained in this Agreement which is based on the price of Buyer Common Stock (including the Buyer Closing Stock Price, Buyer Reference Stock Price and Buyer Future Stock Price) or the number or class of shares of Buyer Common Stock shall be equitably adjusted to the extent necessary to provide the parties the same economic effect with respect to the Buyer Common Stock as contemplated by this Agreement prior to such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, merger, reorganization or business combination, or stock dividend thereon.

2.10Withholding Rights. The Buyer, the Company, the Exchange and Paying Agent and the Escrow Agent will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person, including payments made under the Escrow Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from Company Stockholders and any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Company Disclosure Schedule, the statements contained in this Article III are true and correct. The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III. The disclosures in any section or paragraph of the Company Disclosure Schedule shall qualify only (a) the corresponding section or paragraph in this Article III and (b) other sections or paragraphs in this Article III to the extent that it is readily apparent from a reading of the disclosure that such disclosure also qualifies or applies to such other section or paragraph.

3.1Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the Laws of each jurisdiction listed in Section 3.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in any material Liability or the loss of any material right or benefit with respect to the Company or any Subsidiary. The Company has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it. The Company has made available to the Buyer complete and accurate copies of its Organizational Documents. The Company is not in default under or in violation of any provision of its Organizational Documents.

3.2Capitalization.

(a)The authorized capital stock of the Company consists of 153,000,000 shares of Company Common Stock and 112,956,174 shares of Company Preferred Stock, of which 47,449,583 shares are designated as Company Series Seed Preferred Stock and 65,506,591 shares are designated as Company Series A Preferred Stock. As of the date of this Agreement (and without giving effect to any conversion of Preferred Stock to Common Stock prior to the Closing) there are (i) 11,061,890 shares of Company Common Stock, 47,449,583 shares of Company Series Seed Preferred Stock and 65,506,589 shares of Company Series A Preferred Stock outstanding and (ii) no shares of Company Stock held in treasury. All shares of Company Stock are electronically certificated through Carta.

(b)Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than shares of Company Common Stock) the number of shares of Company Common Stock (if any) into which such shares are convertible. Section 3.2(b) of the Company Disclosure Schedule also sets forth a complete and accurate list, as of the date of this Agreement, of all outstanding shares of Company Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance in all material respects with all applicable federal and state securities Laws.

(c)Section 3.2(c) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of shares of Company Stock issued to date under such Company Stock Plan, the number of shares of Company Stock subject to outstanding options under such Company Stock Plan and the number of shares of Company Stock reserved for future issuance under such Company Stock Plan and (ii) all holders of outstanding Company Options, indicating with respect to each Company Option the Company Stock Plan under which it was granted, the number of shares of Company Stock subject to such Company Option, the exercise price and the date of grant. The Company has made available to the Buyer complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Company Options. All of the shares of capital stock of the Company subject to Company Options will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. The treatment of Company Equity Awards pursuant to this Agreement complies with the terms of the Company Stock Plan and the applicable Company Equity Award agreements, and any consents required to comply with Section 2.5 have been received or will be received before the Effective Time. Other than the Company Options, the Company has not issued any equity compensation.

(d)With respect to each Company Option (whether outstanding or previously exercised), (i) each such Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and qualified upon any exercise, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the Grant Date, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Securities Act, to the extent applicable, and all other applicable Laws in all material respects and are not and have not been the subject of any internal investigation, review or inquiry and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. The Company obtained third-party valuations that can be relied on for purposes of determining the exercise price under all stock options granted by the Company or its Subsidiaries for purposes of Section 409A of the Code, irrespective of an option’s designation as an “incentive stock option,” and has made such valuations available to the Buyer. There are no outstanding promises to grant stock options or other equity compensation.

(e)Except as set forth in Section 3.2(b) or Section 3.2(c) of the Company Disclosure Schedule, (i) there are no Equity Interests of any class of the Company, or any security exchangeable into or exercisable for such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other Equity Interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other Equity Interests, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, Equity Interest, call, right, commitment or agreement, (iii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any Equity Interests of the Company any evidences of Indebtedness or assets of the Company, and (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof. Except as set forth in this Section 3.2, as of the date of this Agreement, the Company does not have any outstanding equity compensation or equity-based compensation. The Company does not have any voting Indebtedness.

(f)Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, there is no Contract between the Company and any holder of its securities, or, to the Company’s Knowledge, among any holders of its securities, relating to the sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, in each case, of the capital stock of the Company.

(g)The Closing Date Allocation Schedule sets forth a true, correct and complete summary of the allocation of the amounts payable to the Company Equityholders pursuant to this Agreement and complies with the terms of the Company’s Organizational Documents, the Company Stock, the Company Equity Awards and the Company Stock Plans.

3.3Subsidiaries.

(a)Section 3.3(a) of the Company Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b)Each Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent legally applicable) under the Laws of the jurisdiction of its incorporation or formation. Each Subsidiary is duly qualified to conduct business and is in good standing (in each case, to the extent legally applicable) under the Laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in any material Liability or the loss of any material right or benefit with respect to the Company or any Subsidiary. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has made available to the Buyer complete and accurate copies of the Organizational Documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its Organizational Documents. All issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities Laws), claims, Liens, options, warrants, rights, Contracts, calls, equities and demands. There are no outstanding or authorized options, warrants, rights, or Contracts to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no forms of equity or equity-based compensation or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. No Subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any Equity Interests or to pay any dividend or to make any other distribution in respect thereof.

(c)The Company does not own or control directly or indirectly or have any direct or indirect equity participation or similar interest in, or any obligation to providing funding to, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

3.4Authority; No Conflict; Required Filings and Consents.

(a)The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby that are to be executed or delivered by the Company (the “Company Ancillary Agreements”) and to perform its obligations hereunder and thereunder. The execution and delivery by the Company of this Agreement and the Company Ancillary Agreements and, subject to obtaining the Company Stockholder Approval, which is the only approval required from the Company Stockholders, the performance by the Company of this Agreement and the Company Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Company and the Company Stockholders. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held (or by unanimous written consent), by the unanimous vote of all directors (i) determined that the Merger is advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement and the Company Ancillary Agreements have been or will be as of the Closing Date duly and validly executed and delivered by the Company and constitutes or will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b)Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution and delivery by the Company of this Agreement or the Company Ancillary Agreements, nor the performance by the Company of its obligations hereunder or thereunder, nor the consummation by the Company of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of the Company, each as amended or restated to date, or the Organizational Documents of any Subsidiary, each as amended or restated to date, (ii) require on the part of the Company or any Subsidiary any notice to or registration or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of the assets of the Company or any Subsidiary are subject, (iv) result in the imposition of any Lien upon any assets of the Company or any Subsidiary, (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets, or (vi) trigger any third party right of first offer, right of first refusal, right of veto or right of participation in connection with the Merger or the other transactions contemplated by this Agreement that has not been waived by such third party as of the date of this Agreement, except in the case of the foregoing clauses (iii), (iv) and (v) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations, Liens and violations that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in any material Liability or the loss of any material right or benefit with respect to the Company or any Subsidiary.

3.5Financial Statements.

(a)The Company has made available to the Buyer the Company Financial Statements. The Company Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Company Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which, individually and in the aggregate, will not be material) and do not include footnotes.

(b)Each of the Company Financial Statements fairly presents in all material respects, and in a manner customary for similarly structured companies of the size and nature of the Company, the consolidated assets, liabilities, business, financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the date thereof and for the periods referred to therein, and is consistent with the books and records of the Company and the Subsidiaries. The accruals for vacation expenses, severance payments and Taxes on the Most Recent Balance Sheet are adequate and properly reflect the expenses associated therewith.

(c)The Company and each Subsidiary maintains accurate books and records accurately reflecting its assets and Liabilities and maintains a system of internal accounting controls customary for similarly structured companies of the size and nature of the Company that are sufficient to provide reasonable assurance that (i) transactions are executed with management’s or the directors’ authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and each Subsidiary and to maintain accountability for the Company’s and each Subsidiary’s assets, (iii) access to assets of the Company and each Subsidiary is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company and each Subsidiary is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d)The Company maintains disclosure controls and procedures customary for similarly structured companies of the size and nature of the Company that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements.

(e)Section 3.5(e) of the Company Disclosure Schedule lists, and the Company has made available to the Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company or any Subsidiary. Section 3.5(e) of the Company Disclosure Schedule lists all non-audit services performed by the Company’s auditors for the Company or any Subsidiary.

(f)Other than the advancement of expenses in the Ordinary Course of Business, neither the Company nor any Subsidiary has extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company or any Subsidiary. Section 3.5(f) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by the Company or any Subsidiary to which the second sentence of Section 13(k)(1) of the Exchange Act would apply.

(g)Haskell & White LLP, the Company’s current auditors, is and has been at all times since its engagement by the Company (x) “independent” with respect to the Company and the Subsidiaries within the meaning of Regulation S-X and (y) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

3.6Absence of Certain Changes. Since September 30, 2021, (a) there has occurred no Change that, individually or when taken together with all other Changes, has had or would reasonably be expected to have in the future, a Company Material Adverse Effect, (b) except as expressly required by this Agreement, the Company and the Subsidiaries have conducted their businesses in the Ordinary Course of Business and (c) neither the Company nor any Subsidiary has taken any of the actions set forth in clauses (a) through (u) of Section 5.1.

3.7Undisclosed Liabilities.

(a)Neither the Company nor any Subsidiary has any material Liability, except for (i) Liabilities shown on the face of the Most Recent Balance Sheet, a copy of which is attached to Section 3.7(a)(i) of the Company Disclosure Schedule, (ii) Liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, (iii) Company Transaction Expenses incurred in connection with this Agreement or the transactions contemplated hereby, (iv) Liabilities for contractual performance obligations (including executory obligations thereunder but not, for the avoidance of doubt, any Liabilities or obligations arising as a result of any breach or default thereunder or violation of Law) incurred in the Ordinary Course of Business and (v) Liabilities set forth in Section 3.7(a)(iv) of the Company Disclosure Schedule.

(b)Except as set forth in Section 3.7(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has applied for or accepted (i) any loan pursuant to the Paycheck Protection Program in Section 1102 and Section 1106 of the CARES Act, respectively, (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act, or (iii) any loan or funds from similar applicable Laws enacted by Governmental Entities in any state, local, or foreign jurisdictions in response to COVID-19.

3.8Books and Records. The Company has made available to the Buyer true and correct copies of the minute books and other similar records of the Company and each Subsidiary containing records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors (or comparable governing body) or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. Section 3.8 of the Company Disclosure Schedule sets forth a true, correct and complete list of all bank accounts of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

3.9Tax Matters.

(a)Each of the Company and the Subsidiaries has properly filed on a timely basis all income and other material Tax Returns that it was required to file, and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws in all material respects. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes, whether or not shown on any Tax Return, that were due and payable. The unpaid Taxes of the Company and each Subsidiary (i) for taxable periods (or portions thereof) through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and (ii) for taxable periods (or portions thereof) through the Closing Date, will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP. All unpaid Taxes of the Company and each Subsidiary for all Tax periods (or portions thereof) commencing after the date of the Most Recent Balance Sheet arose in the Ordinary Course of Business (other than Taxes arising as a result of the transactions contemplated by this Agreement).

(b)All Taxes that the Company or any Subsidiary is or was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and each of the Company and any Subsidiary has complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any Company Employee, independent contractor, creditor, or other third party.

(c)Neither the Company nor any Subsidiary is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any Subsidiary (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise by operation of Law for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement (other than a Contract entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes).

(d)The Company made available to the Buyer (i) complete and correct copies of all income and other material Tax Returns of the Company and any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all written private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material written agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of the Company or any Subsidiary.

(e)No examination or audit or other action of or relating to any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. No deficiencies for Taxes of the Company or any Subsidiary have been claimed, proposed or assessed by any Governmental Entity in writing, in each case that remain outstanding. Neither the Company nor any Subsidiary has been informed in writing by any jurisdiction in which the Company or any Subsidiary does not file a Tax Return that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return (other than an automatic extension), which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(f)Neither the Company nor any Subsidiary has made any payment, is obligated to make any payment, or is a party to any agreement, contract, arrangement or plan that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code).

(g) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law), (ii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax Law), (iii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) deferred revenue or prepaid amount received on or prior to the Closing Date, or (vi) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(h)Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(j)There are no Liens with respect to Taxes upon any of the assets of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on books and records of the Company in accordance with GAAP.

(k)Neither the Company nor any Subsidiary (i) is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes or (ii) has made an entity classification (“check-the-box”) election under Section 7701.

(l)Neither the Company nor any of its Subsidiaries is subject to tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(m)Neither the Company nor any Subsidiary (i) is a stockholder of a “specified foreign corporation” as defined in Section 965(e) of the Code (or any similar provision of state, local or foreign Law), or (ii) is a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code. Neither the Company nor any Subsidiary has made an election under Section 965(h) of the Code.

(n)All related party transactions involving the Company or any Subsidiary have been conducted at arm’s length in compliance in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other Tax Law.

(o)Neither the Company nor any Subsidiary has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation section 301.6111-2(b)(2) or any analogous provision of state or local Law. Each of the Company and the Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(p)Neither the Company nor any Subsidiary has availed itself of any Tax benefits pursuant to Section 2301 or 2302 of the CARES Act, IRS Notice 2020-65, or any similar applicable U.S. federal, state or local Law.

3.10Assets.

(a)The Company or the applicable Subsidiary is the true and lawful owner of, and has good title to, all of the material tangible assets purported to be owned by the Company or such Subsidiary, free and clear of all Liens. The Company and each Subsidiary owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted, which tangible assets are reflected in the Company Financial Statements to the extent required by GAAP (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b)Section 3.10(b) of the Company Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other material assets of a tangible nature (other than inventories) of the Company or the Subsidiaries.

(c)Each item of material equipment, motor vehicle and other material tangible asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, if returned to its lessor or owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner with respect to the condition of each such asset upon its return would be complied with in all material respects.

3.11Owned and Leased Real Property.

(a)Neither the Company nor any Subsidiary owns, or has ever owned, any real property.

(b)Section 3.11(b) of the Company Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable, security deposit, maintenance and like charges thereunder, and any advance rent thereunder. The Company has made available to the Buyer complete and accurate copies of the Leases, including all amendments and modifications thereto and any guarantees thereof. Neither the Company nor any Subsidiary occupies or has a right to occupy any space other than pursuant to a Lease. With respect to each Lease:

(i)such Lease is and will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto both as of the date hereof and as of immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(ii)none of the Company, any Subsidiary or, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease in any material respect, and no event has occurred, is occurring or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company or any Subsidiary or, to the Knowledge of the Company, any other party under such Lease in any material respect; and no event has occurred that would give rise to a termination right under such Lease;

(iii)there are no material disputes, oral agreements or forbearance programs in effect as to such Lease;

(iv)neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, subleased, licensed, granted occupancy rights with respect to, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(v)all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities in the Ordinary Course of Business;

(vi)to the Knowledge of the Company, there are no Liens, easements, covenants or other restrictions applicable to the real property subject to such Lease which would reasonably be expected to impair the current uses or the occupancy by the Company or any Subsidiary of the property subject thereto;

(vii)no construction, alteration or other leasehold improvement work with respect to the Lease remains to be paid for or performed by the Company or any Subsidiary;

(viii)neither the Company nor any Subsidiary is obligated to pay any leasing or brokerage commission relating to such Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal or expansion of the Lease; and

(ix)the Company Financial Statements contain adequate reserves to provide for the restoration of the property subject to the Lease at the end of the respective Lease term based on the condition of the property as of the Agreement Date, to the extent required by the Lease.

3.12Intellectual Property.

(a)Section 3.12(a)(i) of the Company Disclosure Schedule lists all Company Registrations, in each case and as applicable enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance and names of all current applicant(s) and registered owners(s), as applicable, and, if different, the legal owner(s) and beneficial owner(s), and (with respect to domain names) the applicable domain name registrars. Section 3.12(a)(ii) of the Company Disclosure Schedule lists all unregistered trademarks currently used by the Company or any of the Subsidiaries. All assignments of Company Registrations to the Company or any Subsidiary have been properly executed and recorded. All Company Registrations, other than patent and trademark applications, are, to the Knowledge of the Company, valid, subsisting and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company or the applicable Subsidiary, and there are no Liens on any of the Company Registrations. There are no payments or filings required to be made and having a due date with respect to any Company Registrations within ninety (90) calendar days after the date of this Agreement.

(b)Since January 1, 2017, there have been no inventorship challenges, opposition or nullity proceedings or interferences commenced, or to the Knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registrations. The Company and the Subsidiaries have complied with their duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications filed by or on behalf of the Company or any Subsidiary and have made no material misrepresentation in such applications. The Company has no Knowledge of any information that would preclude the Company or any Subsidiary from having clear title to the Company Registrations.

(c)Each item of Company Intellectual Property will be owned or available for use by the Buyer or a subsidiary of the Buyer following the Closing on the same terms and conditions as it was immediately prior to the Closing. Except as set forth in Section 3.12(c)(i) of the Company Disclosure Schedule, the Company or a Subsidiary is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of any Liens. None of the Company Owned Intellectual Property is subject to any proceeding or order of a court or arbitral body limiting the Company’s or the Buyer’s or any Subsidiary’s right to Exploit such Company Owned Intellectual Property. The Company Intellectual Property constitutes all Intellectual Property necessary to (i) Exploit the Company Product Candidate referenced internally by the Company as CMB-012 in the manner so done currently and contemplated to be done in the future by the Company and the Subsidiaries, (ii) Exploit the Internal Systems as they are currently used and (iii) otherwise conduct the business of the Company and the Subsidiaries in the manner currently conducted and contemplated to be conducted in the future by the Company and the Subsidiaries. A true and complete list of all product candidates under development by the Company and its Subsidiaries since their inception for which the Company has initiated in vivo testing is set forth in Section 3.12(c)(ii) of the Company Disclosure Schedule.

(d)The Company or the appropriate Subsidiary, as applicable, has taken reasonable measures to protect the proprietary nature of each material item of Company Owned

Intellectual Property, and to maintain in confidence all material trade secrets and material confidential information comprising a part thereof, and, without limiting the generality of the foregoing, the Company and each of its Subsidiaries has at all times enforced a policy requiring each employee, agent, consultant, contractor and other Person employed or engaged by Company or the Subsidiaries, as applicable, to execute a confidentiality agreement in substantially the form made available to Buyer that protects the confidentiality of any and all trade secrets or confidential information of the Company or the Subsidiaries disclosed to such employee, agent, consultant, contractor or other person or entity in connection with their employment or engagement with Company or the Subsidiaries. Since January 1, 2017, no complaint relating to an improper use or disclosure of, or a breach in the security of, any confidential information provided to the Company or any Subsidiary by a third party has been made in writing or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. To the Knowledge of the Company, there has been no unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company or any Subsidiary.

(e)The Company and the Subsidiaries are not infringing, misappropriating or otherwise violating, and have not infringed, misappropriated or otherwise violated, any Intellectual Property of any third party, and the conduct of the business of the Company and the Subsidiaries, as conducted as of the date of this Agreement, does not infringe or violate, or constitute a misappropriation of, any Intellectual Property of any third party. Section 3.12(e) of the Company Disclosure Schedule lists, any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required by, or is available for license to, the Company), received by the Company or any Subsidiary in writing in the prior six (6) years, alleging any such infringement, violation or misappropriation of any Intellectual Property of any third party and any request for indemnification or defense, with respect to any such infringement, violation or misappropriation of any Intellectual Property of any third party, received by the Company or any Subsidiary; and the Company has made available to the Buyer copies of all such complaints, claims, notices, requests, demands or threats.

(f)To the Knowledge of the Company, no Person (including any Company Employee or current or former consultant of the Company or the Subsidiaries) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any of the Company Licensed Intellectual Property that is exclusively licensed to the Company or any Subsidiary. The Company has made available to the Buyer copies of all correspondence, written (or, to the Company’s Knowledge, other) complaints, claims, notices or threats provided by the Company or any Subsidiary to any other Person since January 1, 2017 concerning the infringement, violation or misappropriation by such Person of any Company Owned Intellectual Property or any of the Company Licensed Intellectual Property that is exclusively licensed to the Company or any Subsidiary.

(g)Section 3.12(g)(i) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any Subsidiary has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any Company Owned Intellectual Property, excluding (x) rights granted to contractors or vendors to use Company Owned Intellectual Property for the benefit of the Company or any Subsidiary, and (y) non-disclosure agreements. Except as described in Section 3.12(g)(ii) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has granted any exclusive rights or licenses to or under any of the Company Owned Intellectual Property. Neither the Company nor any Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any Person.

(h)Section 3.12(h) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any Subsidiary receives a license to any Company Licensed Intellectual Property excluding commercially-available, off the shelf Software or commercially-available hosted or software-as-a-service offering available for an annual cost of not more than U.S. $25,000 in the aggregate for all users’ access.

(i)Each Company Employee and each current or former independent contractor of the Company or any Subsidiary, in each case who developed any material Intellectual Property for the Company or any Subsidiary, has executed a valid, binding and enforceable written agreement (an “IP Assignment Agreement”) expressly assigning to the Company or such Subsidiary all right, title and interest in any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such Company Employee’s employment or such independent contractor’s work for the Company or the relevant Subsidiary, and all Intellectual Property rights therein and has waived all moral rights therein to the extent legally permissible, except as set forth in Section 3.12(i) of the Company Disclosure Schedule. The Company has made available to Buyer a complete and accurate copy of each standard form IP Assignment Agreement currently used at any time by the Company or any Subsidiary.

(j)No funding from any university, research institution, federal, state, local or foreign governmental or quasi-governmental agency or funding source was used in the development of the Company Product Candidate. Except as set forth on Schedule 3.12(j) of the Company Disclosure Schedule, no university or Governmental Entity has sponsored any research or development conducted by the Company or any Subsidiary, or has any claim of right or ownership of or Lien on any Company Owned Intellectual Property or any Company Licensed Intellectual Property that is, or is purported to be, exclusively licensed to the Company or any Subsidiary.

(k)The Company and the Subsidiaries have commercially reasonable disaster recovery and security plans and procedures, consistent with (or exceeding) applicable generally adopted industry standards in all material respects, and take reasonable steps to safeguard the Internal Systems in their possession or operational control from unauthorized access, disclosure or use by any third party. The Company and the Subsidiaries regularly conduct tests of such plans, procedures and facilities, and such tests have not uncovered any material deficiencies in such plans, procedures, or facilities that have not been remediated. Without limiting the generality of the foregoing, the Company and the Subsidiaries maintain reasonable security plans designed to (i) identify internal and external risks to the security of trade secrets and confidential information held or used by them and (ii) implement, monitor and improve reasonable safeguards to control those risks. To the Knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of its Internal Systems.

(l)Neither the negotiation, execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) a material breach of or default under any Contract governing any Company Intellectual Property, (ii) a material impairment of the rights of the Company or any Subsidiary in or to any Company Intellectual Property or portion thereof, (iii) the grant or transfer to any third party of any new license or other interest under, the abandonment, assignment to any third party, or modification or loss of any right with respect to, or the creation of any Lien on, any Company Intellectual Property, (iv) the Company, any Subsidiary, the Buyer or any of their respective Affiliates being obligated to pay any penalty or new or increased royalty or fee to any Person under any Contract governing any Company Intellectual Property, or (v) the Buyer or any of the Buyer’s Affiliates (other than Company or the Subsidiaries) being obligated to license any of its Intellectual Property to (or obligated not to assert its Intellectual Property against) any Person.

3.13Contracts.

(a)Section 3.13(a) of the Company Disclosure Schedule lists the Material Contracts to which the Company or any Subsidiary is a party or by which any of their respective assets are bound as of the date of this Agreement. For purposes of this Agreement, “Material Contract” shall mean:

(i)any Contract (or group of related Contracts) for the lease of personal property from or to third parties;

(ii)other than any agreement for the provision of employment by an individual or other Company Plan, any Contract (or group of related Contracts) for the purchase or sale of products or for the furnishing or receipt of services (A) which involves payment or receipt of more than the sum of $50,000 within any twelve (12) month period, or (B) in which the Company or any Subsidiary has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii)any Contract providing for any royalty, milestone or similar payments by the Company or any Subsidiary;

(iv)any Contract concerning the establishment or operation of a partnership, joint venture or limited liability company;

(v)any Contract (or group of related Contracts) under which the Company or any Subsidiary has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Lien on any of its assets, tangible or intangible;

(vi)any Contract providing for “off-balance sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC) effected by the Company or any Subsidiary;

(vii)any Contract for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales, distribution or making available of products or services in the Ordinary Course of Business) or any Contract for the acquisition of the assets or business of any other Person (other than purchases of supplies, products or services in the Ordinary Course of Business);

(viii)any Contract concerning confidentiality, noncompetition or non-solicitation (other than confidentiality agreements with Company Employees set forth in the Company’s or the applicable Subsidiary’s standard form and non-disclosure agreements, copies of which have previously been made available to the Buyer);

(ix)any (A) employment Contract (excluding (x) offer letters for at-will employment that do not provide for severance or for advance notice of termination, (y) confidentiality, arbitration, and invention assignment agreements which do not deviate from the Company’s standard form and which form has previously been made available to Buyer, and (z) forms of the Company’s equity or benefit documents which are provided to employees in the Ordinary Course of Business, which forms have previously been made available to Buyer)) and (B) independent contractor or consulting Contract for individual services (excluding such Contracts that may be terminated on notice of thirty (30) days or less without the payment of termination or other benefits in excess of those required by applicable Law);

(x)any Company Plan or other Contract providing for severance, retention, change in control payments or transaction-based bonuses;

(xi)any settlement Contract (including any Contract in connection with which any employment-related claim has been settled);

(xii)any Contract involving any current or former officer, director or stockholder of the Company or any Affiliate thereof which is not otherwise disclosed on Section 3.13 of the Company Disclosure Schedule;

(xiii)any Contract under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(xiv)any agreement with a professional employer organization or other similar arrangement;

(xv)any agency, distributor, sales representative, franchise or similar Contracts relating to the marketing, sale or distribution of the Company Product Candidate;

(xvi)any Contract which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in Contracts for the purchase, sale or license of products or services (including performance of clinical trials) entered into in the Ordinary Course of Business or the D&O Indemnification Agreements);

(xvii)any Contract that could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business of the Company or any of the Subsidiaries as currently conducted and as currently proposed by the Company to be conducted;

(xviii)any Contract required to be listed in Section 3.11(b), Section 3.12(g) or Section 3.12(h) of the Company Disclosure Schedule;

(xix)any Contract with any Governmental Entity or any subcontract with a higher-tier government contractor for the provision of goods or services to a Governmental Entity;

(xx)any Contract involving standstill or similar arrangements;

(xxi)any Contract that would entitle any third party to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer’s Affiliates (excluding the Company and the Subsidiaries) following the Closing;

(xxii)any Contract not disclosed in response to any other clause of this Section 3.13(a) relating to the research, development, development, clinical trial, manufacturing, distribution, supply, marketing or co-promotion of any products, product candidates or devices in development by or which has been or which is being researched, developed, marketed, distributed, supported, sold or licensed out, in each case by or on behalf of the Company or any Subsidiary;

(xxiii)any Contract that, following the Closing, would bind or purport to bind the Buyer or any of its Affiliates (excluding the Company and the Subsidiaries); and

(xxiv)any other Contract (or group of related Contracts) (other than a Company Plan) not enumerated in any other clause of this Section 3.13(a) that either involves more than $50,000 or was not entered into in the Ordinary Course of Business.

(b)The Company has made available to the Buyer a complete and accurate copy of each Material Contract (as amended). With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is a party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company or the Subsidiary that is the party thereto, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity; and (iii) neither the Company, any Subsidiary nor, to the Knowledge of the Company, any other party thereto, is, in any material respect, in breach or violation of, or default under, any such Material Contract, and, to the Company’s Knowledge, no event has occurred, is occurring or, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute any such breach or default by the Company, any Subsidiary or, to the Knowledge of the Company, any other party under such Material Contract.

3.14Litigation. There is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened, with respect to or against the Company or any Subsidiary or, to the Company’s Knowledge, any current or former officer, director, employee, consultant or agent of the Company or any Subsidiary, in each case in its, his or her capacity as such or with respect to the Company or any Subsidiary, or seeking to prevent or delay the transactions contemplated hereby. No written (or, to the Company’s Knowledge, other) notice of any material Legal Proceeding involving or relating to the Company or any Subsidiary, whether pending or threatened, has been received by the Company or any Subsidiary, and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to, or serve as a basis for, any material Legal Proceeding against or affecting the Company or any Subsidiary. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Entity, by arbitration or otherwise) against or involving the Company or any Subsidiary. There is no Legal Proceeding by the Company or any Subsidiary pending, or which the Company or any Subsidiary has commenced preparations to initiate, against any other Person. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is the subject of any investigation by any Governmental Entity.

3.15Environmental Matters.

(a)The Company and the Subsidiaries have complied with all applicable Environmental Laws in all material respects. There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding relating to any Environmental Law involving the Company or any Subsidiary.

(b)Neither the Company nor any Subsidiary has any material liabilities or obligations arising from the release or threatened release of any Materials of Environmental Concern into the environment.

(c)Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company or any Subsidiary and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d)Set forth in Section 3.15(d) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any Subsidiary (whether conducted by or on behalf of the Company, any Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

(e)The Company has no Knowledge of any material environmental liability relating to any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any Subsidiary.

3.16Labor and Employment.

(a)Section 3.16(a) of the Company Disclosure Schedule contains a list of all current Company Employees (by employee identification number), along with the position, date of hire, annual rate of compensation (or with respect to Company Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person and employment status of each such person (including whether the person is on leave of absence and the dates of such leave), accrued vacation or paid time off, accrued sick time, part-time or full-time status, status as exempt or non-exempt from overtime if applicable, assigned work location, and remote work location, and the confidentiality and/or noncompetition agreement the employee signed. Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, each Company Employee employed in the United States is retained at-will. Each Company Employee has entered into the Company’s or such Subsidiary’s standard form of confidentiality and assignment of inventions agreement, a copy of which has previously been made available to the Buyer. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. To the Knowledge of the Company, no key Company Employee or group of Company Employees has any plans to terminate employment with the Company or any Subsidiary.

(b)Neither the Company nor any Subsidiary has breached or violated in any material respect any (i) applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, employee classification (for overtime purposes or as employee versus independent contractor), equal pay or pay equity, workers’ compensation, family and medical or other employee leave, the Immigration Reform and Control Act, disability rights or benefits, privacy, unlawful harassment, retaliation, whistleblowing, wrongful discharge or violation of the personal rights of Company Employees or prospective employees, equal opportunity/affirmative action, unemployment insurance, and occupational safety and health requirements, (ii) order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Entity with respect to employees, or (iii) employment or other individual service provider agreement. No claims, controversies, investigations, audits or other Legal Proceedings are pending or, to the Knowledge of the Company, threatened, with respect to such Laws or agreements, either by private Persons or by Governmental Entities. Neither the Company nor any Subsidiary is a party to a conciliation agreement, consent decree or other Contract or order with any Governmental Entity with respect to employment practices. No Company Employee has made, since January 1, 2017, a written (or, to the Knowledge of the Company, since January 1, 2020, any oral) complaint of discrimination, unlawful harassment, retaliation, or other similar wrongdoing. Since January 1, 2017, neither the Company nor any Subsidiary has received any request for, or conducted, an internal investigation of any officer or supervisor of the Company or any Subsidiary.

(c)The Company has made available to Buyer a list of all consultants and independent contractors currently engaged by either the Company or any Subsidiary, along with the position, date of retention and rate of remuneration for each such Person. Except as disclosed in Section 3.16(c) of the Company Disclosure Schedule, each such consultant or independent contractor is a party to a written agreement or Contract with the Company or is engaged through written agreements between the Company and staffing agencies that treat such consultant or independent contractor as employees of the agency. Each such consultant and independent contractor has entered into the Company’s or such Subsidiary’s standard form of consulting agreement with the Company or such Subsidiary, a copy of which has previously been made available to the Buyer. No independent contractor has provided services to the Company or any Subsidiary for a period of six (6) consecutive months or longer in a capacity that includes working more than ten hours a month on average. Neither the Company nor any Subsidiary has or has had any temporary or leased employees.

(d)The Company has made available to the Buyer a true, correct and complete list of all current Company Employees working in the United States who are not citizens or permanent residents of the United States, that indicates visa, work authorization, and green card status and the date their work authorization is scheduled to expire. All other current Company Employees employed in the United States are citizens or permanent residents. Neither the Company nor any Subsidiary employs or engages or has, since January 1, 2019, employed or engaged any individual outside the United States. Each current Company Employee working in a country other than one of which such Company Employee is a national has a valid work permit, certificate of sponsorship, visa, or other right under applicable Law that permits him or her to be lawfully working for the Company or the applicable Subsidiary in the country in which he or she is so providing services.

(e)Except as would not be material, the Company or applicable Subsidiary has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from Company Employees and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing.

(f)The Company has made available to the Buyer complete and accurate copies of (i) all of the Company’s and each Subsidiary’s written employee handbooks, employment manuals, employment policies, or affirmative action plans, and (ii) written summaries of all unwritten employment policies, including the policy of the Company and each Subsidiary with respect to the ability of employees to take time off.

(g)Neither the Company nor any Subsidiary has any material Liability or obligation with respect to (i) any misclassification of any person as an independent contractor rather than as an employee, as an employee rather than as an independent contractor, or as a non-employee when in fact employed, (ii) any employee leased from another employer or (iii) any person currently or formerly classified as exempt from, or otherwise not paid where required, overtime and minimum wages.

(h)To the Company’s Knowledge, no current Company Employee is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or its Subsidiaries or to the use of trade secrets or proprietary information of others, nor, to the Company’s Knowledge, will any current Company Employee be in violation under any such agreement or covenant upon employment by or performance of services for the group of companies including the Buyer.

3.17Employee Benefit Plans.

(a)Section 3.17(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans (other than (i) employment offer letters that are terminable at-will by the Company or any of the Subsidiaries without a required notice period or severance or change of control pay or benefits, in which case only the forms of such offer letters will be listed, (ii) independent contractor or consulting Contracts for individual services that may be terminated on notice of thirty (30) days or less without the payment of termination or other benefits in excess of those required by applicable Law, in which case only such standard forms of independent contractor or consulting Contracts for individual services may be listed, and (iii) individual equity award agreements that do not deviate from the standard forms of the Company or any of the Subsidiaries, in which case only such standard forms of equity award agreement will be listed). Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500 and (for all funded plans) all plan financial statements for the last three (3) plan years for each Company Plan, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past three (3) years and the requirements of Section 417 of the Code, (vi) all disclosures received by the Company with respect to ERISA Section 408(b)(2) or provided by a Company Plan pursuant to ERISA Section 404(a) and (vii) any written or electronic communications from or to the Internal Revenue Service, the United States Department of Labor or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions), have been made available to the Buyer. No current or former Company Plan is or has been subject to non-U.S. Law.

(b)Each Company Plan has been administered in accordance in all material respects with its terms and with the applicable provisions of ERISA and the Code and the regulations thereunder and other applicable Law, and in all material respects, each of the Company, the Subsidiaries and the ERISA Affiliates has met its obligations with respect to each Company Plan and has timely made all required contributions thereto. There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans.

(c)Since January 1, 2017, there have been no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any Liability. No Company Plan is or, since January 1, 2017, has been the subject of, or has received written notice that it is the subject of, examination by a Governmental Entity nor has it become a participant in a government sponsored amnesty, voluntary compliance or similar program.

(d)Neither the Company nor any Subsidiary currently or previously maintained or contributed to any Employee Benefit Plan that is or was intended to be qualified under Section 401(a) of the Code other than the Combangio, Inc. 401(k) Plan (the “Company 401(k) Plan”). The Company 401(k) Plan has received a determination, opinion, or advisory letter from the IRS to the effect that such Company Plan is qualified and the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code or is based on prototype or volume submitter documents that has received such letter, no such determination, opinion, or advisory has been revoked and revocation has not been threatened, and no act or omission has occurred since January 1, 2017 that would increase its cost (other than in connection with increases in numbers of individuals employed and compensation paid). The Company has corrected any corrected any operational or documentary failures relating to the Company 401(k) Plan since inception in accordance with governmental corrections procedures and applicable Law. The Company 401(k) Plan, if intended to comply with Section 404(c) of ERISA, has so complied. The Company 401(k) Plan is not a safe harbor plan for the current plan year. The investment vehicles used to fund the Company 401(k) Plan may be changed at any time with no more than minimal delays and without incurring a sales charge, surrender fee or other similar expense other than customary charges imposed on transactions within participant-directed accounts. Except as set forth on Schedule 3.17(d), no individuals have loans outstanding from the Company 401(k) Plan. Each Company Plan has complied with ERISA Section 408(b)(2) (or other applicable exemption) and with ERISA Section 404(a).

(e)Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained or contributed to or had any Liability or obligation (including on account of any ERISA Affiliate) with respect to any: (i) employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iii) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f)With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements.  Neither the Company nor any Subsidiary has any liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Company Financial Statements.  The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan.

(g)No employee, officer, director or manager, or former employee, officer, director, or manager (or beneficiary of any of the foregoing) of the Company or any Subsidiary is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) beyond retirement or other termination of employment, other than cash severance (to the extent disclosed) or as required by applicable Law, and there have been no written or oral commitments inconsistent with the foregoing.

(h)No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Buyer, the Company, any Subsidiary, any ERISA Affiliate, or any plan participant to any material fine, penalty, Tax or Liability of any kind imposed under ERISA, the Code or any other applicable Law (other than Liabilities associated with the routine operation of the Company Plan).

(i)No Company Plan contains any provision or is subject to any applicable Law that, in connection with the Merger or any of the other transactions contemplated by this

Agreement or upon related, concurrent or subsequent employment termination, or in combination with any other event, would (i) increase, accelerate or vest any compensation or benefit, except as required by Law with respect to the termination of any Company Plan pursuant to Section 6.9, (ii) require severance, termination or retention payments, (iii) provide any term of employment or compensation guaranty, (iv) forgive any Indebtedness, (v) require or provide any payment or compensation subject to Section 280G of the Code (and no such payment or compensation has previously been made), (vi) promise or provide any Tax gross ups or indemnification, whether under Sections 409A or 4999 of the Code or otherwise or (vii) measure any values of benefits on the basis of any of the transactions contemplated hereby. No stockholder, employee, officer or director of the Company has been promised or paid any bonus or incentive compensation related to the transactions contemplated hereby.

(j)There are no loans or extensions of credit from the Company, any Subsidiary, or any ERISA Affiliate to any Company Employee or any service provider to the Company. There is no corporate-owned life insurance (COLI), split-dollar life insurance policy or any other life insurance policy on the life of any Company Employee or on any Company Stockholder.

(k)Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) is and has been operated and documented in material compliance with Code Section 409A. Any corrections of violations of Code Section 409A have complied with the applicable IRS requirements. No stock option granted under any Company Plan has an exercise price that has been less than the fair market value of the underlying stock as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

3.18Compliance with Laws. Each of the Company and the Subsidiaries has conducted, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity or other Person alleging any material noncompliance with any applicable Law. Neither the Company nor any Subsidiary has any material Liability for failure to comply with any Law and, to the Knowledge of the Company, there is no act, omission, event or circumstance that has occurred that would reasonably be expected to give rise to any such Liability. Neither the Company nor any Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any manager, member or other equity holder, officer or Company Employee or concerning any actual or alleged fraud.

3.19Unlawful Payments. The Company and the Subsidiaries are and have been in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention, all other international anti-bribery conventions and all applicable anti-corruption or bribery Laws in any jurisdiction in which the Company or any Subsidiary has conducted its business (collectively, “Anti-Bribery Laws”). Neither the Company nor any Subsidiary has received any written communication from any Governmental Entity that alleges that the Company or any Subsidiary, or any current or former Representatives thereof, is or may be in violation of, or has, or may have, any Liability under, any Anti-Bribery Laws, and no such potential violation of Anti-Bribery Laws has been discovered by or brought to the attention of the Company or any Subsidiary since January 1, 2015. Neither the Company nor any Subsidiary has made or anticipates making any disclosures to any Governmental Entity for potential violations of Anti-Bribery Laws. None of the Company and the Subsidiaries’ current or former Representatives is currently an officer, agent or employee of a Governmental Entity. Neither the Company nor any Subsidiary nor any of their respective current or former Representatives has directly or indirectly offered, given, reimbursed, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment) or any commission payment payable to (a) any Person who is an official, officer, agent, employee or representative of any Governmental Entity or of any existing or prospective customer (whether or not owned by a Governmental Entity), (b) any political party or official thereof, (c) any candidate for political or political party office or (d) any other Person affiliated with any such customer, political party or official or political office, in each case while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, reimbursed, paid or promised, directly or indirectly, for purposes not allowable under the Anti-Bribery Laws, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or other Person affiliated with any such customer, political party or official or political office.

3.20Permits and Regulatory Matters.

(a)The Company and its Subsidiaries are developing, testing, labeling, packaging, manufacturing, and at all times has developed, tested, labeled, packaged, manufactured and stored all investigational products in material compliance with the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq. (the “FDCA”) and applicable implementing regulations issued by the U.S. Food and Drug Administration (“FDA”), including, as applicable, those requirements relating to the FDA’s current good manufacturing practices (“GMP”), good laboratory practices (“GLP”), good clinical practices (“GCP”)and investigational use.

(b)The Company and its Subsidiaries have filed with the FDA and any other applicable governmental entity all required notices, registration applications, order forms, reports, supplemental applications and annual or other reports or documents, including serious adverse experience reports, required by applicable Laws and authorizations for the continued development, testing and handling of the investigational products. Neither the Company nor any Subsidiary has received any written notice from any regulatory authority regarding a violation of the FDCA or its regulations with respect to any investigational products or the manufacturing, handling, storage, testing or shipment of such products.

(c)The studies, tests, preclinical development and clinical trials, if any, conducted by or on behalf of the Company and its Subsidiaries for the purpose of supporting a regulatory application or submission to the FDA for marketing authorization of an investigational product are being conducted in all material respects in accordance with approved protocols and all applicable Laws, including GMP, GLP and GCP requirements. The descriptions of, protocols for, and material data and other results of, such studies, tests, development and trials conducted by or on behalf of the Company or any Subsidiary for the purpose of supporting a regulatory application or submission to the FDA, that have been furnished or made available to the Buyer are accurate in all material respects and are a fair representation of the materials known to the Company

(d)Neither the Company nor any Subsidiary has received any written notice that the FDA or any other Governmental Authority has commenced, or, to Company’s Knowledge, threatened to initiate, any action to withdraw or suspend an IND, or commenced or, to the Company’s Knowledge threatened in writing to initiate, any action to enjoin production of any investigational product at any of its or its suppliers’ facilities. No clinical investigator who has conducted or, if still pending, is conducting any clinical trial sponsored by or on behalf of Company or any of its Subsidiaries has been disqualified from receiving investigational products by the FDA or any other Governmental Authority or received any written notice from the FDA or any other Governmental Authority of an intent to initiate such disqualification proceedings.

(e)To the Company’s Knowledge, there are no studies, tests, development or trials the results of which reasonably call into question the results of the studies, tests, development and trials conducted by or on behalf of the Company or any Subsidiary, and neither the Company nor any Subsidiary has received any notices or correspondence from the FDA or any other Governmental Entity or any Institutional Review Board or comparable authority requiring the termination, suspension or material modification of any studies, tests, preclinical development or clinical trials conducted by or on behalf of the Company or any Subsidiary. The Company and its Subsidiaries have made available to Buyer all material information in possession of the Company and its Subsidiaries with respect to the safety and efficacy of all products from preclinical and/or clinical studies sponsored by the Company.

(f)None of the Company, any Subsidiaries or, to the Company’s Knowledge, any of their respective suppliers or contract manufacturers has received an FDA Form 483 or any other Governmental Entity notice of inspectional observations related to or affecting any product. The Company does not have Knowledge of any facts which furnish any reasonable basis for any Form FDA-483 observations or regulatory or warning letters from the FDA or other similar communications from the FDA or any other Governmental Entity.

(g)Neither the Company nor its Subsidiaries have received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other adverse action from the FDA alleging that any operation or activity of the Company or its Subsidiaries is in material violation of the FDCA or the respective counterparts thereof promulgated by applicable state Governmental Entities. No civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, inquiry, proceeding or request for information is pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary regarding a violation of any applicable Law.

(h)Neither the Company nor any Subsidiary has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or any such similar policies set forth in any applicable Laws. None of the Company, its Subsidiaries or, to the Company’s

Knowledge, any of their respective officers, employees or agents, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment or exclusion under applicable Law, including 21 U.S.C. Section 335a.

3.21Insurance. Section 3.21 of the Company Disclosure Schedule lists, as of the date of this Agreement, each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, errors and omissions, cybersecurity, professional services, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, a named insured or otherwise the beneficiary of coverage, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in material compliance with the terms of such policies. The Company has no Knowledge of any threatened termination of, or premium increase outside the Ordinary Course of Business with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 3.21 of the Company Disclosure Schedule identifies all claims asserted by the Company pursuant to any insurance policy since the inception of the Company and describes the nature and status of each such claim.

3.22Suppliers. Section 3.22 of the Company Disclosure Schedule sets forth a list of each supplier that is the sole supplier of any significant product or service to the Company or any Subsidiary. No such supplier has indicated within the past year that it will stop, or decrease the rate of, supplying materials, products or services to the Company or any Subsidiary.

3.23Certain Business Relationships With Related Parties. No officer, director, or five percent (5%) or greater stockholder of the Company or any Subsidiary, directly or indirectly, (a) owns any material property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, (c) owes any money to, or is owed any money by, the Company or any Subsidiary, or (d) is a party to any Contract with the Company or any Subsidiary, in each case, other than customary indemnification agreements, employment agreements, employment related restrictive covenant agreements, employment-related intellectual property assignment agreements and Company Equity Award agreements, in each case entered into in the Ordinary Course of Business, and compensation and expense reimbursement provided to officers, employees, consultants, contractors, agents and directors (or equivalent) in the Ordinary Course of Business. Section 3.23 of the Company Disclosure Schedule describes any transactions or relationships between the Company or any Subsidiary and any officer, director or five percent (5%) or greater stockholder thereof that occurred or have existed since the beginning of the time period covered by the Company Financial Statements other than customary indemnification agreements, employment agreements, employment related restrictive covenant agreements, employment-related intellectual property assignment agreements and Company Equity Award agreements, in each case entered into in the Ordinary Course of Business and disclosed in the Company

Disclosure Schedule, and compensation and expense reimbursement provided to officers, employees, consultants, contractors, agents and directors (or equivalent) in the Ordinary Course of Business and disclosed in the Company Disclosure Schedule.

3.24Investment Questionnaires. The Company Equityholders representing at least ninety five percent (95%) of the Fully Diluted Shares have each completed, executed and delivered to the Company an Investor Representation Letter, dated as of a recent date, and copies of all such executed Investor Representation Letters have been made available to the Buyer. The Company has no reason to believe that the statements set forth therein are not true.

3.25Brokers; Schedule of Fees and Expenses. Neither the Company nor any Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

3.26Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

3.27Data Privacy and Security.

(a)Section 3.27(a) of the Company Disclosure Schedule contains a description of the types of Personal Data currently Processed by or for the Company and each Subsidiary, and the countries in which the Company has (i) operations or (ii) customers. The Company and the Subsidiaries have for the past three (3) years complied in all material respects with all applicable Information Privacy and Security Laws, all of the Company Privacy Policies, and all their contractual obligations to any Person regarding privacy or data security with respect to their Processing of Personal Data.

(b)The Company and the Subsidiaries have not received any written or, to the Company’s Knowledge, other notice of any claims, audits, investigations by regulatory authorities or any data protection authorities, or written or, to the Company’s Knowledge, other allegations of violations of Information Privacy and Security Laws by the Company or any Subsidiary or with respect to Personal Data Processed by, or under the control of, the Company or any Subsidiary. The Company and the Subsidiaries and, to the Knowledge of the Company, their respective customers have not received any written or, to the Company’s Knowledge, other complaints or claims from any Person alleging any violation of applicable Information Privacy and Security Laws by the Company or any Subsidiary in their Processing of Personal Data.

(c)The Company and its Subsidiaries have adopted reasonable and appropriate administrative, technical and physical safeguards customary for similarly structured companies of the size and nature of the Company to (i) safeguard the security, confidentiality, and integrity of material Company Data; (ii) protect against unauthorized access to the Internal Systems and Company Data (including on the systems of third parties with access to such Internal Systems or Company Data); and (iii) provide for the back-up and recovery of the material Company Data Processed using Internal Systems without material disruption or interruption to the conduct of the Company’s and the Subsidiaries’ respective businesses. During the past three (3) years, (i) to the Knowledge of the Company, neither the Company nor the Subsidiaries, nor any third party acting on their behalf, has suffered or incurred a Data Security Incident, and (ii) neither the Company nor any of the Subsidiaries has notified any Person of any Data Security Incident.

3.28Disclosure. No representation or warranty of the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

Except as disclosed in the Buyer SEC Reports (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article IV are true and correct:

4.1Organization, Standing and Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the state of its incorporation. The Buyer has all requisite power and authority (corporate and other) to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it.

4.2Authority; No Conflict; Required Filings and Consents.

(a)Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement, the Escrow Agreement (in the case of the Buyer) and the other agreements, instruments and documents contemplated hereby that are to be executed or delivered by the Buyer (the “Buyer Ancillary Agreements”) to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement, the Escrow Agreement (in the case of the Buyer), the Buyer Ancillary Agreements to which either is a party and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary, respectively. This Agreement and the Buyer Ancillary Agreements have each been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary, as applicable, and each constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b)Subject to the filing of the Certificate of Merger as required by the DGCL, neither the execution, delivery and performance by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the performance by the Buyer or the Transitory Subsidiary of their respective obligations hereunder or thereunder, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of the Organizational Documents of the Buyer or the Transitory Subsidiary, each as amended to date, (ii) require on the part of the Buyer or the Transitory Subsidiary any notice to or registration or filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets, except in the case of the foregoing clauses (iii) and (iv) for such notices, consents and waivers that, if not obtained or made, and such conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations and violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

4.3Capitalization. The authorized capital stock of the Buyer consists of 120,000,000 shares of Buyer Common Stock and 5,000,000 shares of Buyer Preferred Stock, $0.001 par value per share (“Buyer Preferred Stock”). As of the close of business on the Business Day prior to the date of this Agreement, there were (i) 65,500,275 shares of Buyer Common Stock and no shares of Buyer Preferred Stock outstanding and (ii) no shares of Buyer Common Stock held in treasury.

4.4Buyer Common Stock. The shares of Post-Closing Stock Consideration and the stock portion of any Contingent Consideration, in each case subject to issuance pursuant to Article II of this Agreement, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer imposed under applicable securities Laws and restrictions on transfer thereof as provided for herein or Liens imposed as a result of any action or inaction of the Company or any Company Equityholder), and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of the Buyer or any Contract to which Buyer is a party or is otherwise bound.

4.5SEC Filings; Financial Statements. The Buyer has filed all registration statements, forms, reports, certifications and other documents required to be filed by Buyer with the SEC since January 1, 2020. All such registration statements, forms, reports and other documents are referred to herein as the “Buyer SEC Reports.” All of the Buyer SEC Reports (i) were filed on a timely basis, (ii) at the time filed (or if amended prior to the date hereof, when so amended), complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Buyer SEC Reports and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect. Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Buyer SEC Reports at the time filed (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in accordance with GAAP the consolidated financial position of the Buyer and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

4.6Litigation. There is no Legal Proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer or Transitory Subsidiary seeking to prevent or delay the transactions contemplated hereby or that materially and adversely effects the ability of the Buyer to consummate the Merger and the other transactions contemplated hereby.

4.7No Prior Activities. The Transitory Subsidiary has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement, including the Merger. As of the date of this Agreement, all of the issued and outstanding capital stock of the Transitory Subsidiary is owned beneficially and of record by Buyer.

4.8Compliance with Laws. Each of the Buyer and its subsidiaries has conducted, and is conducting, its business and operations in compliance in all material respects with all applicable Laws. Neither the Company nor any of its subsidiaries has received any notice or other communication from any Governmental Entity or other Person alleging any material noncompliance with any applicable Law that remains unresolved. Neither the Buyer nor any of its subsidiaries has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law by any manager, director, officer or Affiliate concerning any actual or alleged fraud.

4.9Brokers; Schedule of Fees and Expenses. Neither the Buyer nor the Transitory Subsidiary has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1Operation of Business. Except as set forth on Section 5.1 of the Company Disclosure Schedule, with the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement, during the Pre-Closing Period, the Company shall, and shall cause each Subsidiary to, conduct its operations only in the Ordinary Course of Business and in compliance with all applicable Laws and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with suppliers and others having business dealings with it and continue the timely payment of its accounts payable. Without limiting the generality of the foregoing, during the Pre-Closing Period the Company shall not, and shall cause each Subsidiary not to, without the written consent of the Buyer:

(a)issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except (i) pursuant to the exercise or conversion of Company Options outstanding on the date hereof, (ii) issuances of Company Common Stock upon the conversion of Company Preferred Stock in accordance with the Organizational Documents of the Company as in effect on the date of this Agreement, and (iii) issuances of Company Common Stock upon the settlement of Other Company Equity Awards in accordance with their terms, in each case in the Ordinary Course of Business), or amend any of the terms of (including the vesting of) any Company Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (other than the repurchases or redemptions for no or nominal consideration pursuant to their terms as of the date of this Agreement);

(b)split, combine or reclassify any shares of its capital stock; adopt or carry out any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c)create, incur or assume any Indebtedness, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make, cancel or forgive any loans, advances or capital contributions to, or investments in, any other Person;

(d)hire any new officers, employees or, except in the Ordinary Course of Business and as can be terminated on no more than 30 days’ notice at no cost to the Company and the Subsidiaries, any new consultants;

(e)except as required to comply with applicable Law or required by Contracts or Company Plans existing on the date hereof and disclosed in Section 5.1(e) of the Company Disclosure Schedule, (i) adopt, enter into, terminate or amend any employment, severance, retention or change in control plan or Contract, any Company Plan (other than amendments by a professional employer organization with respect to plans covering multiple employers) or any collective bargaining agreement, (ii) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (iii) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding Company Equity Awards, (iv) pay any benefit to any employee or consultant of the Company or any Subsidiary except as required as of the date of this Agreement under any Company Plan, (v) grant any awards to any employee or consultant of the Company or any Subsidiary under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity or equity-based compensation, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits to any employee or consultant of the Company or any Subsidiary under any employee plan, agreement, Contract or arrangement or benefit plan, other than payment of premiums due or contributions owed in the Ordinary Course of Business;

(f)(i) merge or consolidate with any Person; or (ii) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any Subsidiary or any other corporation, partnership, association or other business organization or division thereof);

(g)mortgage or pledge any of its property or assets or subject any such property or assets to any Lien;

(h)discharge or satisfy any Lien or pay any Liability other than in the Ordinary Course of Business;

(i)amend its Organizational Documents;

(j)sell, assign, transfer, license or sublicense any Company Intellectual Property;

(k)change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(l)change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(m)except as required by applicable Law, make, or amend any filings with the FDA or any other Regulatory Authority;

(n)make or change any Tax election, change an annual accounting period, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, settle or compromise any Tax Liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o)enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, applicable Law or any Contract of a nature required to be listed in Section 3.11(b), Section 3.12 or Section 3.13 of the Company Disclosure Schedule;

(p)fail to maintain in full force and effect insurance policies providing for coverage which are in effect as of the date of this Agreement;

(q)make or commit to make any capital expenditure in excess of $10,000 per item or $25,000 in the aggregate;

(r)institute or settle any Legal Proceeding;

(s)take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied;

(t)take any action to adversely effect, or fail to take any action necessary to preserve the validity of, any Company Intellectual Property or Permit; or

(u)agree in writing or otherwise to take any of the foregoing actions.

In addition, during the Pre-Closing Period, the Company shall and shall cause each Subsidiary to continue to make regularly scheduled payments pursuant to the terms of any Contract with respect to any Indebtedness, if any, in existence as of the date of this Agreement.

5.2Confidentiality.

(a)The parties acknowledge that the Buyer and the Company have previously executed the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified herein.

(b)The Company (prior to the Closing) agrees not to, directly or indirectly, disclose the existence or terms of this Agreement or any other agreement contemplated hereby or any other information regarding this Agreement, the Merger or any of the other matters contemplated hereby, including any terms of this Agreement with respect to which the Buyer has sought confidential treatment under applicable SEC rules, except to the extent such information is or becomes generally known to the public (other than as a result of a disclosure by the Company or any Company Equityholders).

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1No Solicitation.

(a)During the Pre-Closing Period, the Company shall not, and the Company shall cause each Subsidiary and each of the respective officers, directors, employees, representatives and agents of the Company or any Subsidiary not to, directly or indirectly, through any officer, director, employee, Affiliate, agent or representative or otherwise, (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer or its representatives) concerning any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any Subsidiary,

(ii) furnish any information concerning the business, properties or assets of the Company or any Subsidiary or the shares of Company Stock to any party (other than the Buyer or its representatives) or (iii) engage in negotiations or enter into any Contract with any party (other than the Buyer or its representatives) concerning any such transaction.

(b)The Company shall immediately notify any party with which discussions or negotiations of the nature described in Section 6.1(a) were pending that such discussions or negotiations are terminated. If the Company or any Subsidiary receives any inquiry, proposal or offer of the nature described in Section 6.1(a), the Company shall, within one (1) Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

6.2Stockholder Consent or Approval.

(a)The Company shall use Reasonable Best Efforts to secure and cause to be filed with the Company, as expeditiously as possible following the execution of this Agreement, the Written Consent duly executed by Company Stockholders sufficient to secure the Company Stockholder Approval (collectively, the “Consenting Stockholders”). Promptly following the receipt of the Company Stockholder Approval, the Company shall deliver to the Buyer a certificate executed on behalf of the Company by its Secretary and certifying that the Company Stockholder Approval has been obtained. Promptly (and in no event later than two (2) Business Days) following receipt of the Company Stockholder Approval, the Company shall deliver the Disclosure Statement, in a form reasonably acceptable to the Buyer, to all stockholders of the Company that did not execute the Written Consent. The Disclosure Statement shall (i) include the notice contemplated by Section 228(e) of Delaware Law of the taking of a corporate action without a meeting by less than a unanimous written consent to inform such Company Stockholders that this Agreement and the Merger were adopted and approved by the stockholders of the Company, (ii) solicit the recipient stockholders to execute the Written Consent, (iii) include a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Equityholders and the authority of the Company Equityholder Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), and (iv) inform the recipient stockholders that appraisal rights are available for their shares of Company Stock pursuant to Section 262 of the DGCL (and include a copy of such Section 262). The Buyer and its counsel shall be given an adequate opportunity to review and comment on the Disclosure Statement, and the Company shall reasonably reflect all comments of the Buyer or its counsel thereon. The Company shall promptly inform the Buyer of the date on which the Disclosure Statement was delivered to the stockholders of the Company that did not execute the Written Consent.

(b)The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c)The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing for inclusion in the Disclosure Statement).

(d)The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.3Access to Information.

(a)During the Pre-Closing Period, the Company shall (and shall cause each Subsidiary to) afford the officers, attorneys, accountants, tax advisors, lenders and other authorized representatives of the Buyer free and full access upon reasonable notice and during normal business hours to all personnel, offices, properties, databases, systems, books and records of the Company and the Subsidiaries, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company and the Subsidiaries, and the Buyer shall be permitted to make abstracts from, or copies of, all such books and records. The Company shall (and shall cause each Subsidiary to) furnish to the Buyer such financial and operating data and other information as to the business of the Company and the Subsidiaries as the Buyer shall reasonably request.

(b)During the Pre-Closing Period, within ten (10) days after the end of each calendar month ending prior to the Closing, the Company shall furnish to the Buyer an unaudited consolidated income statement for such month and a consolidated balance sheet as of the end of such month, prepared in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in Company Financial Statements (to the extent consistent with GAAP). Such financial statements shall present fairly the consolidated financial condition and results of operations of the Company and the Subsidiaries as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

(c)The Company shall, if requested by the Buyer, introduce the Buyer to suppliers of the Company and the Subsidiaries for the purpose of facilitating the post-Closing integration of the Company and the Subsidiaries and their businesses into that of the Buyer.

6.4Closing Efforts; Legal Conditions to the Merger; Third-Party Consents.

(a)Each of the parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement to be completed at Closing, including using its Reasonable Best Efforts to ensure that (i) each of their respective representations and warranties remain true and correct through the Closing Date and (ii) the conditions to the obligations of the other parties to consummate the Merger are satisfied.

(b)Each party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable Laws in connection with the consummation of the transactions contemplated by this Agreement.

(c)The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Company Disclosure Schedule. The Company shall promptly notify the Buyer if it receives any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

6.5Public Disclosure. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that (a) the Company and each of the Company Equityholders acknowledge and agree that the Buyer (i) may issue, without the approval of any other party, a press release with respect to this Agreement and the matters contemplated hereby, (ii) intends to publicly file this Agreement with the SEC and (iii) intends to seek confidential treatment under applicable SEC rules with respect to certain matters and terms contained in this Agreement; (b) the Buyer or the Company may make any public disclosure it believes in good faith is required by applicable Law or stock market rule (in which case the disclosing party shall use Reasonable Best Efforts to advise the other party and provide them with a copy of the proposed disclosure prior to making the disclosure) and (c) the Buyer and its Affiliates shall not be bound by the provisions of this Section 6.5 following the Closing Date.

6.6Notification of Certain Matters. During the Pre-Closing Period, the Company shall promptly deliver to the Buyer notice (including a reasonably detailed description) upon becoming aware of any fact, circumstance or development that constitutes (or would reasonably be expected to constitute or result in) any material breach of any representation, warranty or covenant set forth herein, any material misstatement in or omission from the Disclosure Statement or the Company Disclosure Schedule or the non-satisfaction of any condition set forth in Article VII. No such notice shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty, covenant or condition in this Agreement, the Disclosure Statement or the Company Disclosure Schedule.

6.7280G Covenant. Prior to the Closing Date, the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish the disqualified individual’s right to the payment or other compensation if approved by the Company Stockholders, and the Company shall obtain any required waivers or consents from the disqualified individual prior to the vote. In addition, the

Company shall provide adequate disclosure to Company Stockholders that hold voting Company Stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. Prior to the vote, the Buyer and its counsel shall be given the right to review and comment on all documents required to be delivered to the Company Stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all comments of the Buyer or its counsel thereon. Buyer and its counsel shall be provided copies of all documents executed by the stockholders and disqualified individuals in connection with the vote.

6.8FIRPTA. Prior to the Closing, the Company shall deliver to the Buyer a certification that the shares of Company Stock are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service (which shall be filed by the Buyer with the Internal Revenue Service following the Closing), in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If the Buyer does not receive the certifications and/or notices described above on or before the Closing Date, the Buyer, the Transitory Subsidiary, the Escrow Agent and the Exchange and Paying Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

6.9Termination of 401(k) Plan. Upon the Buyer’s written request, prior to Closing, the Company shall terminate the Company 401(k) Plan, with the termination being prospectively effective not later than the day immediately preceding the Closing Date. The Company shall provide the form of resolutions for the foregoing to the Buyer for its review and approval not less than five (5) Business Days preceding the Closing Date and shall adopt the resolutions no later than the day immediately preceding the Closing Date. The Buyer may also require a freeze of the Company 401(k) Plan as of an earlier date (aligning where possible with payroll dates shortly before the expected Closing Date) to assist with transition timing.

6.10Required Financial Statements; Resale Registration Statement.

(a)Prior to Closing, the Company shall deliver to the Buyer (i) historical consolidated financial statements for the Company and the Subsidiaries for the fiscal year ended 2020, and for the nine (9) month period ended September 30, 2021, in a form that complies with the requirements of Item 9.01 of Form 8-K and Rules 3-05 and 3-06 of Regulation S-X of the SEC for a business acquisition required to be described in answer to Item 2.01 of Form 8-K, including information required for the Buyer to prepare the pro forma financial information required by Item 9.01 of Form 8-K, (ii) an unqualified report from the Company’s independent accounting firm stating that such financial statements present fairly, in all material respects, the consolidated financial position, as well as the consolidated results of operations and cash flows, of the Company and the Subsidiaries for the periods covered by the such financial statements, in conformity with GAAP and (iii) such other historical and/or pro forma financial information of the Company that Buyer may reasonably request in connection with Buyer’s reporting obligations related to this Agreement or the Merger (collectively, the “Required Company Information”).

(b)Prior to the Closing, the Company shall provide the Buyer with such additional information, including reliance letters from the Company’s independent accounting firm, as the Buyer may reasonably request in order to comply with the requirements for financial statements included in Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and/or Current Reports on Form 8-K required to filed under the Exchange Act with respect to the Company and its Subsidiaries for the period prior to the Closing Date as well as Buyer’s preparation of pro forma financial statements in respect of the acquisition of the Company and its Subsidiaries by Buyer, in each case in compliance with Buyer’s reporting obligations under the Securities Act and the Exchange Act.

(c)Upon the occurrence of a Registration Event, the Buyer shall file with the SEC a registration statement with respect to the public resale by the Company Equityholders of applicable shares of Buyer Common Stock issued in connection with such Registration Event (“Registration Event Shares”) on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, in respect of which the Buyer will use, if eligible, in order of priority: (i) an automatic shelf registration statement on Form S-3 pursuant to Rule 462(e) under the Securities Act, if eligible (an “Automatic Shelf Registration Statement”), (ii) a registration statement on Form S-3, or (iii) another appropriate form including a Form S-1 resale shelf (a “Registration Statement”). The Buyer shall file such Registration Statement within thirty (30) days after the occurrence of the Registration Event; provided, that the Company and each of the Company Equityholders acknowledge and agree that no filing of any Registration Statement shall be required during any “blackout period” as defined in the Buyer’s insider trading policy in effect as of the date hereof and in the event a “blackout period” occurs or is occurring following a Registration Event, the deadline to file the applicable Registration Statement shall be the later of the date that is thirty (30) days after the occurrence of such Registration Event and one (1) Business Day after the end of such “blackout period”. Buyer shall cause any Registration Statement (including the documents incorporated therein be reference) to comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act. If the Registration Statement is not an Automatic Shelf Registration Statement, the Buyer shall use Reasonable Best Efforts to have the Registration Statement declared effective under the Securities Act as soon as practicable after such Registration Statement is filed.

(d)The Buyer shall use Reasonable Best Efforts to keep any such Registration Statement continuously effective and usable under the Securities Act until the date that is the six month anniversary of the issuance of the applicable Registration Event Shares subject to such Registration Statement or such earlier time as all such Registration Event Shares (i) have been sold pursuant thereto or (ii) may be transferred under Rule 144 or another similar exemption under the Securities Act without manner of sale or volume restrictions (a “Registration Period”). Buyer will promptly notify the Company Equityholders of the time any such Registration Statement became effective or a supplement to any prospectus forming a part of the Registration Statement has been filed.

(e)The Buyer may, by written notice to the Company Equityholder Representative, (i) delay the filing or effectiveness of any Registration Statement or (ii) suspend any Registration Statement after effectiveness and require that the Company Equityholders immediately cease sales of shares pursuant to such Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with such Registration Statement would require disclosure of such activity, transaction, preparations or negotiations; provided that (A) the Buyer shall not suspend any Registration Statement pursuant to this section more than two (2) times in any successive six (6) month period, and in each instance for no longer than seventy five (75) days, (B) Buyer shall not file any other registration statements for resale by any other securityholders during such suspension period and (C) Buyer shall suspend all other then effective registration statements and any related prospectus for the resale of securities by stockholders of the Buyer during such suspension period (other than a registration statement on Form S-8 or any successor form). Each Company Equityholder agrees to keep and hold confidential the fact of, and any information contained or referenced in, any such notice described in this Section 6.10(e).

(f)If the Buyer delays or suspends any Registration Statement or requires the Company Equityholders to cease sales of shares pursuant to Section 6.10(e), the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of such Registration Statement and/or give written notice to the Company Equityholder Representative authorizing the Company Equityholders to resume sales pursuant to such Registration Statement. If as a result thereof the prospectus included in such Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to the Company Equityholder Representative given pursuant to this Section 6.10(f), and the Company Equityholders shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised prospectus.

(g)In connection with the filing by the Buyer of any Registration Statement, the Buyer shall furnish to each Company Equityholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act. The Buyer shall promptly provide the Company Equityholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Equityholders shall be free to resume making offers and sales under such Registration Statement. All of the Buyer’s expenses incurred in connection with any registration of Registration Event Shares pursuant to this Agreement, including all SEC fees, blue sky registration and filing fees, listing notices and filing fees, print fees and expenses, transfer agents’ and registrars’ fees and expenses and all fees and expenses of the Buyer’s outside counsel and independent accounts of the Buyer shall be paid by the Buyer; provided that, the Buyer shall not be responsible for any brokerage fees, selling commissions or underwriting spread or discounts incurred by the Company Equityholders in connection with sales under the Registration Statement or any fees and expenses of any counsel retained by or on behalf of the Company Equityholders.

(h)The Buyer agrees to indemnify each Company Equityholder, each of its transferees included as a selling stockholder in a Registration Statement, and each of its and their respective directors and officers against, and hold each Company Equityholder, each of its transferees included as a selling stockholder in a Registration Statement, and each of its and their respective directors and officers harmless from, any losses, claims, damages, expenses or liabilities, excluding all attorneys fees, to which any such Person may become subject by reason of (i) any untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement, including any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, (ii) any omission by the Buyer to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation by the Buyer of the Securities Act, the Exchange Act, any state securities or “blue sky” laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities or “blue sky” laws; provided that, such indemnification obligations shall not apply with respect to statements or omissions in such Registration Statement made in reliance upon, or in conformity with, a written statement by any Company Equityholder furnished pursuant to this Section 6.10 expressly for use in such Registration Statement.

(i)The Buyer shall not be required to include any Registration Event Shares in any Registration Statement unless:

(i)the Company Equityholder owning such shares furnishes to the Buyer in writing such information regarding such Company Equityholder and the proposed sale of Buyer Common Stock by such Company Equityholder as the Buyer may reasonably request in writing in connection with such Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

(ii)such Company Equityholder shall have provided to the Buyer its written agreement:

(A)to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in such Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Equityholder furnished pursuant to this Section 6.10 expressly for use in such Registration Statement; and

(B)to report to the Buyer sales made pursuant to such Registration Statement upon request of Buyer.

(j)From the date of this Agreement until the earlier of the date this Agreement is terminated in accordance with its terms and the end of the last Registration Period, the Buyer shall use its Reasonable Best Efforts to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, and file with the SEC in a timely manner all reports and other documents required to be filed by the Buyer under the Securities Act and the Exchange Act.

6.11Product Regulatory Meetings. During the Pre-Closing Period, the Company shall provide the Buyer with advance notice of all meetings, conferences, and discussions scheduled with Regulatory Authorities concerning any regulatory matters relating to the Company Product Candidate not later than five (5) days after the Company receives notice of the scheduling of such meeting, conference, or discussion. The Buyer shall be entitled to have reasonable representation present at all such meetings; provided, however, that (a) except with the prior written consent of the Buyer, the Company shall not, at any time following the date of this Agreement, request any meeting regarding the Company Product Candidate with any Regulatory Authority; (b) the Company shall not accept any such meetings without prior approval of the Buyer; and (c) the Company shall not attend any meetings with Regulatory Authorities regarding the Company Product Candidate without participation of the Buyer in such meeting.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following conditions precedent each of which may be waived in writing in the sole discretion of the Buyer:

(a)no judgment, order, decree, stipulation or injunction of a Governmental Entity shall be in effect that restrains, enjoins or prohibits the consummation of the Merger or has the effect of making the consummation of the Merger illegal;

(b)no Legal Proceeding shall be pending or shall have been threatened in writing that would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation of such transaction or (iii) have, individually or in the aggregate, a Company Material Adverse Effect;

(c)(i) each of the representations and warranties of the Company in this Agreement that are set forth in any of Section 3.1, Section 3.2, Section 3.3, Section 3.4(a), Section 3.4(b)(i), clause (a) of Section 3.6 and Section 3.25 or that are qualified by reference to materiality, Company Material Adverse Effect or any similar qualification shall be true and correct in all respects as of the date hereof and as of the Closing as though made as of the Closing and (ii) all other representations and warranties of the Company set forth in this Agreement (other than the representations and warranties described in the foregoing clause (i)), individually and in the aggregate, shall be true and correct in all material respects as of the date hereof and as of the Closing as though made as of the Closing;

(d)the Company shall have performed or complied in all material respects with its agreements and covenants under this Agreement to the extent required to be performed or complied with under this Agreement as of or prior to the Closing;

(e)there shall have occurred no Change that, individually or taken together with all other Changes, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(f)the Buyer shall have received copies of Written Consents duly executed by holders of outstanding Company Stock (including each Consenting Stockholder) representing at least ninety five percent (95%) of all shares of Company Stock outstanding as of immediately prior to the Closing;

(g)the number of Dissenting Shares, together with the number of shares of Company Stock eligible to become Dissenting Shares, shall not exceed five percent (5%) of the number of outstanding shares of Company Stock as of immediately prior to the Closing;

(h)the Buyer shall have received evidence, in form and substance reasonably satisfactory to the Buyer, that the Company has, at its own expense, (i) obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, set forth on Schedule 7.1(h) and (ii) obtained any other waivers, permits, consents, approvals, authorizations, registrations, filings and notices not disclosed on Section 3.4(b) of the Company Disclosure Schedule which are necessary for the consummation of the transactions contemplated by this Agreement or that are material to the conduct of the Company’s business;

(i)the Buyer shall have received Investor Representation Letters from the Company Equityholders representing at least ninety five percent (95%) of the Fully Diluted Shares, the Buyer shall have no reason to believe that the statements set forth therein are not true, and the Buyer shall be reasonably satisfied that the issuance of the Post-Closing Stock Consideration and any Contingent Stock Consideration is exempt from the registration requirements of the Securities Act;

(j)the Buyer shall have received evidence, in form and substance reasonably satisfactory to the Buyer, that the agreements and other arrangements between Affiliates of the Company (other than Subsidiaries), on the one hand, and the Company or any Subsidiary, on the other hand, listed on Schedule 7.1(j) shall have been satisfied and discharged in full and otherwise terminated, in each case without any Liability to the Company or any Subsidiary;

(k)the Buyer shall have received copies of the resignations, effective as of the Closing and in form and substance reasonably satisfactory to the Buyer, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(l)the Buyer shall have received Surrender Agreements from the holders of Company Equity Awards representing at least ninety five percent (95%) of the aggregate number of shares subject to all Company Equity Awards;

(m)the Buyer shall have received a release, in form and substance reasonably satisfactory to the Buyer, executed by each Person to whom any portion of the Employee Amount is paid at Closing;

(n)the Buyer shall have received a counterpart of the Escrow Agreement executed by the Escrow Agent and the Company Equityholder Representative;

(o)the Buyer shall have received the items contemplated to be delivered by the Company in accordance with Section 2.1(d)(i);

(p)the Buyer shall have received duly executed written instruments releasing any Lien on any asset of the Company or any Subsidiary and authorizing the filing of UCC-3 termination statements (or other comparable documents) for all UCC-1 financing statements (or other comparable documents) filed in connection with such Liens;

(q) the Buyer shall have received any waivers or consents required in connection with the vote referred to in Section 6.7, in each case duly executed by the applicable disqualified individual;

(r)the Buyer shall have received the certifications contemplated by Section 6.8;

(s)as of no later than the day preceding the Closing Date, the Buyer shall have received evidence that the Company has terminated, if and to the extent requested by Buyer, the Company Plans, in accordance with Section 6.9;

(t)the Buyer shall have received the financial statements, reports and additional information contemplated by Section 6.10;

(u)the Buyer shall have received a certificate from the Secretary of the Company in a form reasonably satisfactory to the Buyer certifying as to correct and complete copies of each of (i) the Company’s Organizational Documents and any amendments thereto, (ii) incumbency and signatures of officers of the Company authorized to sign this Agreement and other documents contemplated hereby to which the Company will be a party, (iii) a certificate of good standing of the Company certified by the Secretary of State of the State of Delaware and issued not more than five (5) Business Days prior to the Closing Date and (iv) all resolutions of the board of directors of the Company (or a duly authorized committee thereof) and the Company Stockholders relating to this Agreement and the transactions contemplated by this Agreement;

(v)the Buyer shall have received the Company Certificate;

(w)the Buyer shall have received the Certificate of Merger duly executed by the Company; and

(x)the Key Employee Agreements shall be in full force and effect.

7.2Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Company:

(a)the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent any such inaccuracies, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect;

(b)each of the Buyer and the Transitory Subsidiary shall have performed or complied in all material respects with its agreements and covenants under this Agreement to the extent required to be performed or complied with under this Agreement as of or prior to the Closing;

(c)the Company shall have received the Buyer Certificate; and

(d)the Company Equityholder Representative shall have received a counterpart of the Escrow Agreement executed by the Buyer and the Escrow Agent.

ARTICLE VIII

INDEMNIFICATION

8.1Indemnification by the Company Equityholders. After the Effective Time, the Company Equityholders shall, proportionally based on their respective Pro Rata Shares, defend and indemnify each Buyer Indemnified Party in respect of, and hold each Buyer Indemnified Party harmless against and will compensate and reimburse each Buyer Indemnified Party for, any and all Damages incurred or suffered by any Buyer Indemnified Party (regardless of whether such Damages relate to any Third Party Action) resulting from, constituting or arising out of:

(a)any breach of or inaccuracy in, as of the date of this Agreement or as of the Closing Date (or, if made as of an earlier date, as of such earlier date), any representation or warranty of the Company contained in this Agreement, and any claim asserted by a third party against any Buyer Indemnified Party that, if meritorious, would constitute or give rise to any such breach;

(b)any breach of or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Ancillary Agreements, in each case that is to be performed by the Company prior to or at the Closing;

(c)the following Taxes: (i) any Taxes for, or allocated in accordance with Section 9.3(a) to, any Pre-Closing Tax Period due and payable by the Company or any Subsidiary, including (A) any Taxes payable as a result of (x) application of Sections 951or 951A of the Code to income earned, or investments made, by any Subsidiary on or before the Closing Date or (y) application of Section 965 of the Code (without regard to any election under subsection (h) thereof) on any accumulated post-1986 deferred foreign income (within the meaning of Section 965(d)(2) of the Code) and (B) any Taxes with respect to any Pre-Closing Tax Period for which payment has been deferred to a post-Closing Tax period pursuant to Section 2301 or 2302 of the CARES Act or IRS Notice 2020-65 or any similar provision of state, local or foreign Laws; (ii) any Taxes for which the Company or any Subsidiary has any liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Laws as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date; (iii) any Taxes for which the Company or any Subsidiary has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is attributable to the operations of the Company or any Subsidiary on or prior to the Closing Date or an event or transaction occurring before the Closing; and (iv) any Transfer Taxes for which the Company Equityholders are liable pursuant to Section 9.3(a)(iv);

(d)the Employee Amount, any Closing Indebtedness and any Company Transaction Expenses, in each case to the extent they have not been paid prior to the Closing and are in excess of the amounts, if any, included or otherwise taken into account in the calculation of the Closing Cash Consideration, the Post-Closing Stock Consideration or the Final Closing Adjustment;

(e)any claim by a stockholder or former stockholder of the Company, or any other Person, seeking to assert, or based upon: (i) the ownership or rights to ownership of any Equity Interest in the Company or any of its Subsidiaries; (ii) any right of an equityholder of the Company or any of its Subsidiaries (other than the right to receive the consideration pursuant to Article II), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under any Organizational Documents of the Company or any Subsidiary; (iv) any repurchase, cancellation, termination or transfer of any Equity Interest in the Company or any Subsidiary; or (v) appraisal or dissenters rights, including any payment in respect of Dissenting Shares in excess of the amount of payments otherwise payable to the stockholder seeking such rights under this Agreement;

(f)any inaccuracy in or claim related to the Closing Date Allocation Schedule;

(g)any (i) Company Fraud, (ii) Knowing Misrepresentation or (iii) Willful Breach by the Company; or

(h)any claim by a Company Stockholder or Company Indemnitee for indemnification, contribution, expense reimbursement or other similar obligation against the Company, the Surviving Corporation or any Subsidiary (whether arising pursuant to any Organizational Document of the Company, the Surviving Corporation or any Subsidiary, any Contract, applicable Law or otherwise) arising out of the representations, warranties, covenants and agreements of the Company contained in this Agreement and/or out of the negotiation, execution or performance of this Agreement (other than the right to receive the consideration pursuant to Article II).

8.2Indemnification Claims.

(a)The Buyer shall give written notification to the Company Equityholder Representative of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Buyer of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Buyer) the facts constituting the basis for such Third Party Action and the amount of the claimed damages. No delay or failure on the part of the Buyer in so notifying the Company Equityholder Representative shall relieve the Company Equityholders of any Liability hereunder except to the extent of any Liability or prejudice caused by or arising out of such delay or failure. Within 20 days after delivery of such notification, the Company Equityholder Representative may, upon written notice thereof to the Buyer, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Buyer; provided that (i) the Company Equityholder Representative may only assume control of such defense if (A) it acknowledges in writing to the Buyer on behalf of all of the Company Equityholders that any damages, fines, costs or other Liabilities that may be assessed against the Buyer Indemnified Party in connection with such Third Party Action constitute Damages for which the Buyer Indemnified Party shall be indemnified pursuant to this Article VIII, (B) other than in the case of any Subject Claim, the ad damnum in such Third Party Action, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the then-current balance of the Escrow Fund and the aggregate value (calculated in accordance with Section 2.9(b)(v)) of the remaining Holdback Shares, and (C) other than in the case of any Subject Claim, an adverse resolution of the Third Party Action would not have a material adverse effect on the goodwill or reputation of a Buyer Indemnified Party or the business, operations or future conduct of a Buyer Indemnified Party and (ii) the Company Equityholder Representative may not assume control of the defense of any Third Party Action involving Taxes, any Governmental Entity as a party or criminal liability or in which equitable or other non-monetary relief (other than an incidental claim for equitable relief as part of a general prayer for relief) is sought against a Buyer Indemnified Party. Any amounts incurred by the Company Equityholder Representative in controlling the defense or settlement of any such claims that are borne by the Company Equityholders in accordance with and subject to the limitations set forth in this Section 8.2(a) shall be counted toward the caps on liability set forth herein. For the avoidance of doubt, any amounts paid in settlement in accordance with the terms and conditions set forth under this Section 8.2(a) may be funded out of the Escrow Fund. If the Company Equityholder Representative does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Buyer shall control such defense in good faith. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The reasonable fees and expenses of counsel to the Buyer with respect to a Third Party Action shall be considered Damages in connection with any indemnification obligation finally determined to be actually owed under this Article VIII if (i) the Buyer controls the defense of such Third Party Action pursuant to the terms of this Section 8.2(a) or (ii) the Company Equityholder Representative assumes control of such defense and the Buyer reasonably concludes that the Company Equityholders and the Buyer have conflicting interests or different defenses available with respect to such Third Party Action. Neither the Company Equityholders nor the Company Equityholder Representative shall agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Buyer, which shall not be unreasonably withheld, conditioned or delayed. The Buyer shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Company Equityholder Representative, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary in this Agreement, to the extent there is any conflict between the provisions of this Section 8.2(a) and Section 9.3(b) with regard to any Third Party Action involving Taxes, Section 9.3(b) shall govern.

(b)In order to seek indemnification under this Article VIII, the Buyer shall deliver a Claim Notice to the Company Equityholder Representative at or prior to 11:59 p.m. Eastern time on the expiration date of the applicable survival period set forth in Section 8.3(a) for the representation, warranty or covenant that such claim relates.

(c)Within 30 days after delivery of a Claim Notice, the Company Equityholder Representative shall deliver to the Buyer a Response, in which the Company Equityholder Representative shall: (i) agree that the Buyer Indemnified Party is entitled to receive all of the Claimed Amount (in which case, if prior to the Escrow Release Date, the Response shall be accompanied by a letter from the Company Equityholder Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund the portion of the Claimed Amount allocable to the Escrow Fund pursuant to Section 8.4(j), and the Buyer shall be entitled to retain, and the Company Equityholders shall forfeit any right to, a portion of the Holdback Shares with an aggregate value (calculated in accordance with Section 2.9(b)(v)) equal to the portion of the Claimed Amount not satisfied by Escrow Funds), (ii) agree that the Buyer Indemnified Party is entitled to receive the Agreed Amount (in which case, if prior to the Escrow Release Date, the Response shall be accompanied by a letter from the Company Equityholder Representative instructing the Escrow Agent to disburse to the Buyer from the Escrow Fund the portion of the Agreed Amount allocable to the Escrow Fund pursuant to Section 8.4(j), and the Buyer shall be entitled to retain, and the Company Equityholders shall forfeit any right to, a portion of the Holdback Shares with an aggregate value (calculated in accordance with Section 2.9(b)(v)) equal to the portion of the Agreed Amount not satisfied by Escrow Funds)) or (iii) dispute that the Buyer Indemnified Party is entitled to receive any of the Claimed Amount. If no Response is delivered by the Company Equityholder Representative within such 30-day period, the Company Equityholders shall be deemed to have agreed that all of the Claimed Amount is owed to the Buyer Indemnified Party (and if prior to the Escrow Release Date, the Buyer shall be entitled to retain, and the Company Equityholders shall forfeit any right to, a number of Holdback Shares with an aggregate value (calculated in accordance with Section 2.9(b)(v)) up to the Claimed Amount). The Company Equityholder Representative may not contest the payment of all or a portion of the Claimed Amount, except to the extent it believes in good faith that the Claimed Amount does not constitute Damages for which the Buyer Indemnified Party is entitled to indemnification under this Article VIII. Acceptance by the Buyer Indemnified Party of partial payment of any Claimed Amount shall be without prejudice to the Buyer Indemnified Party’s right to claim the balance of any such Claimed Amount.

(d)Subject to Section 2.6(i), any Dispute shall be resolved in accordance with Section 12.10. If the Buyer seeks to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Company Equityholder Representative and the Buyer shall deliver to the Escrow Agent, promptly (and in any event within two (2) Business Days) following the resolution of the Dispute (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Fund shall be distributed to the Buyer (which notice shall be consistent with the terms of the resolution of the Dispute) and the Buyer shall be entitled to retain, and the Company Equityholders shall forfeit any right to, the applicable portion (if any) of the Holdback Shares.

(e)Without limitation of Section 2.4, the Company Equityholder Representative shall have full power and authority on behalf of each Company Equityholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Company Equityholders under this Article VIII. The Company Equityholder Representative shall have no Liability to any Company Equityholders for any action taken or omitted on behalf of the Company Equityholders pursuant to this Article VIII.

8.3Survival of Representations and Warranties.

(a)Unless otherwise specified in this Section 8.3 or elsewhere in this Agreement, all provisions of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations; provided, however, that, except with respect to claims based on Knowing Misrepresentation, Fraud or Willful Breach, all representations and warranties that are covered by the indemnification obligations in Section 8.1(a) shall expire at 11:59 p.m. Eastern time on the date that is fifteen (15) months following the Closing Date; provided further, however, that (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4(a), 3.4(b)(i), 3.4(b)(vi), 3.23 and 3.25 shall expire at 11:59 p.m. Eastern time on the date that is sixty (60) calendar days after the expiration of the longest statute of limitations applicable to the subject matter of the applicable representation or warranty, and (ii) the representations and warranties in Sections 3.9 and (to the extent related to Tax) Sections 3.16 and 3.17 shall survive until the earlier of seven (7) years following the Closing Date or the date that is sixty (60) calendar days after the expiration of the longest statute of limitations applicable to the subject matter of the applicable representation or warranty (collectively, with the representations and warranties described in the foregoing clause (i), the “Fundamental Representations”). The parties further acknowledge that the time periods set forth in this Article VIII for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Notwithstanding anything else to the contrary herein, it is the express intent of the parties hereto that (a) if the applicable survival period as contemplated by this Agreement for an item is shorter than the statute of limitations that would otherwise have been applicable to such item then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated herein, and (b) the 20 year statute of limitations contemplated by 10 Del. C. § 8106(c) shall not apply to this Agreement.

(b)If the Buyer delivers to the Company Equityholder Representative, before expiration of a representation, warranty, covenant or agreement, either a Claim Notice based upon a breach of such representation, warranty, covenant or agreement or an Expected Claim Notice based upon a breach of such representation, warranty, covenant or agreement then the applicable representation, warranty, covenant or agreement shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of a Buyer Indemnified Party, the Buyer shall promptly so notify the Company Equityholder Representative.

8.4Limitations.

(a)With respect to claims for Damages arising under Section 8.1(a), the Company Equityholders shall not be liable for any such Damages until the aggregate amount of all such Damages exceeds $187,500 (at which point the Company Equityholders shall become liable for all Damages under Section 8.1(a) from the first dollar, subject to the other caps and limitations on liability set forth in this Article VIII); provided that the limitation set forth in this sentence shall not apply to (i) claims based on Fraud, Knowing Misrepresentation or Willful Breach or (ii) any claim pursuant to Section 8.1(a) relating to a breach of or inaccuracy in any of the Fundamental Representations.

(b)Except for claims based on Fraud, Knowing Misrepresentation or Willful Breach and claims for breaches of Fundamental Representations, the Escrow Fund and the Holdback Shares and the rights set forth in Section 2.8(e) and Section 8.4(g) shall be the exclusive means for the Buyer to collect any Damages for which any Buyer Indemnified Party is entitled to indemnification under Section 8.1(a) from any Company Equityholder. The Escrow Fund and the Holdback Shares shall be the first source of recovery by the Buyer for any Damages under this Article VIII, and Buyer shall not attempt to collect any Damages directly from any Company Equityholder unless there are insufficient unclaimed Escrow Funds and Holdback Shares remaining to satisfy such Damages pursuant to the Escrow Agreement.

(c)(i) The liability of each Company Equityholder with respect to any particular Damages payable under this Article VIII shall not exceed such Company’s Equityholder’s Pro Rata Share of such Damages, and (ii) the aggregate liability of each Company Equityholder for all Damages under this Article VIII shall not exceed the portion of the Aggregate Consideration such Company Equityholder has actually received or is entitled to receive pursuant to this Agreement; provided that, in the event of claims based on Fraud, Knowing Misrepresentation or Willful Breach committed by a particular Company Equityholder, the limitations in this paragraph (c) on the liability of the Company Equityholder who committed such Fraud, Knowing Misrepresentation or Willful Breach shall not apply.

(d)No Company Equityholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(e)The rights to indemnification set forth in this Article VIII shall not be affected by (i) any investigation conducted by or on behalf of any Buyer Indemnified Party or any knowledge acquired (or capable of being acquired) by any Buyer Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder, or (ii) any waiver by the Buyer or the Company of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

(f)Notwithstanding anything to the contrary in this Agreement, for purposes of determining (i) whether there has been a breach of or inaccuracy in any representation or warranty set forth in Article III or the Company Certificate and (ii) the amount of Damages for which any Buyer Indemnified Party may be entitled to indemnification under this Article VIII, each such representation or warranty (other than the representations and warranties set forth in clause (a) of Section 3.6 and in Section 3.28) shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Company Material Adverse Effect).

(g)Notwithstanding anything else in this Agreement, the Buyer shall have the right, but not the obligation, to set off, in whole or in part, against any obligation or payment it owes to any Company Equityholder with respect to any Contingent Consideration that is or may become payable pursuant to this Agreement, amounts owed by such Company Equityholder to any Buyer Indemnified Party or claimed in a Claim Notice or to be owed by such Company Equityholder to any Buyer Indemnified Party pursuant to this Article VIII; provided that to the extent any portion or all of any amount set off in respect of an indemnification claim subject to a Dispute is ultimately payable to the Company Equityholders, the Company Equityholders shall be entitled to interest on such payable amount at a rate of six percent (6%) per annum from the date it was first owed.

(h)Except (i) with respect to claims based on Individual Fraud against the Company Equityholder who committed such Individual Fraud or Company Fraud (but in the case of such Company Fraud subject to the limitations on recovery in Section 8.4(c)), (ii) with respect to claims for specific performance and (iii) as set forth in Section 2.6, from and after the Closing, the rights of the Buyer Indemnified Parties under this Article VIII shall be the exclusive remedy of the Buyer Indemnified Parties against the Company Equityholders with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or any of the matters set forth in Section 8.2; provided that nothing in this Section 8.4(h) shall limit the Buyer’s remedies with respect to claims against a particular Company Equityholder under any agreement or instrument furnished by such Company Equityholder to the Buyer pursuant to this Agreement.

(i)Any payments made to a party pursuant to this Article VIII or pursuant to the Escrow Agreement shall be treated as an adjustment to the Aggregate Consideration for Tax purposes to the extent permitted by Law.

(j)Nothing in this Agreement shall limit the liability of any Company Equityholder who perpetrated, participated in or had knowledge of Fraud.

(k)In the event any Buyer Indemnified Party is entitled to receive an indemnification payment pursuant to this Article VIII, such payment shall be allocated between the Escrow Fund and the Holdback Shares with 17.25% of the payment in cash allocated from the Escrow Fund and 82.75% of the aggregate value of such payment shall be satisfied by the Company Equityholders forfeiting the right to a number of the Holdback Shares representing such value (with the number of Holdback Shares to be forfeited in respect thereof to be calculated by dividing such 82.75% of the aggregate value of such payment by the price determined in accordance with Section 2.9(b)(v), with the shares surrendered to satisfy such claims on a first in, first out basis); provided that to the extent that the remaining Escrow Fund is not sufficient to pay 17.25% of such payment or the value of the remaining Holdback Shares is not sufficient to pay 82.75% of such payment, the shortfall shall be allocated to any remaining Escrow Fund or Holdback Shares, as the case may be.

(l)All Damages for which any Buyer Indemnified Party would otherwise be entitled to indemnification under this Article VIII will be reduced by the amount of insurance proceeds, indemnification payments, and other similar third-party recoveries which any Buyer Indemnified Party actually receives in respect of any Damages incurred by such Buyer Indemnified Party (net of costs incurred in connection therewith). In the event that any such insurance proceeds, indemnity payments, or other similar third-party recoveries are actually received by a Buyer Indemnified Party subsequent to receipt by such Buyer Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments, or other similar third-party recoveries relate, appropriate refunds will be made as promptly as reasonably practicable by the relevant Buyer Indemnified Parties of all or the relevant portion of such indemnification payment. The incremental cost of higher premiums under any insurance policy of a Buyer Indemnified Party in connection with any recovery of Damages shall be deemed to be indemnifiable Damages hereunder. Recovery hereunder shall be subject to any applicable duty to mitigate to the extent required under Delaware law.

(m)For the avoidance of doubt, no Buyer Indemnified Party will be entitled to recover any Damages in respect of a single set of facts and circumstances to the extent that such Buyer Indemnified Party has already recovered the same Damages in respect of such set of facts and circumstances pursuant to another provision of this Agreement. The Buyer Indemnified Parties shall not be entitled to any recover under this Article VIII with respect to any amount or item to the extent such amount or item was expressly included in determining the Final Closing Adjustment.

(n)Notwithstanding anything to the contrary set forth in this Agreement, no Buyer Indemnified Party shall be entitled to recover punitive or exemplary damages under this Article VIII except to the extent awarded in a Third Party Action.

(o)Notwithstanding anything to the contrary herein, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Article VIII for any (i) Taxes to the extent such Taxes have been reflected in the calculation of Company Transaction Expenses, the Employee Amount, Indebtedness or Closing Net Working Capital (in each case as finally determined hereunder), (ii) Loss related to or arising from the amount or availability in any taxable period (or portion thereof) beginning after the Closing Date of any Tax asset or attribute of the Company or any of its Subsidiaries attributable to a Tax period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”), (iii) Taxes resulting from a breach of the representations or warranties contained in Section 3.9 and arising in a Tax period (or portion of a Tax period) beginning after the Closing Date, other than the representations and warranties in Sections 3.9(g), (h), (i), (j), (k), (m) or (o), (iv) Transfer Taxes allocated to Buyer pursuant to Section 9.3(a)(iv) or (v) Taxes arising from any transactions entered into on the Closing Date after the Closing outside of the ordinary course of business.

ARTICLE IX

OTHER POST-CLOSING AGREEMENTS

9.1Indemnification.

(a)For a period of six (6) years after the Closing Date, the Surviving Corporation shall not amend, repeal or otherwise modify any provisions of its certificate of incorporation or bylaws concerning indemnification, exculpation, advancement of expenses or limitation of liability of current and former directors, officers, fiduciaries or agents of the Company in any manner that would affect adversely the rights thereunder of persons who, prior to the Closing Date, were current or former directors, officers, employees, fiduciaries or agents of the Company (such individuals, the “Company Indemnitees”) or (ii) the agreements listed on Schedule 9.1 as in effect on the date hereof (the “D&O Indemnification Agreements”), except to the extent required by applicable Law and except for any such change that would not be any less favorable with respect to the Company Indemnitees as the indemnification, exculpation, advancement of expenses or limitation of liability provisions contained in the Organizational Documents of the Company or the D&O Indemnification Agreements, as applicable, as of immediately prior to the Closing. Notwithstanding anything to the contrary in the certificate of incorporation, bylaws of the Company, the Surviving Corporation or any Subsidiary or any provision in any indemnification or other agreement to which any of them is a party or by which any of them is bound, (a) no exculpation or other provision in the certificate of incorporation or bylaws of the Company, the Surviving Corporation or any Subsidiary or any such agreement shall be deemed to exculpate any such person from its obligations under this Agreement and (b) no person shall be entitled to indemnification or reimbursement or advancement of expenses under any provision of the Organization Documents of the Company, the Surviving Corporation or any Subsidiary or any such agreement for any matter for which such person is obligated to indemnify any Buyer Indemnified Party pursuant to this Agreement.

(b)Prior to the Effective Time, the Company shall purchase and fully pay for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage in a form reasonably acceptable to Buyer that shall provide the Company Indemnitees with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Buyer shall not, and shall cause the Surviving Corporation to not, take any action to eliminate such D&O Tail Policy. The cost of any D&O Tail Policy shall be considered a Company Transaction Expense for purposes of this Agreement. At or prior to the Closing, the Company shall provide a copy of the D&O Tail Policy to Buyer, along with written confirmation from the insurance provider that the D&O Tail Policy will be bound at Closing.

(c)In the event the Surviving Corporation or any of its Subsidiaries or any of their successors or assigns, directly or indirectly (including through a transaction at the Buyer level) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially of its or their properties and assets to any other Person other than the Buyer or any of its Subsidiaries, then, and in each such case, proper provision shall be made so that the successors or assigns of the Surviving Corporation, its Subsidiary or any of their successors or assigns shall succeed to the obligations set forth in this Section 9.1. Notwithstanding anything in this Agreement to the contrary, except as required by applicable Law, the obligations under this Section 9.1 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 9.1 applies without the consent of such affected Company Indemnitee, it being understood and agreed that the Company Indemnitees are intended to be express third party beneficiaries of this Agreement.

9.2Tax Matters.

(a)Preparation and Filing of Tax Returns; Payment of Taxes.

(i)The Company, at its expense, shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns of the Company and the Subsidiaries required to be filed (taking into account extensions) prior to the Closing Date. Such Tax Returns shall be prepared in a manner consistent with the Company’s past practice except as required by applicable Law.

(ii)The Buyer shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for the Company and the Subsidiaries. The Buyer shall make all payments required with respect to any such Tax Returns subject to Buyer’s right to indemnification pursuant to Article VIII.

(iii)Any Tax Return of the Company or any Subsidiary to be prepared and filed for taxable periods beginning on or before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prepared on a basis consistent with the last previous similar Tax Return except as required by applicable Law. If any Tax Return prepared by Buyer pursuant to Section 9.2(a)(ii) or this Section 9.2(a)(iii) is an income or other material Tax Return that reflects a Tax which may cause the Company Equityholders to become obligated to make any payment pursuant to Article VIII hereof, the Buyer shall provide the Company Equityholder Representative with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Company Equityholder Representative) for review and comment at least 45 days prior to the filing of such Tax Return. The Buyer shall consider in good faith any comments reasonably requested by the Company Equityholder Representative in writing and received by the Buyer prior to the filing of such Tax Return.

(iv)The Buyer, on the one hand, and the Company Equityholders, on the other hand, shall each be responsible for one half of the payment of any transfer, sales, use, stamp, conveyance, real property transfer, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement (“Transfer Taxes”). The Company Equityholders will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the Buyer will join in the execution of any such Tax Returns and other documentation.

(b)Allocation of Certain Taxes.

(i)The Buyer and the Company Equityholders agree that if the Company or any Subsidiary is permitted but not required under applicable foreign, state or local Tax Laws to treat the Closing Date as the last day of a taxable period, the Buyer and the Company Equityholders shall treat such day as the last day of a taxable period.

(ii)The amount of any Taxes for a Straddle Period allocable to the portion of such period ending on the Closing Date shall be deemed to equal (i) in the case of Taxes that (x) are based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (other than Transfer Taxes described in Section 9.2(a)(iv)), the amount which would be payable if the taxable year ended with the Closing Date, and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period. For purposes of computing the Taxes attributable to the two portions of a taxable period pursuant to this Section 9.2(b), the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the period in proportion to the number of days in each portion.

(c)Cooperation on Tax Matters; Tax Audits.

(i)The Buyer and the Company Equityholders and their respective Affiliates shall cooperate in the preparation of all Tax Returns and the conduct of all Tax audits or other administrative or judicial proceedings relating to the determination of any Tax for any Tax periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information. Notwithstanding anything to the contrary in this Agreement, the Company Equityholder Representative shall have no obligation to prepare or file any Tax Returns.

(ii)The Buyer shall have the right to control any Tax audit and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Company and any of the Subsidiaries; provided that, with respect to any item the adjustment of which may cause the Company Stockholders to become obligated to make any payment pursuant to Article VIII hereof, the Buyer shall consult with the Company Equityholder Representative with respect to the resolution of such issue, and not settle any such issue without the consent of the Company Equityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)Termination of Tax Sharing Agreements. All Tax sharing agreements or similar arrangements (other than a Contract entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes) with respect to or involving the Company or any Subsidiary shall be terminated prior to the Closing Date.

(e)Installment Sale. The parties agree for U.S. federal and applicable state income tax purposes that they will treat the rights of the Company Equityholders (other than holders of Company Equity Awards) to the Post-Closing Stock Consideration and any Future Payment (other than a Company Equityholder Representative Account Payment that becomes distributable to Company Equityholders pursuant to this Agreement) as deferred purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of U.S. state or local law, as appropriate.

ARTICLE X

TERMINATION AND AMENDMENT

10.1Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 10.1(b) through 10.1(g), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after receipt of the Company Stockholder Approval:

(a)by mutual written consent of the Buyer and the Company; or

(b)by either the Buyer or the Company if the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(c)by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to a party if the issuance of such order, decree, ruling or the taking of such action was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(d)by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.1(c) or 7.1(d) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Buyer if the Buyer or the Transitory Subsidiary is then in material breach of any representation, warranty or covenant set forth in this Agreement; or

(e)by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied and (ii) shall not have been cured or waived within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company; provided, however, that the right to terminate this

Agreement under this Section 10.1(e) shall not be available to the Company if the Company is then in material breach of any representation, warranty or covenant set forth in this Agreement; or

(f)by the Buyer, if the Company Stockholder Approval shall not have been obtained prior to 11:59 p.m., Eastern time, on the date of this Agreement; or

(g)by the Buyer, if there shall have occurred a Company Material Adverse Effect.

10.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no Liability on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, stockholders or Affiliates; provided, that (a) any such termination shall not relieve any party from Liability for Damages for any Willful Breach on the part of the Buyer or the Company, as the case may be, including such party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement and (b) each of Section 5.2 (Confidentiality), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses), Article XII (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms in Article XI (Definitions)) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 12.9 hereof in lieu of terminating this Agreement pursuant to Section 10.1.

10.3Fees and Expenses. Except as otherwise expressly provided herein, the Buyer will pay all fees and expenses (including legal and accounting fees and expenses) incurred by it in connection with the transactions contemplated hereby and the Company Transaction Expenses shall be borne by the Company Equityholders and constitute a purchase price adjustment as provided in the definition Closing Adjustment Items.

10.4Amendment. Prior to the Effective Time, this Agreement may be amended by the Buyer and the Company, by action taken or authorized by their respective Boards of Directors, at any time before or after receipt of the Company Stockholder Approval, but, after receipt of the Company Stockholder Approval no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed (a) in the case of an amendment of any of Section 2.4, Section 2.6, Article VIII, Article IX, this Article X, Article XI and Article XII, on behalf of each of the parties hereto, (b) in the case of an amendment of any other provision of this Agreement, on behalf of the Buyer and the Company, (c) in the case of any amendment to Section 9.1, by any Company Indemnitee adversely affected thereby and (d) in the case of any amendment that would enlarge any obligations or limit any rights of the Company Equityholder Representative, the Company Equityholder Representative.

10.5Extension; Waiver. (a) At any time prior to the Effective Time, the Buyer and the Company may, and at any time after the Effective Time, the Buyer and the Company Equityholder Representative may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; (b) any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party; (c) such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver; and (d) the failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Accredited Investor” means any Company Equityholder that has completed and delivered to the Company and Buyer prior to the Closing Date a duly executed Investor Representation Letter indicating that such holder is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act; provided that, notwithstanding the delivery of any such Investor Representation Letter or the information provided therein, the Buyer may in its reasonable discretion deem any Company Equityholder to be an Accredited Investor or not to be an Accredited Investor for purposes of this Agreement by so indicating in writing to the Company prior to the Agreement Date.

“Advisory Group” has the meaning set forth in Section 2.4(d).

“Affiliate” means, with respect to a Person, any other Person who is an “affiliate” of that Person within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended.

“Aggregate Consideration” means (a) the Aggregate Non-Contingent Consideration, plus (b) any Future Payments that become payable in accordance with the terms of this Agreement or the Escrow Agreement.

“Aggregate Non-Contingent Consideration” means the (a) the Closing Cash Consideration, plus (b) the Post-Closing Stock Consideration.

“Agreed Amount” means part, but not all, of the Claimed Amount.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Annual Net Sales” means the Net Sales generated over any given Calendar Year.

“Annual Update Meeting” has the meaning set forth in Section 2.8(h).

“Anti-Bribery Laws” has the meaning set forth in Section 3.19.

“Base Cash Purchase Price” means $5,000,000.

“BLA” means a Biologics License Application submitted to the FDA pursuant to 21 CFR § 601.2 (or any successor regulation thereto), for purposes of obtaining Regulatory Approval for a new biologic in the United States.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Boston, Massachusetts or San Francisco, California are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” means a certificate delivered by the Buyer (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Buyer by an authorized officer of the Buyer, to the effect that each of the conditions specified in clauses (a) and (b) of Section 7.2 is satisfied in all respects.

“Buyer Closing Stock Price” means $2.03.

“Buyer Reference Stock Price” means $3.0814.

“Buyer Common Stock” means the common stock, $0.001 par value per share, of the Buyer.

“Buyer Future Stock Price” means, with respect to an applicable issuance of Buyer Common Stock, the volume-weighted average price, rounded to four decimal points, of shares of Buyer Common Stock on NASDAQ (as reported on Bloomberg L.P. under the function “VWAP”) for the period of the thirty (30) consecutive trading days ending on the second full trading day prior to the first date such Buyer Common Stock is payable hereunder.

“Buyer Indemnified Parties” means the Buyer and its Affiliates (including, after the Closing, the Company, the Surviving Corporation and the Subsidiaries).

“Buyer Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or could reasonably be expected to have a material adverse effect on the business, assets, Liabilities, capitalization, condition (financial or other), or results of operations of the Buyer and its subsidiaries, taken as a whole, other than any Change to the extent arising after the date hereof and resulting from (i) Changes in the United States economy in general, (ii) Changes in the industry in which the Buyer and its subsidiaries operate, (iii) the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which the Buyer or one of its subsidiaries operates, (iv) changes in applicable Law or GAAP, (v) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, (vi) any outbreak or worsening of any epidemic, pandemic, health emergency or disease outbreak (including the COVID-19 pandemic), (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (viii) the announcement of this Agreement or (ix) any failure by the Buyer to meet any internal or published projections, estimates or expectations of the Buyer’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Buyer to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that Changes giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Buyer Material Adverse Effect” may be taken into account), unless, in the case of each of the foregoing clauses (i) through (vii), such Changes disproportionately affect the business of the Buyer and its subsidiaries, taken as a whole, compared to other Persons or businesses similarly situated to the Buyer that operate in the industry in which the Buyer and its subsidiaries operate. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect

“Buyer Preferred Stock” has the meaning set forth in Section 4.3

“Buyer SEC Reports” has the meaning set forth in Section 4.5.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Calendar Quarter” means each period of three (3) consecutive months commencing on January 1, April 1, July 1 and October 1 of each calendar year.

“Calendar Year” means the period of four consecutive Calendar Quarters beginning on January 1 and ending on December 31 of each calendar year.

“Carry Forward Contingent Cash Consideration” has the meaning set forth in Section 2.8(g).

“CERCLA” means the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate of Merger” means the certificate of merger with respect to the Merger in the form attached hereto as Exhibit D.

“Change” means any change, event, circumstance or development.

“Change of Control Payments” means (without duplication of any other amounts included within the definition of Company Transaction Expenses and excluding the consideration payable in the Merger to the Company Equityholders under this Agreement) any payment, expense or fee that is specifically required to be paid or becomes payable upon a change of control of the Company or any of the Subsidiaries to any Governmental Entity or any other Person pursuant to applicable Law or the terms of any Contract entered into by the Company or any Subsidiary at or prior to the Closing as a result of, or in connection with (either alone or in combination with any other event) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby (whether or not payable at the Closing Date).

“Claim Notice” means a written notification delivered by the Buyer to the Company Equityholder Representative which contains (a) a description of the Damages incurred or reasonably expected to be incurred by any Buyer Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Buyer Indemnified Party is entitled to indemnification under Article VIII for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by the Buyer in connection with a claim for indemnification pursuant to Article VIII.

“Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to: (a) establish that a biopharmaceutical product is reasonably safe for continued human testing; (b) investigate the safety and efficacy of the biopharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the biopharmaceutical product in the dosage range to be prescribed; or (c) support Regulatory Approval of a biopharmaceutical product.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Adjustment Items” means, without duplication, (a) the Company Transaction Expenses, (b) the Employee Amount, (c) if the Closing Cash exceeds the amount of the Closing Indebtedness, a negative number (which, for the avoidance of doubt, shall reduce the Estimated Closing Adjustment and the Final Closing Adjustment) equal to the amount by which the Closing Cash exceeds the amount of the Closing Indebtedness, (d) if the amount of the Closing Indebtedness exceeds the Closing Cash, the amount by which the Closing Indebtedness exceeds the Closing Cash, (e) if Closing Net Working Capital is less than the Working Capital Target, the amount of such shortfall, and (f) if the Closing Net Working Capital exceeds the Working Capital Target, a negative number (which, for the avoidance of doubt, shall reduce the Estimated Closing Adjustment and the Final Closing Adjustment) equal to such excess.

“Closing Adjustment Statement” means the statement of the Closing Adjustment Items prepared in accordance with the provisions of Section 2.6.

“Closing Cash” means all cash and cash equivalents held by the Company or any Subsidiary (plus the amount of all un-cleared deposits of the Company and its Subsidiaries outstanding, and less the amount of all un-cleared checks or withdrawals of the Company or any Subsidiary outstanding), measured as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date and determined in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in Company Financial Statements (to the extent consistent with GAAP).

“Closing Cash Consideration” means an amount in cash equal to (i) the Base Cash Purchase Price, plus (ii) the aggregate exercise price or measurement price of all Company Equity Awards outstanding as of immediately prior to the Effective Time settled in cash as set forth in the Closing Date Allocation Schedule, minus (iii) the Estimated Closing Adjustment

(which for the avoidance of doubt may be a positive or negative number), minus (iv) the Escrow Amount, minus (vi) the Company Equityholder Representative Expense Amount.

“Closing Company Equityholder Consideration” means (a) the Closing Cash Consideration, minus (b) the aggregate portion thereof payable in respect of Company Employee Equity Awards pursuant to Section 2.5(d)(i), minus (c) the aggregate exercise price or measurement price of all Company Equity Awards outstanding as of immediately prior to the Effective Time settled in cash as set forth in the Closing Date Allocation Schedule.

“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Date Allocation Schedule” means a schedule, prepared by the Company and dated as of the Closing Date (as such schedule may be updated, corrected, amended or modified in accordance with Section 2.7(a) from time to time after the Effective Time), setting forth (i) the Company’s calculations of the Aggregate Non-Contingent Consideration, the Closing Cash Consideration and the Post-Closing Stock Consideration, and (ii) for each Company Equityholder: (a) the name and address for such Company Equityholder; (b) the number of shares of each class of Company Stock held as of the Closing Date by such Company Equityholder; (c) to the extent such Company Equityholder holds shares of Company Preferred Stock, the number of shares of Company Common Stock issuable upon conversion of the shares of each such series of Company Preferred Stock (assuming such conversion occurs as of immediately prior to the Effective Time) in accordance with the Company Certificate of Incorporation; (d) the number of shares of Company Common Stock subject to Company Equity Awards outstanding immediately prior to the Effective Time (after giving effect to the full acceleration of vesting in connection with the transactions contemplated by this Agreement or otherwise) held by such Company Equityholder (and, if applicable, the exercise price or measurement price thereof); (e) the amount to be paid to such Company Equityholder pursuant to Section 2.1(c) and pursuant to Section 2.5; (f) whether such Company Equityholder is an Accredited Investor or not an Accredited Investor; (h) whether such Company Equityholder is an Employee; (i) subject to Section 2.7(e), the portion of each of the Aggregate Non-Contingent Consideration, the Closing Cash Consideration, and the Post-Closing Stock Consideration attributable to such Company Equityholder’s Company Stock and Company Equity Awards; and (j) subject to Section 2.7(e), the portion of any Future Payments attributable to such Company Equityholder’s Company Stock and Company Equity Awards.

“Closing Indebtedness” means all Indebtedness of the Company and the Subsidiaries to the extent outstanding as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Closing Net Working Capital” means the Company’s consolidated current assets (excluding Closing Cash) less consolidated current liabilities (excluding Company Transaction Expenses, the Employee Amount and the Closing Indebtedness) as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date, each determined in accordance with GAAP applied on a basis consistent with the application thereof to the most recent audited financial statements included in Company Financial Statements (to the extent consistent with GAAP).

“Closing Payment Certificate” means a certificate, signed by an executive officer of the Company on behalf of the Company, which (a) sets forth (i) a calculation of the payments to be made by the Buyer in accordance with Sections 2.1(d)(ii) and 2.9(a) and (b), (ii) the identity of each Person entitled to a payment pursuant to Section 2.1(d)(ii) and 2.9(a) and (b), (iii) the amount due to each such Person and (iv) the applicable wire instructions for the account or accounts of such Person and (b) attaches the Closing Date Allocation Schedule as a schedule thereto.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Product” has the meaning set forth in the definition of Net Sales.

“Commercialization Milestone” has the meaning set forth in Section 2.8(a)(i).

“Commercially Reasonable Efforts” means the expenditure of efforts and resources, consistent with the usual practice of Buyer (together with its Affiliates), with respect to development and/or commercialization of its other biopharmaceutical products with similar market potential being actively and diligently pursued by Buyer (together with its Affiliates) taking into account the circumstances and all relevant factors at the time, including: (a) issues of efficacy, safety and expected and actual approved labeling; (b) the expected and actual competitiveness of alternative products in the marketplace; (c) the expected and actual product profile; (d) the expected and actual patent and other proprietary position of the product; (e) the likelihood of Regulatory Approval given the regulatory structure involved, including regulatory or data exclusivity; and (f) the expected and actual profitability of the product, but in each case excluding payments made or to be made pursuant to this Agreement.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 3.17(d).

“Company Ancillary Agreements” has the meaning set forth in Section 3.4(a).

“Company Certificate” means a certificate delivered by the Company (without qualification as to knowledge, materiality or otherwise), signed on behalf of the Company by the President and Chief Executive Officer of the Company, to the effect that each of the conditions set forth in Section 7.1 have been satisfied.

“Company Certificate of Incorporation” means, subject to Section 5.1(i), the certificate of incorporation of the Company, as amended or restated from time to time and in effect immediately prior to the Effective Time.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Data” means all data and information subject to an obligation of confidentiality of the Company or any Subsidiary, and Personal Data, stored or Processed by or on behalf of the Company or any Subsidiary.

“Company Database” has the meaning set forth in Section 3.27(a).

“Company Disclosure Schedule” means the Company Disclosure Schedule provided by the Company to the Buyer on the date hereof.

“Company Employee” means any employee (whether current or former) of the Company or any Subsidiary.

“Company Employee Equity Award” means each Company Equity Award held by a Company Employee.

“Company Equityholder” means any holder of Company Stock or Company Equity Awards as of immediately prior to the Effective Time.

“Company Equityholder Representative” has the meaning set forth in the first paragraph of this Agreement.

“Company Equityholder Representative Account Payment” has the meaning set forth in Section 2.4(c).

“Company Equityholder Representative Engagement Agreement” has the meaning set forth in Section 2.4(d).

“Company Equityholder Representative Expenses” has the meaning set forth in Section 2.4(d).

“Company Equityholder Representative Expense Amount” means $500,000.

“Company Equityholder Representative Group” has the meaning set forth in Section 2.4(d).

“Company Equity Award” means each Company Option outstanding as of immediately prior to the Effective Time.

“Company Financial Statements” means:

(a)the consolidated audited balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the fiscal years ended December 31, 2019 and 2020; and

(b)the consolidated unaudited balance sheet of the Company as of September 30, 2021 and the related consolidated unaudited statements of operations, changes in stockholders’ equity and cash flows for the nine (9) month period then ended.

“Company Fraud” means Fraud by or on behalf of the Company in connection with the transactions contemplated by this Agreement. Fraud will be deemed to have occurred on behalf of the Company if the act constituting Fraud was perpetrated by an officer, director, employee or

Company Equityholder in connection with the transactions contemplated by this Agreement and such act did not otherwise constitute Individual Fraud.

“Company Indemnitees” has the meaning set forth in Section 9.1(a).

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company’s Knowledge,” “Knowledge of the Company” and words of similar effect means the knowledge of Darius Kharabi and Spencer Alford (the “Knowledge Parties”), in each case after due and reasonable inquiry. Such individuals will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter, (b) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual) contained in books and records of such individual that would reasonably be expected to be reviewed by such individual in the customary performance of his or her duties or (c) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of appropriate employees, outside consultants or, in the case of Intellectual Property matters, the Company’s patent counsel (without obligation to request a “freedom to operate” or similar opinion or analysis by such patent counsel).

“Company Licensed Intellectual Property” means all Intellectual Property that is, or is purported to be, licensed to the Company or any Subsidiary by any third party.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, Liabilities, capitalization, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole, other than any Change to the extent arising after the date hereof and resulting from (i) Changes in the United States economy in general, (ii) Changes in the industry in which the Company and the Subsidiaries operate, (iii) the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which the Company or a Company Subsidiary operates, (iv) changes in Applicable Law or GAAP, (v) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, (vi) any outbreak or worsening of any epidemic, pandemic, health emergency or disease outbreak (including the COVID-19 pandemic), (vii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world, (viii) the announcement of this Agreement or (ix) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that Changes giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), unless, in the case of each of the foregoing clauses (i) through (vii), such Changes disproportionately affect the business of the

Company and the Subsidiaries, taken as a whole, compared to other Persons or businesses similarly situated to the Company that operate in the industry in which the Company and the Subsidiaries operate, and (b) the ability of the Company to consummate the transactions contemplated by the Agreement. For the avoidance of doubt, the parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Option” means an option to purchase Company Common Stock issued by the Company pursuant to the Company Stock Plan.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any Subsidiary, in whole or in part.

“Company Plan” means any Employee Benefit Plan in respect of any employees, independent contractors, directors, officers or shareholders of the Company or any Subsidiary that are sponsored or maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has made or is required to make payments, transfers or contributions or has or may have any actual or potential Liability and including any employee benefit or compensation plan, program, policy, practice, agreement, contract or other obligation provided by any professional employer organization to the extent the foregoing is applicable to the employees of the Company or any Subsidiary.

“Company Preferred Stock” means the Company Series Seed Preferred Stock and the Company Series A Preferred Stock.

“Company Privacy Policy” means each external or internal, past or present written privacy or security policy, or public statement or representation of the Company or any of the Subsidiaries, relating to: (a) the privacy of any individuals, including users of any product or service of the Company or any of the Subsidiaries; or (b) the Processing or security of any Personal Data, including Personal Data of individuals who are employees of the Company or any of the Subsidiaries or are associated with Persons with which the Company or any of the Subsidiaries has an agreement.

“Company Product Candidate” means any product or product candidate whose active ingredient(s) comprise(s) one or more biological factors (including but not limited to proteins, nucleic acids, exosomes and lipids) secreted by mesenchymal stem cells or their progenitors, alone or in combination with one or more other active ingredients, including the product candidate referenced internally by the Company as CMB-012.

“Company Registrations” means Intellectual Property Registrations that are registered or filed in the name of the Company or any Subsidiary, alone or jointly with others, or which the Company or any Subsidiary otherwise owns or purports to own.

“Company Series A Preferred Stock” means the Series A Preferred Stock, $0.001 par value per share, of the Company.

“Company Series Seed Preferred Stock” means the Series Seed Preferred Stock, $0.001 par value per share, of the Company.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the Company’s 2014 Equity Incentive Plan, as amended.

“Company Stockholder” means each holder of Company Stock as of immediately prior to the Effective Time.

“Company Stockholder Approval” means the adoption of this Agreement and the approval of the Merger, by execution of Written Consents, by Company Stockholders holding not less than (a) a majority of the votes represented by the outstanding shares of Company Stock entitled to vote on this Agreement and the Merger, voting together as a single class on an as-converted to Company Common Stock basis, and (b) a majority of the votes represented by the outstanding shares of Company Preferred Stock entitled to vote on this Agreement and the Merger, voting together as a single class on an as-converted to Common Stock basis.

“Company Transaction Expenses” means, without duplication, all out of pocket costs and expenses of the Company or any Subsidiary incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including (a) any Change of Control Payments, (b) any brokerage fees and commissions, finders’ fees or financial advisory fees and (c) any fees and expenses of counsel or accountants payable by the Company or any Subsidiary, in each case if and to the extent any such costs and expenses remain unpaid as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 18, 2021, by and between the Company and the Buyer.

“Consenting Stockholders” has the meaning set forth in Section 6.2.

“Contested Claim Holdback Shares” means any Holdback Shares allocable, as of the Escrow Release Date, to any portion of a Claimed Amount pursuant to Section 8.4(j) which has been timely contested by the Company Equityholder Representative in accordance with Section 8.2(c).

“Contingent Cash Consideration” means the portion of any payment of Contingent Consideration payable in cash.

“Contingent Consideration” has the meaning set forth in Section 2.8.

“Contingent Holdback Shares” has the meaning set forth in Section 2.9(b)(ii).

“Contingent Stock Consideration” means the portion of any payment of Contingent Consideration payable in shares of Buyer Common Stock.

“Contract” means any contract, covenant, undertaking, concession, agreement, franchise, instrument, license, sublicense, lease, sublease, note, bond, indenture, deed of trust, mortgage, Lien, loan agreement, instrument of Indebtedness or other understanding, commitment or arrangement, whether written or oral.

“Controlling Party” means the party controlling the defense of any Third Party Action.

“Covered Matters” has the meaning set forth in Section 12.12(a).

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Damages” means any and all debts, obligations and other liabilities, diminution in value, lost profits, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including court costs, reasonable costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, other reasonable expenses of litigation, arbitration or other dispute resolution procedures and, to the extent incurred in accordance with the requirements of Section 8.2, amounts paid in settlement).

“Data Processing Contract” shall mean any Contract to which the Company or any of the Subsidiaries is or was a party or by which the Company or any of the Subsidiaries is or was bound, that relates to any Processing of Personal Data originating in any jurisdiction, or any other jurisdiction in which the Company collects or Processes Personal Data, including the United States and European Economic Area (EEA) by a third party for or on behalf of the Company or any of the Subsidiaries.

“Data Security Incident” means any actual, suspected, reported, or claimed breach of security of Company Data or any systems, databases, or other locations where Company Data is Processed regardless of whether such an incident triggers any notice or reporting obligations under applicable Information Privacy and Security Laws, including any actual, suspected, reported, or claimed (a) unauthorized access to, acquisition of, or Processing of Company Data; (b) unauthorized or accidental loss, alteration, disclosure, deletion or destruction of Company Data; (c) compromise, intrusion, interference with or unauthorized access to networks, systems, databases, servers, or electronic or other media of the Company’s Internal Systems on which Company Data is Processed or from which Company Data may be accessed; or (d) other event that could compromise the privacy, confidentiality, or integrity of Company Data.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Statement” means a written proxy or information statement containing the information prescribed by Section 6.2(a).

“Dispute” means the dispute resulting if the Company Equityholder Representative in a Response disputes the Liability of the Company Equityholders for all or part of a Claimed Amount.

“Dissenting Shares” means shares of Company Stock held as of the Effective Time by a Company Stockholder who has not voted such shares of Company Stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“D&O Indemnification Agreements” has the meaning set forth in Section 9.1(a).

“D&O Tail Policy” has the meaning set forth in Section 9.1(b).

“Earn-Out Payment Report” has the meaning set forth in Section 2.8(b)(iii).

“Earn-Out Payments” has the meaning set forth in Section 2.8(b)(iii).

“Effective Time” means the time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time as is agreed to by the Buyer and the Company and set forth in the Certificate of Merger.

“Employee Amount” means (without duplication), to the extent unpaid as of 11:59 p.m. Eastern time on the day immediately prior to the Closing Date, (a) all amounts payable by the Company or any Subsidiary pursuant to (i) any Transaction Bonus Plan and (ii) any other change in control bonus plan, severance plan, or change of control, retention or similar arrangement of the Company or any Subsidiary, in each case of this clause (ii) payable in connection with the Merger or any of the other transactions contemplated by this Agreement or upon related or concurrent or subsequent employment termination, or in combination with any other event, in each case of clause (i) and (ii), to the extent the Company or any Subsidiary agreed to make such payment pursuant to a Contract entered into by the Company or any Subsidiary prior to the Closing, (b) the payroll Taxes payable with respect to (i) all such amounts described in the foregoing clause (a) and (ii) all payments with respect to Company Options pursuant to this Agreement, and (c) accrued paid time off (PTO); provided, however, “Employee Amount” shall not include any amounts payable after Closing as a result of any arrangements implemented by the Surviving Corporation or the Buyer after the Closing or the consideration payable in the Merger to any Company Equityholder under this Agreement.

“Employee Benefit Plans” means all (a) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (b) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated without notice and at no cost to the Company and the Subsidiaries), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock option or purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof.

“Environmental Law” means any Law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated and whether settleable in cash, stock or other property or interest) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other agreement which would entitle any other Person to acquire any such interest in such Person (including share appreciation, phantom share, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any Subsidiary.

“Escrow Account” means the account established pursuant to the Escrow Agreement to hold the Escrow Amount.

“Escrow Agent” means Computershare Corporate Trust Company, N.A., or such other Escrow Agent as may be mutually agreed upon in writing by the parties hereto, as escrow agent pursuant to the Escrow Agreement, or any successor escrow agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit E, or in such other form as may be agreed in writing by the parties hereto.

“Escrow Amount” means $625,000 of cash.

“Escrow Fund” means, as of any time that such amounts are held by the Escrow Agent pursuant to the Escrow Agreement, the Escrow Amount together with any additional cash amounts deposited into the Escrow Account pursuant to Section 2.1(e)(i)(B), including any interest or other amounts earned thereon prior to such time, less (a) any investment losses thereon incurred prior to such time and (b) disbursements therefrom prior to such time in accordance with this Agreement and the Escrow Agreement.

“Escrow Percentage” means 12.5%.

“Escrow Release Date” means the date that is fifteen (15) months after the Closing Date (or, if not a Business Day, the first Business Day thereafter).

“Estimated Closing Adjustment” means the sum of the estimated amount of the Closing Adjustment Items as of the Closing Date to be delivered with the Estimated Closing Adjustment Statement in accordance with the provisions of Section 2.6(a).

“Estimated Closing Adjustment Statement” has the meaning set forth in Section 2.6(a).

“Ex-US License Income” means income received by Buyer or any of its Affiliates from a Product Licensee with respect to a Company Product Candidate in consideration for a Product License in countries where neither Buyer nor its Affiliates conduct (directly or through a third party distributor) sales of such Company Product Candidate, but excluding: (a) royalties on the sale or distribution of such Company Product Candidate; (b) consideration received for purchase of equity securities (including equity securities issuable upon conversion of stock options, warrants or other convertible securities) of Licensee or its Affiliates, provided that any such consideration in excess of the fair market value of such equity securities (as determined in good faith by mutual written agreement of Buyer and the Company Equityholder Representative) shall be included as Ex-US License Income, or for a debt financing of Licensee or its Affiliates, which debt financing is subject to repayment; (c) amounts expressly paid to reimburse (retroactively or prospectively) research and development costs incurred after the effective date of such Product License by Buyer or its Affiliates; (d) amounts expressly paid to reimburse (retroactively or prospectively) marketing and promotional costs incurred after the effective date of such Product License by Buyer or its Affiliates; (e) amounts expressly paid for supply of such Company Product Candidate or other materials for the direct manufacturing and supply of such Company Product Candidate; (f) amounts expressly paid for reimbursement of patent prosecution, maintenance, defense or other legal fees and expenses directly related thereto; (g) milestone payments for achievement of events for which a Milestone Payment is payable under this Agreement, provided that any such milestone payment in excess of the corresponding Milestone Payment under this Agreement shall be included as Ex-US License Income; and (h) amounts expressly paid for rights for countries where Buyer or its Affiliates conduct (directly or through a third party distributor) sales of such Company Product Candidate, provided that such consideration is proportionate to the value of such rights for such countries in relation to the value of rights granted for other countries (as determined in good faith by mutual written agreement of Buyer and the Company Equityholder Representative).

“Excess Cash Cap” has the meaning set forth in Section 2.8(g).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange and Paying Agent” means American Stock Transfer & Trust Company, LLC.

“Exchange and Paying Agent Agreement” means an agreement to be entered into at or prior to the Effective Time by the Exchange and Paying Agent and the Buyer, governing the disbursement of the Payment Fund.

“Expected Claim Notice” means a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, the Buyer reasonably expects to incur Damages for which it is entitled to indemnification under Article VIII.

“Exploit” means to research, develop, manufacture, have manufactured, sell, offer for sale, use, import, commercialize or otherwise exploit.

“FDA” has the meaning set forth in Section 3.20(a).

“FDCA” has the meaning set forth in Section 3.20(a).

“Final Closing Adjustment” has the meaning set forth in Section 2.6(f).

“Final Closing Adjustment Items” has the meaning set forth in Section 2.6.

“Final Closing Adjustment Statement” has the meaning set forth in Section 2.6.

“First Commercial Sale” means the first sale for end use or consumption of a pharmaceutical product in the United States after all Regulatory Approvals legally required for such sale have been granted by the FDA or, if Regulatory Approval is not required, after the date on which sales are permitted by applicable Law.

“Fraud” means fraud as defined under Delaware common law, including the element of scienter.

“Fully Diluted Shares” means a number of shares of Company Stock, without duplication, equal to (a) the aggregate number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time (other than the shares of Company Stock to be cancelled in accordance with Section 2.1(b)), plus (b) the aggregate number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding immediately prior to the Effective Time (assuming such conversion occurs immediately prior to the Effective Time) in accordance with the Company Certificate of Incorporation, plus (c) the aggregate number of shares of Company Common Stock subject to Company Equity Awards outstanding as of immediately prior to the Effective Time. Fully Diluted Shares shall be deemed to be held by a Company Equityholder to the extent the corresponding shares of Company Stock or Company Equity Awards are held by such Company Equityholder as of immediately prior to the Effective Time.

“Future Payments” means, collectively, (a) any Final Closing Adjustment that becomes payable to Company Equityholders pursuant to Section 2.6, plus (b) any portion of the Escrow Fund that becomes distributable to Company Equityholders pursuant to this Agreement and the Escrow Agreement, plus (c) any Holdback Shares that become distributable to Company Equityholders pursuant to this Agreement, plus (d) any portion of any Contingent Consideration that becomes distributable to Company Equityholders pursuant to this Agreement, plus (e) any Company Equityholder Representative Account Payment that becomes distributable to Company Equityholders pursuant to this Agreement.

“Fundamental Representations” has the meaning set forth in Section 8.3(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government, any governmental or regulatory agency, instrumentality, commission, office or legislative body or any court, arbitrational tribunal, administrative agency or government authority or body.

“GCP” has the meaning set forth in Section 3.20(a).

“GLP” has the meaning set forth in Section 3.20(a).

“GMP” has the meaning set forth in Section 3.20(a).

“Grant Date” has the meaning set forth in Section 3.2(d).

“Holdback Shares” means, (a) as of any time prior to the Escrow Release Date, a number of shares of Buyer Common Stock equal to the Initial Holdback Shares and the Contingent Holdback Shares, if any, less any such shares forfeited by the Company Equityholders pursuant to Section 2.6(f) or Article VIII and (b) as of any time following the Escrow Release Date, any then Contested Claim Holdback Shares that are not payable to the Company Equityholders pursuant to Section 2.9(b)(iv).

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money of such Person; (b) any obligation incurred by such Person for all or any part of the purchase price of property or other assets (including earnout, milestone, royalty, seller note, installment payment, contingency payments and similar obligations) or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (c) the obligations of such Person under all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (e) capitalized lease obligations; (f) all guarantees and similar obligations of such Person; (g) cash received for services to be provided twelve (12) months or more following the Closing; (h) the amount of any Tax obligations of such Person that have been deferred pursuant to the CARES Act and remains deferred or unpaid at Closing; (i) all obligations of such Person for accrued interest, fees and charges in respect of any Indebtedness described in clauses (a)-(h) or (j)-(n); (j) obligations of such Person relating to interest rate protection, swap agreements and collar agreements, in each case, to the extent payable if such agreements are terminated at the Closing; (k) obligations of such Person pursuant to conditional sale or other title retention agreements; (l) all obligations of such Person for bankers acceptances and overdrafts; (m) any amount earned but not paid related to any employee bonus or employee commission not captured in the Employee Amount; (n) any Tax liability associated with any deferred revenue earned on or after January 1, 2021 through the Closing Date which remains deferred at Closing; and (o) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness described in the preceding clauses (a)-(n).

“Individual Fraud” means Fraud by a Company Equityholder to the extent relating solely to such Company Equityholder’s individual representations and warranties made in any Principal Stockholder Agreement, Investor Representation Letter, Letter of Transmittal or Surrender Agreement delivered by such Company Equityholder in connection with the transactions contemplated by this Agreement.

“Information Privacy and Security Laws” means: (a) any and all applicable Laws concerning privacy, data protection, or information security with regard to the Processing of Personal Data, including, to the extent applicable, the following: the Federal Trade Commission (FTC) Act, as applied or interpreted by the FTC; the Children’s Online Privacy Protection Act (COPPA) and the FTC’s COPPA rule; The Controlling the Assault of Non-Solicited Pornography And Marketing (CAN-SPAM) Act of 2003 and the FTC’s CAN-SPAM Rule; the Gramm-Leach-Bliley Act (GLBA) and all applicable GLBA rules and regulations; the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and all applicable HIPAA rules and regulations; state data protection Laws, including the California Consumer Protection Act (CCPA) and its implementing regulations; Massachusetts 201 CMR 17.00: Standards for the Protection of Personal Information of Residents of the Commonwealth; state data breach notification Laws; state privacy and consumer protection Laws; the European Union’s Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (General Data Protection Regulation); the European Union’s Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002 concerning the processing of personal data and the protection of privacy in the electronic communications sector (Directive on privacy and electronic communications), as amended by Directive 2009/136/EC of 25 November 2009; and all other applicable privacy, data security, data protection, and consumer protection laws of any jurisdiction, including the European Union, Brazil, China, Ecuador, India, Mexico, the Ukraine, the United Kingdom, Canada, Australia or the United States, or any other jurisdiction in which the Company collects or Processes Personal Data, (b) all applicable regulatory and self-regulatory guidelines, rules, codes, or principles relating to the Processing of Personal Data, including, to the extent applicable, the Digital Advertising Alliance’s Self-Regulatory Principles, available at https://digitaladvertisingalliance.org/principles and the European Principles of the European Interactive Digital Advertising Alliance (EDAA), available at https://www.edaa.eu.european-principles/, and (c) all other applicable consumer protection Laws relating to privacy, data protection, or information security with regard to the Processing of Personal Data.

“Initial Holdback Shares” means 973,538 shares of Buyer Common Stock.

“Intellectual Property” means the following subsisting throughout the world:

(a)Patent Rights;

(b)Trademarks and all goodwill in the Trademarks;

(c)copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the Laws of any jurisdiction;

(e)inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, scientific and technical information, data and technology, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and

(f)other proprietary rights relating to any of the foregoing (including remedies against past, present and future infringement thereof and rights of protection of interest therein under the Laws of all jurisdictions).

“Intellectual Property Registrations” means Patent Rights, Trademarks (including domain name registrations but excluding unregistered trademarks, service marks and trade dress), registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide) used by the Company or any Subsidiary in their business or operations or to Exploit the Company Product Candidate, whether located on the premises of the Company or any Subsidiary or hosted at a third party site.

“International Employee Plan” means a Company Plan that is primarily subject to the Laws of a jurisdiction outside the United States.

“Investor Representation Letter” means a questionnaire to be delivered by each Company Equityholder regarding whether it is an “accredited investor” under Regulation D under the Securities Act, substantially in the form attached as Exhibit E hereto.

“IP Assignment Agreement” has the meaning set forth in Section 3.12(l).

“Key Employees” has the meaning set forth in the Recitals.

“Key Employee Agreements” has the meaning set forth in the Recitals.

“Knowing Misrepresentation” means, with respect to a representation or warranty of the Company set forth in this Agreement, that to the actual knowledge of any of the Knowledge Parties, such representation or warranty was inaccurate when made on the Agreement Date.

“Knowledge Parties” has the meaning set forth in the definition of “Company’s Knowledge.”

“Law” means any United States federal, state, municipal or local or foreign law, common law, constitution, treaty, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule, judgment, consent of or by any Governmental Entity, or any Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Lease” means any lease, sublease, license, or occupancy agreement pursuant to which the Company or any Subsidiary leases or subleases from or to another party any real property, or otherwise occupies or has the right to occupy any real property.

“Legal Proceeding” means any claim, action, suit, proceeding (including administrative proceeding), complaint, hearing, arbitration, inquiry or investigation of or before any Governmental Entity or before any arbitrator or administrator of any benefit plan.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit G.

“Liability” means any debt, loss, damage, fine, penalty, expense, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all reasonable costs and expenses relating thereto including all reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants and reasonable costs of investigation.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge, hypothec, prior claim, occupancy right, option, right of first refusal or offer, adverse claim, lease, easement, license, option, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other lien or encumbrance of any nature (whether arising by Contract or by operation of Law), other than (a) mechanic’s, material men’s, landlord’s, carrier’s and similar liens, the existence of which would not constitute an event of default under, or a breach of, a Lease and the Liabilities of the Company or any Subsidiary in respect of which are not overdue or otherwise in default, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business and not material to the Company and the Subsidiaries, taken as a whole, and (d) Liens imposed on the underlying fee interest in real property subject to a Lease that do not and would not reasonably be expected to impair the use of such leased property.

“Material Contract” has the meaning set forth in Section 3.13(a).

“Materials of Environmental Concern” means any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Law due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” means the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Milestone Event” has the meaning set forth in Section 2.8(a).

“Milestone Payment” has the meaning set forth in Section 2.8(a).

“Most Recent Balance Sheet” means the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” means September 30, 2021.

“Net Sales” means:

(i) With respect to the Company Product Candidates: (x) the gross amount invoiced by the Buyer or any of its Affiliates; or (y) the gross amount invoiced by a Product Licensee or any of its Affiliates for the Company Product Candidates sold, imported or distributed in the United States; in each case ((x) and (y)) to a third party (including a customer, distributor, wholesaler or end user) for sales or distribution of the Company Product Candidates, less the following deductions as calculated in accordance with GAAP consistently applied:

(a)trade, cash, quantity, prompt pay and other customary discounts given to customers in the ordinary course of business;

(b)rebates, credits and allowances for returns, damaged or defective product or recalls;

(c)government-mandated rebates and any other compulsory payments, credits, adjustments and rebates paid or deducted that are mandated by a Governmental Entity in connection with the sale of the applicable Company Product Candidate;

(d)price adjustments, allowances, credits, chargeback payments, discounts, and rebates;

(e)to the extent incurred by the Selling Party with respect to the Company Product Candidate for which Net Sales is generated: (i) free of charge concessions, fees and reimbursements or similar payments granted or made to managed care organizations, group purchasing organizations or other buying groups, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, and (ii) amounts incurred for patient assistance, co-pay assistance or other similar programs

(f)reasonable and customary freight, shipping, insurance and other transportation expenses, if borne by the applicable Selling Party without reimbursement from any third party;

(g)bad debt expenses and amounts actually written off by reason of uncollectible debt; and

(h)sales, value-added, and excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, delivery or use of the Company Product Candidate (but not including taxes assessed against the net income derived from such sale).

If non-monetary consideration is received for the Company Product Candidate, Net Sales will be calculated based on the average price charged for the Company Product Candidate during the preceding Calendar Quarter in the relevant country, or in the absence of such sales, the fair market value of the Company Product Candidate, as determined by mutual written agreement of the Parties in good faith.

Furthermore, Net Sales shall not include sales at or below the cost of goods by a Selling Party for non-clinical or clinical studies, named patient sales, charitable donations or compassionate use.

Resales or sales of the Company Product Candidate made in good faith between or among Buyer, any of its Affiliates or any Product Licensees shall not be included in the calculation of Net Sales as long as, with respect to such resales or sales, the first sale thereafter to a non-Product Licensee third party is included in the calculation of Net Sales.

If a Company Product Candidate either is sold in a form that is any combination of the Company Product Candidate and any other active pharmaceutical or therapeutic agent that is not a Company Product Candidate (whether co-formulated or co-packaged), for a single unit price (a “Combination Product”), then the Net Sales of such Company Product Candidate for the purpose of calculating payments owed under this Agreement for sales of such Company Product Candidate, shall be determined as follows: The Selling Party shall determine the actual Net Sales of such Combination Product and then such amount shall be multiplied by the fraction A/(A+B), where A is the wholesale acquisition cost of such Company Product Candidate, if sold separately, and B is the wholesale acquisition cost of the other active pharmaceutical or therapeutic agent(s) in such Combination Product if sold separately. If any other active pharmaceutical or therapeutic agent(s) in such Combination Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the wholesale acquisition cost of such Company Product Candidate if sold separately and C is the wholesale acquisition cost of such Combination Product. If neither such Company Product Candidate nor the other active pharmaceutical or therapeutic agent(s) in such Combination Product is sold separately, then the adjustment to Net Sales shall be determined by Buyer and the Company Equityholder Representative in good faith by mutual written agreement to reasonably reflect the fair market value of the contribution of such Company Product Candidate in such Combination Product to the total fair market value of such Combination Product.

(ii) With respect to sales, imports or distribution of a Company Product Candidate outside the United States by a Product Licensee or any of its Affiliates, the amount received by Buyer or its Affiliates from such Product Licensee or any of its Affiliates in respect of royalties on net sales of such Company Product Candidate.

“Neutral Accountant” means Grant Thornton LLP; provided that, if such firm is not available for any reason, the Neutral Accountant shall be an independent nationally recognized accounting firm selected in accordance with the rules of the Boston, Massachusetts office of the American Arbitration Association.

“Non-controlling Party” means the party not controlling the defense of any Third Party Action.

“Objection Notice” has the meaning set forth in Section 2.6(c).

“Ordinary Course of Business” means the ordinary course of business of the Company and the Subsidiaries consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” means November 17, 2021.

“Patent Rights” means all patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Payment Fund” means the Closing Company Equityholder Consideration, the Post-Closing Company Equityholder Consideration and any Future Payments deposited with the Exchange and Paying Agent pursuant to Sections 2.1(d)(ii)(F), 2.7(c) and 2.9(a) and (b), respectively, for distribution to the Company Equityholders (other than the holders of Company Employee Equity Awards).

“Permits” means all permits, licenses, registrations, certificates, orders, exemptions, approvals, franchises, variances, clearances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity or other entity.

“Personal Data” shall mean any data or information in any media that relates to an identified or identifiable specific individual, browser, computer or other device (including laptops, mobile phones, tablets, connected TVs, set-top boxes, kiosks and virtual reality hardware), and any other data or information that constitutes personal data, personal information, or personally identifiable information under any applicable Law, including the Information Privacy and Security Laws, and includes any of the following types of information and any information that is combined, stored, linked or otherwise associated with any of the following types of information: a natural person’s first and last name, home or other physical address, telephone number, e-mail address, username and password, photograph, video or audio file that contains a person’s image or voice, Social Security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit or debit card number or other financial information, or customer or account number, IP address, cookie information, identification number, location data that relates to an identifiable person, browser, computer or device, and is capable of determining with reasonable specificity the actual physical location of such person, browser, computer or device, an online or other persistent identifier, or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of an individual.

“Phase II Clinical Trial” means the first randomized placebo-controlled Clinical Trial (other than any Clinical Trial in Mexico to generate additional clinical data prior to the submission to the FDA of an investigational new drug application for a Company Product Candidate) for a Company Product Candidate that (a) meets the requirements of 21 CFR 312.21(b), (b) is designed specifically to study the efficacy of one or more doses or dosing regimens of such Company Product Candidate compared to placebo or an appropriate vehicle control, and (c) is conducted under an investigational new drug application submitted to the FDA. A Clinical Trial that is designed as of its initiation to satisfy the requirements of both 21 C.F.R. 312.21(b) and 21 C.F.R. 312.21(c) or corresponding foreign regulations constitutes a Phase II Clinical Trial.

“Pivotal Clinical Trial” means the first randomized placebo-controlled Clinical Trial (other than any Clinical Trial in Mexico to generate additional clinical data prior to the submission to the FDA of an investigational new drug application for a Company Product Candidate) for a Company Product Candidate that is initiated after a Phase II Clinical Trial for such Company Product Candidate has been completed that (a) meets the requirements of 21 CFR 312.21(c), or (b) is acknowledged or accepted by the FDA (either prospectively or following completion of such Clinical Trial) as a pivotal clinical study of such Company Product Candidate in support of a BLA submission.

“Post-Closing Company Equityholder Consideration” means a number of shares of Buyer Common Stock equal to (a) the Post-Closing Stock Consideration, minus (b) the aggregate portion thereof payable in respect of Company Employee Equity Awards pursuant to Section 2.5(d)(ii), minus (c) a number of shares of Buyer Common Stock, calculated based on the Buyer Closing Stock Price, with an aggregate value equal to the aggregate exercise price or measurement price of all Company Equity Awards outstanding as of immediately prior to the Effective Time settled in stock consideration as set forth in the Closing Date Allocation Schedule.

“Post-Closing Disbursement Certificate” means a certificate, signed by the Company Equityholder Representative, which (a) sets forth (i) a calculation of any disbursements to be made for the benefit of Company Equityholders pursuant to Section 2.1(d)(ii), Section 2.4(c), Section 2.7(c), Section 2.8, Section 2.9(a) and (b) and/or the Escrow Agreement, as applicable, (ii) the identity of each Person entitled to such disbursement or payment, (iii) the amount due to each such Person pursuant to Section 2.1(d)(ii), Section 2.4(c), Section 2.7(c), Section 2.8, Section 2.9(a) and (b) and/or the Escrow Agreement, as applicable, and (iv) the applicable wire instructions for the account or accounts of such Person, and (b) attaches a schedule, prepared by the Company Equityholder Representative in the format of the Closing Date Allocation Schedule, setting forth, for each Company Equityholder: (a) such Company Equityholder’s name and address; (b) the number of shares of each class of Company Stock held as of the Closing Date by such Company Equityholder or underlying Company Options held by such Company Equityholder; and (c) the amount to be paid to such Company Equityholder pursuant to Section 2.1(d)(ii), Section 2.4(c), Section 2.7(c), Section 2.8, Section 2.9(a) and (b) and/or the Escrow Agreement, as applicable.

“Post-Closing Stock Consideration” means a number of shares of Buyer Common Stock equal to (a) 7,788,667, minus (b) the Initial Holdback Shares, plus (c) a number of shares of Buyer Common Stock, calculated based on the Buyer Closing Stock Price, with an aggregate value equal to the aggregate exercise price or measurement price of all Company Equity Awards outstanding as of immediately prior to the Effective Time settled in stock consideration as set forth in the Closing Date Allocation Schedule.

“Post-Closing Stock Consideration Issuance Date” means January 3, 2022.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement is terminated in accordance with its terms.

“Principal Stockholder Agreements” has the meaning set forth in the Recitals.

“Principal Stockholders” has the meaning set forth in the Recitals.

“Pro Rata Closing Cash Share” means, with respect to each Company Equityholder, the portion of the Closing Cash Consideration, expressed as a percentage, allocated to such Company Equityholder as set forth in the Closing Date Allocation Schedule under the heading “Pro Rata Share of Closing Cash Consideration”.

“Pro Rata Share” means, with respect to any shares of Company Stock or any Company Equity Award, a fraction, (a) the numerator of which is the number of shares of Company Common Stock represented thereby or subject thereto (as applicable) as of immediately prior to the Effective Time (it being understood that the number of shares of Company Common Stock represented by a share of Company Preferred Stock shall be the number of shares of Common Stock issuable upon conversion thereof pursuant to the Company Certificate of Incorporation

(assuming that such conversion occurred as of immediately prior to the Effective Time)), and (b) the denominator of which is the number of Fully Diluted Shares.

“Pro Rata Closing Stock Share” means, with respect to each Company Equityholder, the portion of the Post-Closing Stock Consideration expressed as a percentage, allocated to such Company Equityholder as set forth in the Closing Date Allocation Schedule under the heading “Pro Rata Share of Post-Closing Stock Consideration”.

“Processing” or “Processed” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, access, acquisition, creation, derivation, recordation, organization, storage, adaptation or alteration, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, or otherwise making available, alignment, combination, blocking, storage, restriction, retention, deleting, erasure, or destruction.

“Product License” means any agreement between Buyer and a third party to which Buyer grants a license, sublicense or other transfer or assignment of rights under its intellectual property rights in a Company Product Candidate to sell or otherwise commercialize such Company Product Candidate.

“Product Licensee” means any third party to which Buyer, directly or indirectly, grants a license, sublicense or other transfer or assignment of rights under its intellectual property rights in a Company Product Candidate to sell or otherwise commercialize such Company Product Candidate.

“Reasonable Best Efforts” means best efforts, to the extent commercially reasonable.

“Registration Event” means the satisfaction of all of the following three conditions: (i) the BLA Approval Milestone or the Commercialization Milestone is achieved, (ii) the Buyer issues Buyer Common Stock as a portion of the Milestone Payment therefor between May 1 and December 31 of any calendar year prior to 2026 and (iii) any portion of the cash portion of such Milestone Payment is subject to the Excess Cash Cap.

“Registration Statement” has the meaning set forth in Section 6.10(c).

“Regulatory Approval” means, with respect to a product, approval or licensure from the applicable Regulatory Authority required for marketing and sale of such pharmaceutical product in the United States in accordance with applicable Laws. “Regulatory Approval” does not include (a) conditional marketing authorizations and emergency use authorizations, or (b) authorizations to conduct named patient, compassionate use or other similar activities.

“Regulatory Authorities” means the FDA or any other Governmental Entity in another country or jurisdiction that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a pharmaceutical product, or otherwise regulating the research, development or commercialization of a product, in such country, and any successor(s) thereto.

“Representatives” means, with respect to any Person, such Person’s officers and directors (or persons holding comparable positions), employees, consultants, independent contractors,

subcontractors, leased employees, accountants, legal and other representatives, agents, executors, heirs, successors and permitted assigns.

“Required Company Information” has the meaning set forth in Section 6.10(a).

“Response” means a written response containing the information provided for in Section 8.2(c).

“Royalty Payments” has the meaning set forth in Section 2.8(b)(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Party” means Buyer, its Affiliates or any Product Licensee or its Affiliates, as applicable, in such Person’s capacity as generating Net Sales.

“Share Adjustment Amount” means (a) in the event the Post-Closing Stock Consideration is reduced pursuant to the Share Cap, an amount equal to the Buyer Closing Stock Price multiplied by the number of shares (for purposes of this calculation, rounded up to the nearest whole share) of Buyer Common Stock by which the Post-Closing Stock Consideration is reduced pursuant to the Share Cap or (b) in the event any Contingent Stock Consideration is reduced pursuant to the Share Cap, an amount equal to the applicable Buyer Future Stock Price multiplied by the number of shares (for purposes of this calculation, rounded up to the nearest whole share) of Buyer Common Stock by which such Contingent Stock Consideration is reduced pursuant to the Share Cap.

“Share Cap” has the meaning set forth in Section 2.9(c).

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code or object code form.

“Straddle Period” has the meaning set forth in Section 9.2(a)(iii).

“Subject Claims” means claims for which (a) indemnification may be sought under any of Sections 8.1(e), 8.1(f) or 8.1(h) and (b) if the ad damnum in such claims, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is greater than the then-current balance of the Escrow Fund and the aggregate value (calculated in accordance with Section 2.9(b)(v)) of the remaining Holdback Shares, the Company Equityholders have posted security to cover the applicable Buyer Indemnified Party’s Damages in an amount and form reasonably satisfactory to the Buyer.

“[**]” means [**].

“[**]” means [**].

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surrender Agreement” means the Surrender Agreement in the form attached hereto as Exhibit H.

“Surviving Corporation” means the Company, as the surviving corporation in the Merger.

“Tax Returns” means any and all reports, returns (including information returns), declarations, or statements relating to Taxes, including any schedule or attachment thereto and any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or Liabilities, including income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise, estimated and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to or related to such items.

“Third Party Action” means any Legal Proceeding by a Person other than a party to this Agreement for which indemnification may be sought by a Buyer Indemnified Party under Article VIII.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Transaction Bonus Plan” means any bonus plan implemented by the Company or any Subsidiary prior to the Closing, to the extent the terms of such plan will require any amounts to be paid to any employee of the Company or any Subsidiary as a result of the consummation of the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 9.2(a)(iv).

“Transitory Subsidiary” has the meaning set forth in the first paragraph of this Agreement.

“United States” means the United States of America and its territories and possessions.

“Update Report” has the meaning set forth in Section 2.8(h).

“Willful Breach” means that a party knowingly undertook an action, or failed to undertake an action, with the understanding that the action, or failure to act, was a breach by such party of the applicable provisions of this Agreement.

“Working Capital Target” means $25,000.

“Written Consent” shall mean a written consent of the stockholders of the Company in the form attached hereto as Exhibit I.

ARTICLE XII

MISCELLANEOUS

12.1Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent by private courier or overnight mail service, or (b) on the date sent, if sent by electronic mail (i) upon written confirmation of receipt by e- mail or otherwise or (ii) when transmitted, if such notice specifically states that it is being delivered pursuant to this Section 12.1 and the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), in each case to the other Parties at the following addresses (including electronic) or at such other address for a Party as shall be specified by like notice; provided that with respect to notices delivered to the Company Equityholder Representative, such notices must be delivered solely via facsimile transmission, with confirmed receipt, or via email by way of a PDF attachment thereto of an executed document:

(a)if to the Buyer or the Transitory Subsidiary or (after the Effective Time) the Company, to:

Kala Pharmaceuticals, Inc.

1167 Massachusetts Ave

Arlington, MA 02476

Attention: Eric Trachtenberg, General Counsel

Email: [**]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention:      Hal J. Leibowitz

Email:           [**]

(b)if (prior to the Effective Time) to the Company, to:

Combangio, Inc.

1490 O'Brien Drive, Suite D

Menlo Park, CA 94025

Attention: Darius Kharabi, Chief Executive Officer

Email: [**]

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

Attention:      Michael E. Coke
Email:           [**]

(c)if to the Company Equityholder Representative, to:

Fortis Advisors LLC

Attention: Notices Department (Project Ceres)

Facsimile No.: (858) 408-1843

Email: [**]

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

12.2Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

12.3Third-Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except that (a) the Buyer Indemnified Parties shall be third-party beneficiaries of Article VIII and (b) the Company Indemnitees shall be third-party beneficiaries of Section 9.1.

12.4Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except (a) that the Buyer or the Transitory Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one (1) or more of their Affiliates or any acquiror of all or substantially all of the Buyer’s business or assets; provided that, in the case of an assignment to its Affiliates, such assignment shall not relieve the Buyer of any of its obligations hereunder, and (b) as provided in Section 2.8(d) with respect to Contingent Consideration. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

12.5Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.6Counterparts and Signature. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.

12.7Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Contract mean such Contract as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder; and (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP. When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall consist of only the information that was contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the date of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. If any date on which a party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such party shall make such payment or delivery on the next succeeding Business Day. Time shall be of the essence in this Agreement.

12.8Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal Laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdictions other than those of the State of Delaware.

12.9Remedies.

(a)Except as otherwise provided in Section 2.6 and Section 8.4(g) with respect to the period from and after the Closing, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one (1) remedy will not preclude the exercise of any other remedy.

(b)The parties hereto agree that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not provide adequate remedy in any such event. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

12.10Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.1. Nothing in this Section 12.10, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

12.11WAIVER OF JURY TRIAL.

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVE AND COVENANT THAT NEITHER IT NOR ITS AFFILIATES WILL ASSERT ANY RIGHT TO TRIAL BY JURY ON ANY ISSUE IN ANY PROCEEDING, WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE, IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH, RELATED, OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HEREUNDER, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN TORT OR CONTRACT OR OTHERWISE.

12.12Advance Waiver; Privilege.

(a)Each of the parties acknowledges and agrees that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) has acted as counsel to the Company and its Affiliates in connection with the negotiation of this Agreement and the other agreements, instruments and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby. Buyer hereby consents and agrees to, and agrees to cause the Surviving Corporation to consent and agree to, WSGR representing the Company Equityholder Representative, the Company Equityholders, and any of the Company Equityholders’ direct or indirect equity holders (collectively, the “Seller Parties”) after the Closing in matters related to this Agreement and the other agreements, instruments and documents contemplated hereby and the transactions contemplated hereby and thereby (the “Covered Matters”), including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer, the Surviving Corporation, or any of their respective Affiliates or any other Buyer Indemnified Party, and even though WSGR may have previously represented the Company in a matter substantially related to any such dispute, or may be handling ongoing matters for Buyer or the Surviving Corporation that are unrelated to this Agreement or the other agreements, instruments and documents contemplated hereby or the transactions contemplated hereby or thereby. In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Surviving Corporation to irrevocably waive and not to assert, any conflict of interest arising from or in connection with WSGR’s representation of the Company Equityholder Representative or any Seller Party in any Covered Matter, including any dispute between any

Seller Party and the Buyer, relating to this Agreement or the other agreements, instruments and documents contemplated hereby or the transactions contemplated hereby or thereby.

(b)Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Surviving Corporation, that any and all attorney-client or similar privilege resulting from communications prior to the Effective Time in any form or format whatsoever between or among WSGR, on the one hand, and the Company, any Seller Party, the Company Equityholder Representative or any of their respective directors, officers employees or other representatives, on the other hand, that specifically relate solely to this Agreement or the other agreements, instruments and documents contemplated hereby or the transactions contemplated hereby or thereby (collectively, the “Privileged Communications”) shall, from and after the Closing Date, belong solely to the Seller Parties, shall be controlled by the Company Equityholder Representative on behalf of the Seller Parties and the Company Equityholder Representative and shall not pass to or be claimed by Buyer or the Surviving Corporation. Further, in connection with any dispute that may give rise to any indemnification or other claim under or in connection with this Agreement, none of Buyer, the Surviving Corporation, any of their Affiliates or any Buyer Indemnified Party shall object on account of attorney-client privilege, to making available to the Seller Parties or the Company Equityholder Representative any documents, instruments or information within the scope of the Privileged Communication. In the event such dispute is as a result of a third party claim, including by a Governmental Entity, Buyer shall use Reasonable Best Efforts to cooperate with the Seller Parties and the Company Equityholder Representative, at their expense, in the defense of such dispute and claim, including providing access to documentation to them without objection on account of attorney-client privilege. Notwithstanding the foregoing, in the event that a dispute or regulatory investigation arises between or involving Buyer or the Surviving Corporation, on the one hand, and a Governmental Entity or third party other than a Seller Party or the Company Equityholder Representative, on the other hand, Buyer or the Surviving Corporation may assert the attorney-client privilege to prevent the disclosure of the Privileged Communications to such Governmental Entity or third party or waive such privilege. In the event that Buyer or the Surviving Corporation is legally required by order or otherwise to access or obtain a copy of all or a portion of the Privileged Communications, Buyer or the Surviving Corporation may disclose such Privileged Communications as required by such order, provided that, to the extent legally permitted and reasonably practicable, Buyer shall promptly notify the Company Equityholder Representative of such order so that the Company Equityholder Representative can seek, at the Company Equityholders’ expense, a protective order in respect of such disclosure and Buyer agrees to use its Reasonable Best Efforts to cooperate therewith, all at the sole expense of the Company Equityholders.

(c)To the extent that files or other materials contain Privileged Communications that are maintained by WSGR and constitute property of its clients, only the Company Equityholder Representative and the Seller Parties shall hold such property rights and WSGR shall have no duty to reveal, disclose, or deliver any such files or other materials constituting Privileged Communications by reason of any attorney-client relationship between WSGR, on the one hand, and the Company, on the other hand, except as may be legally required.

12.13Non-Reliance. Each of Buyer and Transitory Sub agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects the Company. Each of Buyer and Transitory Sub acknowledges and agrees that, except for the representations and warranties of the Company expressly set forth in Article III (as qualified by the Company Disclosure Schedule), the Company Ancillary Agreements and any other agreement, exhibit schedule or certificate delivered pursuant to hereto or thereto, neither the Company nor any of its Representatives nor any other Person acting on the Company's behalf makes or has made, and neither Buyer nor Transitory Sub is relying on or has relied on, any representation or warranty, either express or implied, with respect to the Company, its business, the Merger or the other transactions contemplated hereby. Nothing in this Section 12.13 shall be deemed to (A) limit any rights or remedies Buyer may have under the terms and conditions of any of the Company Ancillary Agreements, or (B) limit Buyer’s or any other Buyer Indemnified Party’s rights or remedies for Fraud.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

KALA PHARMACEUTICALS, INC.

By:	/s/ Mark Iwicki
Name:	Mark Iwicki
Title:	Chief Executive Officer

TRANSITORY SUBSIDIARY:

CERES MERGER SUB, INC.

By:	/s/ Mary Reumuth
Name:	Mary Reumuth
Title:	Treasurer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

COMBANGIO, INC.

By:	/s/ Darius Kharabi
Name:	Darius Kharabi
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY EQUITYHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC,

Solely for purposes of being bound by and receiving the benefits of, as applicable, Section 2.1, Section 2.4, Section 2.6, Section 2.7, Section 2.8, Section 2.9, Article VIII, Article IX, Article X, Article XI and Article XII and solely in its capacity as the Company Equityholder Representative

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]